UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Invesco Ltd.

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Invesco

Invesco Ltd.

Notice of 2017 Annual General Meeting of Shareholders

Proxy Statement

Your vote is important

Please vote by using the Internet, the telephone or by signing, dating and returning a proxy card

A Letter to Our Shareholders from the Chairperson of Our Board
Dear Fellow Invesco Shareholder:

Our multi-year strategic objectives help us deliver strong outcomes for clients and shareholders. For more information, see Our multi-year strategic objectives and annual operating plan beginning on page 28.

It has been my great honor to serve on the Board of Directors of Invesco since 2009 and as Chairperson since 2014. All members of the Board are very aware that we are here because you have entrusted us to be stewards of your investment. We are committed to maintaining a client-focused culture and aligning the firm’s highly talented people with our multi-year strategic objectives, which enables Invesco to deliver strong, long-term investment performance to clients and further advance our competitive position. We believe firmly that if we help clients achieve their investment objectives and manage our business effectively and efficiently, we can continue to deliver strong results to shareholders over the long term.

The Board takes seriously our duties and responsibilities. Set forth below are a few of the many areas in which the Board focused its attention in 2016.

We are committed to strong governance. For more information regarding our corporate governance practices, see Corporate Governance beginning on page 13.

Board Composition and Effectiveness. Shareholders are rightly interested in the composition and effectiveness of the Board. The Board remains committed to ensuring that it is composed of a highly capable group of directors who are well-equipped to oversee the success of the company and effectively represent the interests of shareholders. Providing our Board with the appropriate balance of expertise, experience, continuity, as well as new perspectives is an important component to a well-functioning board. The Board is excited to welcome Ms. Beshar to its membership following the 2017 Annual General Meeting and believes that she possesses the skills and qualifications to make a significant contribution to our Board. The company’s “diversity of thought” of its employees, which is embraced by the Board as well, is an essential element of Invesco’s culture and helps us manage the company for the benefit of clients and shareholders over the long term. We encourage you to review the qualifications, skills and experience that we have identified as important attributes for directors of our company and how they match up to each of our directors.

It has always been the aim of the Board to operate in the most effective and efficient manner possible. Therefore, each year the Board, with the assistance of an external advisor specializing in corporate governance, conducts an evaluation of the performance of our Board and each of its committees. Directors participate in one-on-one interviews with the advisor, receive in-person feedback from the advisor based on confidential and private interviews, and determine if the Board needs to modify its activities to enhance further the operations of the Board and its committees. In addition to the interviews of each director, interviews are also conducted with those members of senior management who work with and observe the operation of the Board on a regular basis.

We are committed to shareholder engagement and encourage an open dialogue. For more information on how to communicate with our Board, see Important Additional Information beginning on page 74.

Shareholder Outreach and Our Proxy Access Proposal. As we conduct the activities of the Board, a key priority is ensuring robust outreach and engagement with you, the owners of the company. Partnering with management, we receive feedback from shareholders throughout the year on a variety of topics, including governance and executive compensation. We listen and carefully consider your perspectives in our decision-making process and make enhancements to our governance and executive compensation programs, including those described herein, based on your input.

Your Board has unanimously adopted and is submitting to you for approval amendments to our bye-laws that would implement “proxy access” – facilitating eligible shareholders to include their director nominees in the company’s proxy materials for an annual general meeting of shareholders, along with candidates nominated by the Board. The Board is committed to considering the views of our shareholders and believes our Proxy Access provisions provide meaningful rights to our long-term shareholders. Please see Proposal 4 in our Proxy Statement for a further description of Proxy Access. We encourage you to vote in favor of the proposal.

Our compensation programs are structured to align rewards with long-term client and shareholder success. For more information regarding our executive compensation programs, see Compensation Discussion and Analysis beginning on page 25.

Compensation. To support our multi-year strategic objectives, the Board’s compensation committee has structured our compensation programs for our executives, investment professionals and other employees to align individual rewards with client and shareholder success. Our engagement with shareholders in the fall and winter of 2016 reaffirmed our belief that our compensation programs are sound and appropriately aligned with the long- term interests of our clients and shareholders. Furthermore, our shareholders positively acknowledged our recent enhancements to our compensation programs that more effectively link the programs with the company’s progress against its strategic objectives, annual operating plan and long-term shareholder value creation. For example, we recently transitioned the performance period for our long-term, performance-based equity awards from a one-year to a three-year performance period and further strengthened our vesting thresholds.

Communication with the Board. The Board is committed to continuing to engage with shareholders and encourages an open dialogue. Please continue to share your thoughts with us on any topic as we value your input, investment and support. The Board has established a process to facilitate communication by shareholders with Board members. Communications can be addressed to the Board of Directors in care of the Office of the Company Secretary, Invesco Ltd., 1555 Peachtree Street NE, Atlanta, Georgia 30309 or by e-mail to company. secretary@invesco.com.

Proxy statement summary For a convenient overview of the matters to be voted on at our Annual General Meeting, see Proxy Statement Summary beginning on page 1.

Annual General Meeting Invitation. You are cordially invited to attend the 2017 Annual General Meeting of Shareholders of Invesco Ltd., which will be held on Thursday, May 11, 2017, at 1:00 p.m., Central Time, at the Langham Hotel, located at 330 N. Wabash Avenue, Chicago, Illinois 60611.

Your vote is important and we encourage you to vote promptly. Whether or not you are able to attend the meeting in person, please follow the instructions contained in the Notice of Internet Availability of Proxy Materials (“Notice”) on how to vote via the Internet or via the toll-free telephone number, or request a paper proxy card to complete, sign and return by mail so that your shares may be voted.

On behalf of the Board of Directors, I extend our appreciation for your continued support.

Yours sincerely,

Ben F. Johnson III
Chairperson

Notice of 2017 Annual General Meeting of Shareholders
To Our Shareholders:
The 2017 Annual General Meeting of Shareholders of Invesco Ltd. will be held at the following location and for the following purpose:
When	Thursday, May 11, 2017, at 1:00 p.m., Central Time
Where	Langham Hotel
330 N. Wabash Avenue
Chicago, Illinois 60611
Items of business	1	To elect nine (9) directors to the Board of Directors to hold office until the annual general meeting of shareholders in 2018;
	2	To hold an advisory vote to approve the company’s executive compensation;
	3	To hold an advisory vote on the frequency of holding future advisory votes on the company’s executive compensation;
	4	To amend the Invesco Ltd. Second Amended and Restated Bye-Laws to implement proxy access and other matters;
	5	To appoint PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and
	6	To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.
During the Annual General Meeting, the audited consolidated financial statements for the fiscal year ended December 31, 2016 of the company will be presented.
Who can vote	Only holders of record of Invesco Ltd. common shares on March 13, 2017 are entitled to notice of and to attend and vote at the Annual General Meeting and any adjournment or postponement thereof.

Review your Proxy Statement and vote in one of four ways:
Via the Internet Visit the web site listed on your Notice	By mail Sign, date and return a requested proxy card

By telephone Call the telephone number listed on your Notice	In person Attend the Annual General Meeting in Chicago, Illinois

By Order of the Board of Directors,
Kevin M. Carome
Company Secretary
March 24, 2017

Proxy Statement Summary

Our 2016 highlights

In spite of challenging market conditions, Invesco continued to execute well against our strategic objectives described below, which enabled us to deliver strong, long-term investment performance to clients and further advance our competitive position. At the same time, our financial performance for 2016 was lower year-over-year, reflecting volatile markets, numerous headwinds in the operating environment of many markets we serve and efforts to invest in our business for the long term. After a review of the company’s financial performance, our Compensation Committee decided that the company-wide incentive pool should be reduced for 2016. In addition, as part of its rigorous and judicious executive compensation decision-making, our Compensation Committee determined that our chief executive officer’s total incentive compensation should be reduced by approximately 11%.

2016 Financial performance (year-over-year change)
	Annual Adjusted Operating Income[1]	Annual Adjusted Operating Margin[1]	Annual Adjusted Diluted EPS[1]	Return of Capital to Shareholders[2]	Long-Term Organic Growth Rate[3]
	$1.3 Billion (-12.1%)	38.7% (-2.3 percentage points)	$2.23 (-8.6%)	$995 Million (-0.8%)	1.9% (-0.5 percentage points)

1 The adjusted financial measures are all non-GAAP financial measures. See the information in Appendix B of this Proxy Statement regarding Non-GAAP financial measures.
2 Return of capital to shareholders is calculated as dividends paid plus share repurchases during the year ended December 31, 2016.

3  Annualized long-term organic growth rate is calculated using long-term net flows divided by opening long-term AUM for the period. Long-term AUM excludes institutional money market AUM and PowerShares QQQ AUM.

We continued to successfully execute our strategic objectives for the benefit of clients and shareholders

We focus on four key strategic objectives set forth in the table below that are designed to maintain our focus on meeting client needs and strengthen our business over time for the benefit of shareholders. As described below, in 2016 we made significant progress against our strategic objectives and enhanced our ability to deliver strong outcomes to clients while further positioning the firm for long-term success.

Our strategic objectives	2016 Achievements – A strong focus on delivering better outcomes to clients
Achieve strong investment performance	Percent of our actively managed assets in the top half of our peer group. See Appendix A for important disclosures regarding AUM ranking.

– Further strengthened our investment culture, which enabled us to deliver strong, long-term investment performance to our clients across the globe, in spite of volatile markets.

Be instrumental to our clients’ success

–  Continued to expand our solutions team, which brings together the full capabilities of the firm to provide outcomes that help clients achieve their investment objectives. A key result of this strategy was winning the Rhode Island 529 mandate of $6.5 billion AUM.

– Successfully launched our global key account initiative and further coordinated client engagement across regions to enhance our clients’ investment experience.

–  Invested in our institutional business by further refining our global strategy, strengthening the team with experienced talent and more effectively aligning the firm’s efforts to opportunities in the market. We saw early successes from this work, with strong institutional flows in the third and fourth quarters of 2016.

Harness the power of our global platform

–  Completed the acquisition of Jemstep, a market-leading provider of advisor-focused digital solutions. The acquisition represents an investment in our partnership with the advisor community and highlights our efforts to participate in the technology evolution within our industry.

–  Enhanced our social responsibility efforts by publicly communicating our perspective on environmental, social and governance issues; published our first Global Investment Stewardship Report in early 2017.

Perpetuate a high-performance organization	– Further strengthened our investment and distribution teams through new hires and our efforts to attract, develop, motivate and retain the best talent in the industry.
– Initiated our business optimization program, which delivered more than $20 million in annualized run-rate expense savings in its first year.

Enhancements to our executive compensation program

At the 2016 Annual General Meeting of Shareholders, 79.7% of the votes cast were in favor of the advisory proposal to approve our named executive officer compensation. As described below, the committee made enhancements to the executive compensation program last year in response to shareholder feedback received in 2015 and early 2016 and the committee’s review of the compensation market. During the fall and winter of 2016, we again sought feedback on our compensation programs from our largest shareholders. The shareholders who recently provided feedback did not voice any concerns regarding our named executive officer compensation and positively acknowledged our recent changes. Based on these responses, no additional changes were made to our compensation program this year.

Long-term performance-based equity awards granted in 2017 in respect of 2016 are subject to a multi-year performance period. Based on feedback from shareholders, we have transitioned the performance period for our long-term performance-based equity awards from a 1-year to a 3-year performance period. The committee continues to believe a multi-year performance period, like the other performance-based award enhancements listed below, strengthens alignment of our executive officers’ compensation with client interests and shareholder success and is consistent with market best practice.
Long-term equity awards granted in 2017 in respect of 2016 vest subject to the achievement of adjusted operating margin, as opposed to achievement of either adjusted operating margin or adjusted earnings per share thresholds in prior years. A focus on adjusted operating margin ensures discipline in corporate investments, initiatives and capital allocation. It is a measure of overall strength of the business and, importantly, we believe it more effectively avoids conflicts of interest with clients than other measures could introduce.

Performance objectives are applied to performance-based awards granted in 2017 in respect of 2016. The committee made this enhancement last year in tandem with introducing a multi-year performance period to performance-based awards. We believe this further strengthens alignment of our executive officers’ compensation with client interests and shareholder success. See Our variable incentive compensation – Our long-term equity awards below for additional details.

Matters for shareholder voting
At this year’s Annual General Meeting, we are asking our shareholders to vote on the following matters:

Proposal		Board vote recommendation	For more information:
1	Election of Directors	FOR	See further below in this summary and pages 6 through 12 for information on the nominees
2	Advisory Vote to Approve the Company’s Executive Compensation	FOR	See page 60 for details
3	Advisory Vote on the Frequency of Future Advisory Votes on the Company’s Executive Compensation	FOR EVERY 1 YEAR	See page 61 for details
4	Amendment of Company’s Second Amended and Restated Bye-Laws to Implement Proxy Access and Other Matters	FOR	See page 62 for details
5	Appointment of PricewaterhouseCoopers LLP for 2017	FOR	See page 67 for details

Election of directors

You are being asked to cast votes for nine directors, Sarah E. Beshar, Joseph R. Canion, Martin L. Flanagan, C. Robert Henrikson, Ben F. Johnson III, Denis Kessler, Sir Nigel Sheinwald, G. Richard Wagoner, Jr. and Phoebe A. Wood, each for a one-year term expiring in 2018. This proposal requires for each person the affirmative vote of a majority of votes cast at the Annual General Meeting. Immediately below is information regarding directors standing for election.

Key: I – Independent A - Audit C - Compensation NCG - Nomination and Corporate Governance M - Member Ch - Chairperson
							Director qualifications

				Committee memberships
Name	Age	Director since	Other public boards	A	C	NCG
Sarah E. Beshar, (I)[1] Former Partner, Davis Polk	58	–	0	M	M	M			∎				∎
Joseph R. Canion, (I) Former CEO, Compaq Computer Corporation; Former Chairman Insource Technology Group	72	1997	0	–	–	Ch	∎	∎	∎	∎		∎		∎
Martin L. Flanagan, President and CEO, Invesco Ltd.	56	2005	0	–	–	–	∎	∎	∎	∎	∎
C. Robert Henrikson, (I) Former President and CEO, MetLife, Inc. and Metropolitan Life Insurance Company	69	2012	1	M	Ch	M	∎	∎	∎	∎				∎
Ben F. Johnson III, (I) Former Managing Partner, Alston & Bird LLP Chairperson, Invesco Ltd.	73	2009	0	M	M	M		∎					∎
Denis Kessler, (I) Chairman and CEO, SCOR SE	65	2002	2	M	M	M	∎	∎	∎	∎				∎
Sir Nigel Sheinwald, (I) Former Senior Diplomat, Her Majesty’s Diplomatic Service	63	2015	1	M	M	M		∎		∎				∎
G. Richard Wagoner, Jr., (I) Former Chairman and CEO, General Motors Corporation	64	2013	1	M	M	M	∎	∎		∎	∎			∎
Phoebe A. Wood, (I) Principal, Companies Wood, Former Vice Chairman and CFO, Brown-Forman Corporation	63	2010	2	Ch	M	M		∎		∎	∎			∎
Edward P. Lawrence, (I)[2] Former Partner, Ropes & Gray LLP	75	2004	0	M	M	M		∎	∎				∎	∎

1  Ms. Beshar is a new nominee to the Board of Directors, and her service on the Board and each of it committees will commence upon her election at the 2017 Annual General Meeting of Shareholders.

2  Mr. Lawrence has not been nominated for re-election to the Board because he has reached the mandatory retirement age.

The table above highlights certain skills, knowledge or experiences of our directors. The Board believes that all of the directors are highly qualified. As the table above and biographies below show, the directors have the significant leadership and professional experience, knowledge and skills necessary to provide effective oversight and guidance for Invesco’s global strategy and operations. As a group, they represent diverse views, experiences and backgrounds. All the directors satisfy the criteria set forth in our Corporate Governance Guidelines and possess the characteristics that are essential for the proper functioning of our Board.

Governance highlights

Independence	–	8 of our 9 directors are independent. Upon election to the Board of Directors, Ms. Beshar would also be an independent director.
	–	Our chief executive officer is the only management director.
	–	All of our Board committees are composed exclusively of independent directors.
Independent Chairperson	–	We have an independent Chairperson of our Board of Directors, selected by the independent directors.
	–	The Chairperson serves as liaison between management and the other independent directors.
Executive sessions	–	The independent directors regularly meet in private without management.
	–	The Chairperson presides at these executive sessions.
Board oversight of risk management	–	Our Board has principal responsibility for oversight of the company’s risk management process and understanding of the overall risk profile of the company.
Share ownership requirements	–	Our non-executive directors must hold at least 18,000 shares of Invesco common stock within seven years of joining the Board.
	–	Our chief executive officer must hold at least 250,000 shares of Invesco common stock.
	–	All other executive officers must hold at least 100,000 shares of Invesco common stock.
Board practices	–

Our Board annually reviews its effectiveness as a group with a questionnaire and confidential and private one-on-one interviews coordinated by an independent external advisor specializing in corporate governance that reports results of the annual review in person to the Board.

	–	Nomination criteria are adjusted as needed to ensure that our Board as a whole continues to reflect the appropriate mix of skills and experience.
	–	Directors may not stand for election after age 75.
Accountability	–	Directors are elected for one-year terms and generally must be elected by a majority of votes cast.
	–	A meeting of shareholders may be called by shareholders representing 10% of our outstanding shares.

Proxy Statement

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Invesco Ltd. (“Board” or “Board of Directors”) for the Annual General Meeting to be held on Thursday, May 11, 2017, at 1:00 p.m. Central Time. Please review the entire Proxy Statement and the company’s 2016 Annual Report on Form 10-K before voting. In this Proxy Statement, we may refer to Invesco Ltd. as the “company,” “Invesco,” “we,” “us” or “our.”

Proposal No. 1 – Election of Directors

The Board currently has nine directors. A director holds office until such director’s successor has been duly elected and qualified or until such director’s death, resignation or removal from office under our Bye-Laws. Each director is elected for a one-year term. There are nine director nominees standing for election at the 2017 Annual General Meeting. Mr. Edward Lawrence has not been nominated for re-election because he has reached the mandatory retirement age.

The Board has nominated Sarah E. Beshar, Joseph R. Canion, Martin L. Flanagan, C. Robert Henrikson, Ben F. Johnson III, Denis Kessler, Sir Nigel Sheinwald, G. Richard Wagoner, Jr. and Phoebe A. Wood for election as directors of the company for a term ending at the 2018 Annual General Meeting.

Messrs. Canion, Flanagan, Henrikson, Johnson, Kessler, Sheinwald, Wagoner and Ms. Wood are current directors of the company. Ms. Beshar is a new director nominee. The Board is excited to welcome Ms. Beshar to its membership following the 2017 Annual General Meeting and believes that she possesses the skills and qualifications to make a significant contribution to our Board. Further information regarding the nominees is shown on the following pages. Each nominee has indicated to the company that he or she would serve if elected. We do not anticipate that any director nominee will be unable to stand for election, but if that were to happen, the Board may reduce the size of the Board, designate a substitute or leave a vacancy unfilled. If a substitute is designated, proxies voting on the original director nominee will be cast for the substituted candidate.

Under our Bye-Laws, at any general meeting held for the purpose of electing directors at which a quorum is present, each director nominee receiving a majority of the votes cast at the meeting will be elected as a director. If a nominee for director who is an incumbent director is not elected and no successor has been elected at the meeting, the director is required under our Bye-Laws to submit his or her resignation as a director. Our Nomination and Corporate Governance Committee would then make a recommendation to the full Board on whether to accept or reject the resignation. If the resignation is not accepted by the Board, the director will continue to serve until the next annual general meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If the director’s resignation is accepted by the Board, then the Board may fill the vacancy. However, if the number of nominees exceeds the number of positions available for the election of directors, the directors so elected shall be those nominees who have received the greatest number of affirmative votes and at least an affirmative majority of votes cast in person or by proxy.

Our Board of Directors has unanimously adopted and is submitting for shareholder approval amendments to our Bye-Laws that would, among other matters, implement a plurality voting standard in contested director elections. The amendments would become effective upon the required approval by our shareholders, see Proposal No. 4 - Amendment of the Company’s Second Amended and Restated Bye-Laws to Implement Proxy Access and Other Matters.

Recommendation of the board
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE DIRECTOR NOMINEES. This proposal requires the affirmative vote of a majority of votes cast at the Annual General Meeting.

Information about Director Nominees
Listed below are the names, ages as of March 24, 2017, and principal occupations for the past five years of the director nominees.
Director nominees for 2017
Sarah E. Beshar Non-Executive Director Nominee Age 58

Sarah E. Beshar

Sarah Beshar is a non-executive director nominee to the Board. She has been an attorney with Davis Polk & Wardwell LLP for over 30 years. She joined the firm in 1986 and was named a partner in the Corporate Department in 1994. During more than three decades as a corporate lawyer, Ms. Beshar has advised Fortune 500 companies on an array of legal issues. She also served in a number of management roles at the firm, including as the lead partner of one of the firm’s largest financial services clients from 2008 to 2015. She presently serves as Senior Counsel at the firm.

Ms. Beshar grew up in Perth, Australia and graduated from the University of Western Australia with a B.A. in Law and Jurisprudence in 1981. Ms. Beshar also graduated from Oxford in 1984 with a Bachelor of Civil Law degree from Magdalen College. Ms. Beshar is a member of the corporate board of Lincoln Center, a conservation fellow of the Whitney Museum and a trustee of the US board of the University of Western Australia.

Board committees If elected to the Board of Directors, Ms. Beshar will serve on the Audit, Compensation and Nomination and Corporate Governance committees.
Director qualifications:
∎

Legal and regulatory expertise: Ms. Beshar has over three decades of experience as a corporate lawyer and strategic advisor on the legal issues facing large financial services companies such as Invesco. Ms. Beshar has significant experience in U.S. and global capital markets transactions, as well as securities, compliance, and corporate governance issues. In addition, Ms. Beshar led large teams at Davis Polk advising financial institutions on complex investment products for both retail and institutional investors. The breadth of Ms. Beshar’s background will be particularly helpful to the Board of Directors of Invesco as it assesses the legal and strategic ramifications of key business priorities and initiatives. Her experience is particularly relevant given the pending retirement of Edward P. Lawrence.

∎

Relevant industry experience: As a member of her firm’s capital markets practice, as an advisor to some of the largest global companies, and with significant experience in the development of new financial products, Ms. Beshar has broad exposure and experience to the issues in our industry.

Joseph R. Canion Non-Executive Director Age 72 Director since 1997

Joseph R. Canion

Joseph Canion has served as a non-executive director of our company since 1997 and was a director of a predecessor constituent company (AIM Investments) from 1993 to 1997, when Invesco acquired that entity. Mr. Canion co-founded Compaq Computer Corporation in 1982 and served as its chief executive officer from 1982 to 1991. He also founded Insource Technology Group in 1992 and served as its chairman until September 2006, and was a director of ChaCha Search, Inc. from 2007 until August 2016. Mr. Canion received a B.S. and M.S. in electrical engineering from the University of Houston. He is on the board of directors of Houston Methodist Research Institute.

Board committees Nomination and Corporate Governance (chairperson)

Director qualifications:
∎

Former public company CEO, global business experience: Mr. Canion has notable experience as an entrepreneur, having co-founded a business that grew into a major international technology company. We believe that his experience guiding a company throughout its business lifecycle has given him a wide-ranging understanding of the types of issues faced by public companies.

∎

Relevant industry experience: Mr. Canion has extensive service as a board member within the investment management industry, having also served as a director of AIM Investments, a leading U.S. mutual fund manager, from 1993 through 1997 when Invesco acquired AIM.

∎ Information technology industry experience: Mr. Canion has been involved in the technology industry since co-founding Compaq Computer Corporation and founding Insource Technology Group.
Martin L. Flanagan Director, President and Chief Executive Officer Age 56 Director since 2005

Martin L. Flanagan, CFA & CPA

Martin Flanagan has been a director and President and Chief Executive Officer of Invesco since August 2005. He is also a trustee and vice-chairperson of the Invesco Funds (the company’s U.S. open- and closed-end funds). Mr. Flanagan joined Invesco from Franklin Resources, Inc., where he was president and co-chief executive officer from January 2004 to July 2005. Previously he held numerous positions of increasing responsibility at Franklin - co-president, chief operating officer, chief financial officer and senior vice president. Mr. Flanagan served as director, executive vice president and chief operating officer of Templeton, Galbraith & Hansberger, Ltd. before its acquisition by Franklin in 1992. Before joining Templeton in 1983, he worked with Arthur Andersen & Co. Mr. Flanagan earned a B.A. and B.B.A. from Southern Methodist University (SMU). Mr. Flanagan is a CFA charterholder and a certified public accountant. He serves on the Board of Governors and as a member of the Executive Committee for the Investment Company Institute, and is a former chairperson. He also serves as a member of the executive board at the SMU Cox School of Business and is involved in a number of civic activities in Atlanta.

Director qualifications:
∎

Public company CEO, relevant industry experience: Mr. Flanagan has spent over 30 years in the investment management industry, including roles as an investment professional and a series of executive management positions in business integration, strategic planning, investment operations, shareholder services and finance, with over eleven years spent as a chief executive officer. Through his decades of involvement, including as former chairperson of our industry’s principal trade association, the Investment Company Institute, he has amassed a broad understanding of the larger context of investment management.

∎

Financial and accounting expertise: Mr. Flanagan obtained extensive financial accounting experience with a major international accounting firm and serving as chief financial officer of Franklin Resources. He is a chartered financial analyst and certified public accountant.

C. Robert Henrikson Non-Executive Director Age 69 Director since 2012

C. Robert Henrikson

Robert Henrikson has served as a non-executive director of our company since 2012. Mr. Henrikson was president and chief executive officer of MetLife, Inc. and Metropolitan Life Insurance Company from March 2006 through May 2011, and he served as a director of MetLife, Inc. from April 2005, and as chairman from April 2006 through December 31, 2011. During his more than 39-year career with MetLife, Inc., Mr. Henrikson held a number of senior positions in that company’s individual, group and pension businesses. Mr. Henrikson is a former chairman of the American Council of Life Insurers, a former chairman of the Financial Services Forum, a director emeritus of the American Benefits Council and a former member of the President’s Export Council. Mr. Henrikson also serves as chairman of the board of the S.S. Huebner Foundation for Insurance Education, as a member of the boards of trustees of Emory University and Indian Springs School and a member of the board of directors of Americares. Mr. Henrikson earned a bachelor’s degree from the University of Pennsylvania and a J.D. degree from Emory University School of Law. In addition, he is a graduate of the Wharton School’s Advanced Management Program.

Board committees Audit, Compensation (chairperson) and Nomination and Corporate Governance

Director qualifications
∎

Former public company CEO, relevant industry experience: Mr. Henrikson’s more than 39 years of experience in the financial services industry, which includes diverse positions of increasing responsibility leading to his role as chief executive officer of MetLife, Inc., have provided him with an in-depth understanding of our industry.

∎

Public company board experience: Mr. Henrikson currently serves on the Board of Directors of Swiss Re (chair of the compensation committee, member of the chairman’s and governance committee and the finance and risk committee). Until 2011, Mr. Henrikson served as the chairperson of the board of MetLife, Inc.

Ben F. Johnson III Chairperson and Non-Executive Director Age 73 Director since 2009

Ben F. Johnson III

Ben Johnson has served as Chairperson of our company since 2014 and as a non-executive director of our company since January 2009. Mr. Johnson served as the managing partner at Alston & Bird LLP from 1997 to 2008. He was named a partner at Alston & Bird in 1976, having joined the firm in 1971. He earned his B.A. degree from Emory University and his J.D. degree from Harvard Law School.

Board committees
Audit, Compensation and Nomination and Corporate Governance
Director qualifications:
∎

Executive leadership, corporate governance, legal expertise: Mr. Johnson possesses more than a decade of experience leading one of the largest law firms in Atlanta, Georgia, where Invesco was founded and grew to prominence. His more than 30-year career as one of the region’s leading business litigators has given Mr. Johnson deep experience of the types of business and legal issues that are regularly faced by large public companies such as Invesco.

∎

Civic and private company board leadership: Mr. Johnson serves on the Executive Committee of the Atlanta Symphony Orchestra and as a Trustee of The Carter Center and the Charles Loridans Foundation. Mr. Johnson is Chair Emeritus of Atlanta’s Woodward Academy, having served as Chair from 1983 to 2016, and served as Chair of the Board of Trustees of Emory University from 2000-2013. He is also Chair and a non-executive director of Summit Industries, Inc., a privately-held company.

Denis Kessler Non-Executive Director Age 65 Director since 2002

Denis Kessler

Denis Kessler has served as a non-executive director of our company since 2002. Mr. Kessler is chairman and chief executive officer of SCOR SE. Prior to joining SCOR, Mr. Kessler was chairman of the French Insurance Federation, senior executive vice president of the AXA Group and executive vice chairman of the French Business Confederation. Mr. Kessler is a graduate from École des Hautes Études Commerciales (HEC Paris). He holds a Doctorat d’Etat from the University of Paris and Doctor Honoris Causa from the Moscow Academy of Finance and the University of Montreal. In addition, he is a qualified actuary. Mr. Kessler previously served as a member of the supervisory board of Yam Invest N.V. from 2008 until 2014, a privately-held company, and currently serves as a global counsellor of The Conference Board.

While Mr. Kessler is currently the CEO and Chairperson of a public company and serves as an outside director of two public companies (Invesco and BNP Paribas), he has demonstrated a continued commitment to Invesco, which is reflected, in part, by his attendance at all of Invesco’s Board of Director’s meetings and all but one of the Board’s Committees’ meetings during 2016. Mr. Kessler’s unique perspective, fueled by his experience as an economist, his diverse international business experience and current position with a major global reinsurance company, significantly enhances the skill set of our Board of Directors by providing, among other things, valuable insight into both the investment management industry’s macro-economic positioning over the long term as well as our company’s particular challenges within that industry. Also, as a director with 15 years of tenure with Invesco, Mr. Kessler has a deep understanding of our industry and our company.

Board committees
Audit, Compensation and Nomination and Corporate Governance

Director qualifications:
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Public company CEO, relevant industry experience: Mr. Kessler’s experience as an economist and chief executive of a major global reinsurance company have combined to give him valuable insight into both the investment management industry’s macro-economic positioning over the long term as well as our company’s particular challenges within that industry.

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Global business experience: Mr. Kessler’s experience as a director of a variety of international public companies in several industries enables him to provide effective counsel to our Board on many issues of concern to our management.

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Public company board experience: Mr. Kessler currently serves on the boards of SCOR SE and BNP Paribas SA (accounts committee (president)). He previously served on the boards of directors of Bollore from 1999 until 2013, Fonds Strategique d’Investissement from 2008 until 2013 and Dassault Aviation from 2003 until 2014.

Sir Nigel Sheinwald Non-Executive Director Age 63 Director since 2015	Sir Nigel Sheinwald

Sir Nigel Sheinwald has served as a non-executive director of our company since 2015. Sir Nigel was a senior British diplomat who served as British Ambassador to the United States from 2007 to 2012, before retiring from Her Majesty’s Diplomatic Service. Prior to this, he served as Foreign Policy and Defence Adviser to the Prime Minister from 2003 to 2007. He served as British Ambassador and Permanent Representative to the European Union in Brussels from 2000 to 2003. Sir Nigel joined the Diplomatic Service in 1976 and served in Brussels, Washington, Moscow, and in a wide range of policy roles in London. From 2014 to 2015, Sir Nigel served as the Prime Minister’s Special Envoy on intelligence and law enforcement data sharing. Sir Nigel also serves as a non-executive director of the Innovia Group and Raytheon UK and a senior advisor to the Universal Music Group. He is also a visiting professor and member of the Council at King’s College, London. In addition, Sir Nigel is the Chairperson of the U.S.-U.K. Fulbright Education Commission and serves on the Advisory Boards of the Ditchley Foundation, BritishAmerican Business and the Centre for European Reform. He is an Honorary Bencher of the Middle Temple, one of London’s legal inns of court. Sir Nigel received his M.A. degree from Balliol College, University of Oxford, where he is now an Honorary Fellow.

Board committees
Audit, Compensation and Nomination and Corporate Governance
Director qualifications:
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Global and governmental experience, executive leadership: Sir Nigel brings unique global and governmental perspectives to the Board’s deliberations through his more than 35 years of service in Her Majesty’s Diplomatic Service. His extensive experience leading key international negotiations and policy initiatives, advising senior members of government and working closely with international businesses positions him well to counsel our Board and senior management on a wide range of issues facing Invesco. In particular, Sir Nigel’s experience in the British government is a valuable resource for advising the Board with respect to the challenges and opportunities relating to regulatory affairs and government relations.

∎ Public company board experience: Sir Nigel currently serves on the Board of Directors of Royal Dutch Shell plc (member of the Corporate and Social Responsibility Committee).

G. Richard Wagoner, Jr. Non-Executive Director Age 64 Director since 2013

G. Richard Wagoner, Jr.

G. Richard (“Rick”) Wagoner, Jr. has served as a non-executive director of our company since 2013. Mr. Wagoner served as chairman and chief executive officer of General Motors Corporation (“GM”) from May 2003 through March 2009, and had been president and chief executive officer since June 2000. Prior positions held at GM during his 32-year career with that company include president and chief operating officer, executive vice president and president of North American operations, executive vice president, chief financial officer and head of worldwide purchasing, and president and managing director of General Motors do Brasil. On June 1, 2009, GM and its affiliates filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York, seeking relief under Chapter 11 of the U.S. Bankruptcy Code. Mr. Wagoner was not an executive officer or director of GM at the time of that filing. Mr. Wagoner is a member of the board of directors of several privately-held companies. In addition, he advises private equity firms, an investment bank and a number of start-up and early-stage ventures. Mr. Wagoner is a member of the board of visitors of Virginia Commonwealth University, chair of the Duke Kunshan University Advisory Board and a member of Duke University’s Health System Board of Directors and Fuqua School of Business Advisory Board. He is also a member of the Leapfrog Group Board of Directors. In addition, he is a member of the mayor of Shanghai, China’s International Business Leaders Advisory Council. Mr. Wagoner received his B.A. from Duke University and his M.B.A. from Harvard University.

Board committees
Audit, Compensation and Nomination and Corporate Governance
Director qualifications:
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Former public company CEO, global business experience: Mr. Wagoner brings to the Board valuable business, leadership and management insights into driving strategic direction and international operations gained from his 32-year career with GM.

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Financial and accounting expertise: Mr. Wagoner also brings significant experience in public company financial reporting and corporate governance matters gained through his service with other public companies. He has been designated as one of our audit committee’s financial experts, as defined under rules of the SEC.

∎ Public company board experience: Mr. Wagoner currently serves on the Board of Graham Holdings Company (audit committee).
Phoebe A. Wood
Phoebe A. Wood Non-Executive Director Age 63 Director since 2010

Phoebe Wood has served as a non-executive director of our company since 2010. She is currently a principal at CompaniesWood and served as vice chairman, chief financial officer and in other capacities at Brown-Forman Corporation from 2001 until her retirement in 2008. Prior to Brown-Forman, Ms. Wood was vice president, chief financial officer and a director of Propel Corporation (a subsidiary of Motorola) from 2000 to 2001. Previously, Ms. Wood served in various capacities during her tenure at Atlantic Richfield Company (ARCO) from 1976 to 2000. Ms. Wood currently serves on the boards of trustees for the Gheens Foundation and the American Printing House for the Blind. From 2001 to 2011 Ms. Wood was a member of the board of trustees for Smith College, and a trustee of the University of Louisville from 2009 to 2015. Ms. Wood received her A.B. degree from Smith College and her M.B.A. from University of California Los Angeles.

Board committees
Audit (chairperson), Compensation and Nomination and Corporate Governance
Director qualifications:
∎ Executive leadership: Ms. Wood has extensive experience as both a director and a member of senior financial management of public companies in a variety of industries.
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Financial and accounting expertise: Ms. Wood has significant accounting, financial and business expertise, making her a particularly valuable addition to our directors’ mix of skills, and she has been designated as one of our audit committee’s financial experts, as defined under rules of the Securities and Exchange Commission (“SEC”).

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Public company board experience: Ms. Wood serves on the following boards: Leggett & Platt, Incorporated (compensation (chair) and audit committees) and Pioneer Natural Resources Company (audit and nominating and corporate governance committees).

Retiring director
Edward P. Lawrence Non-Executive Director Age 75 Director since 2004

Edward P. Lawrence

Edward Lawrence has served as a non-executive director of our company since 2004. He was a partner of Ropes & Gray, from 1976 through 2007. He currently is a retired partner of Ropes & Gray and a member of the investment committee of the firm’s trust department. Mr. Lawrence is a graduate of Harvard College and earned a J.D. degree from Columbia University Law School. He is chairman of Partners Health Care System, Inc. and chairman of Dana-Farber Partners Cancer Center. From 1995 to 2011 he was a trustee (and chairman from 1999 to 2008) of the Board of the Massachusetts General Hospital and was a trustee of McLean Hospital in Belmont, Massachusetts from 2000 to 2011.

Board committees

Audit, Compensation and Nomination and Corporate Governance

Director qualifications:

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Legal and regulatory expertise: Mr. Lawrence has over thirty years of experience as a corporate and business lawyer in a major law firm, which has given him a very substantial understanding of the business issues facing large financial services companies such as Invesco. In particular, Mr. Lawrence specialized in issues arising under the Investment Company Act of 1940 and the Investment Advisers Act of 1940, which provide the Federal legal framework for the company’s U.S. investment management business. This background gives Mr. Lawrence an understanding of the potential legal ramifications of Board decisions, which is particularly valuable to the Board’s functioning on many of the decisions it is called upon to take.

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Relevant industry experience: As a member of his law firm’s investment company practice and as member of investment committees of numerous entities, Mr. Lawrence also has had frequent interaction with investment advisers located throughout the country, giving him an opportunity to view a wide range of investment styles and practices.

Director independence

For a director to be considered independent, the Board must affirmatively determine that the director does not have any material relationship with the company either directly or as a partner, shareholder or officer of an organization that has a relationship with the company. Such determinations are made and disclosed according to applicable rules established by the New York Stock Exchange (“NYSE”) or other applicable rules. As part of its independence determinations with respect to director nominee Sarah E. Beshar, the Board considered (i) a real estate lease by the company of certain office space located in New York, New York from Marsh & McLennan (“MMC”) which employs Ms. Beshar’s spouse as an executive officer, and (ii) various human resources-related transactional and administration services (e.g., third-party benefits administration and benchmarking market data) which are non-professional and non-advisory in nature provided by subsidiaries of MMC. The total amount paid to MMC in 2016 for all such items was less than one percent (1%) of MMC’s 2016 publicly reported revenue. In accordance with the rules of the NYSE, the Board has affirmatively determined that it is currently composed of a majority of independent directors, and that the following current directors and director nominee are independent and do not have a material relationship with the company: Sarah E. Beshar, Joseph R. Canion, C. Robert Henrikson, Ben F. Johnson III, Denis Kessler, Edward P. Lawrence, Sir Nigel Sheinwald, G. Richard Wagoner, Jr. and Phoebe A. Wood.

Director tenure

The tenure of our directors following the 2017 Annual General Meeting will range from zero to nineteen years. Our directors contribute a wide range of knowledge, skills and experience as illustrated in their individual biographies. We believe the tenure of the members of our Board of Directors provides the appropriate balance of expertise, experience, continuity and perspective to our board to serve the best interests of our shareholders.

We believe providing our Board with new perspectives and ideas is an important component to a well-functioning board. To that end, our Board has undergone a thoughtful and strategic evolution over the past five years with three new directors being added to the board, a new chairperson of the Board and new chairpersons of each of the Board’s standing committees. The Board is excited to welcome Ms. Beshar to its membership following the 2017 Annual General Meeting and believes that she possesses the skills and qualifications to make a significant contribution to our Board. As the Board considers new director nominees, it takes into account a number of factors, including nominees that have skills that will match the needs of the company’s long-term global strategy and will bring diversity of thought, global perspective, experience and background to our Board. For more information on our director nomination process, see Information about our Board and its Committees – the Nomination and Corporate Governance Committee below.

Corporate Governance
Corporate governance guidelines

The Board has adopted Corporate Governance Guidelines (“Guidelines”) and Terms of Reference for our Chairperson and for our Chief Executive Officer, each of which is available in the corporate governance section of the company’s website at www.invesco.com (the “company’s website”). The Guidelines set forth the practices the Board follows with respect to, among other matters, the composition of the Board, director responsibilities, Board committees, director access to officers, employees and independent advisors, director compensation and performance evaluation of the Board.

Board leadership structure

As described in the Guidelines, the company’s business is conducted day-to-day by its officers, managers and employees, under the direction of the Chief Executive Officer and the oversight of the Board, to serve the interest of our clients and enhance the long-term value of the company for its shareholders. The Board is elected by the shareholders to oversee our management team and to seek to assure that the long-term interests of the shareholders are being served. In light of these differences in the fundamental roles of the Board and management, the company has chosen to separate the Chief Executive Officer and Board chairperson positions. The Board believes separation of these roles: (i) allows the Board more effectively to monitor and evaluate objectively the performance of the Chief Executive Officer, such that the Chief Executive Officer is more likely to be held accountable for his performance, (ii) allows the non-executive chairperson to control the Board’s agenda and information flow, and (iii) creates an atmosphere in which other directors are more likely to challenge the Chief Executive Officer and other members of our senior management team. For these reasons, the company believes that this board leadership structure is currently the most appropriate structure for the company. Nevertheless, the Board may reassess the appropriateness of the existing structure at any time, including following changes in board composition, in management or in the character of the company’s business and operations.

Code of conduct and directors’ code of conduct

As part of our ethics and compliance program, our Board has approved a code of ethics (the “Code of Conduct”) that applies to our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions, as well as to our other officers and employees. The Code of Conduct is posted on the company’s website. In addition, we have adopted a separate Directors’ Code of Conduct that applies to all members of the Board. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Conduct for our directors and executive officers by posting such information on the company’s website. The company maintains a compliance reporting line, where employees and individuals outside the company can anonymously submit a complaint or concern regarding compliance with applicable laws, rules or regulations, the Code of Conduct, as well as accounting, auditing, ethical or other concerns.

Board’s role in risk oversight

The Board has principal responsibility for oversight of the company’s risk management processes and for understanding the overall risk profile of the company. Though Board committees routinely address specific risks and risk processes within their purview, the Board has not delegated primary risk oversight responsibility to a committee.

Our risk management framework provides the basis for consistent and meaningful risk dialogue up, down and across the company. Our Global Performance Measurement and Risk Group assesses core investment risks. Our Corporate Risk Management Committee assesses strategic, operational and all other business risks. A network of business unit, specific and geographic risk management committees, under the auspices of the Corporate Risk Management Committee, maintains an ongoing risk assessment, management and monitoring process that provides a bottom-up perspective on the specific risk areas existing in various domains of our business.

At each Board meeting, the Board reviews and discusses with senior management information pertaining to risk provided by the Global Performance Measurement and Risk Group and the Corporate Risk Management Committee.

At each Board meeting, the Board reviews and discusses with senior management information pertaining to risk provided by the Global Performance Measurement and Risk Group and the Corporate Risk Management Committee. In these sessions senior management reviews and discusses with the Board the most significant risks facing the company. The Board has also reviewed and approved the company’s risk appetite statement and crisis management framework. By receiving these regular reports, the Board maintains a practical understanding of the risk philosophy and risk appetite of the company. In addition, Board and committee agenda items on various topics regarding our business include discussion on risks inherent in our business as well as those introduced by new business developments. Through this regular and consistent risk communication, the Board has reasonable assurance that all material risks of the company are being addressed and that the company is propagating a risk-aware culture in which effective risk management is built into the fabric of the business.

In addition, the Compensation Committee annually assesses the risks of our compensation policies and practices for all employees. The Compensation Committee has concluded our policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. In reaching this conclusion, the Compensation Committee considered the input of a working group comprised of representatives from our human resources and finance departments that reviewed each of Invesco’s compensation plans.

Invesco’s compensation programs are designed to reward success over the long-term, promote a longer term view of risk and return in decision making and protect against incentives for inappropriate risk taking. Examples of risk mitigation in our compensation program design include:

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The Compensation Committee considers several performance metrics in establishing the company-wide annual incentive pool each year, so no one metric creates an undue reward that might encourage excessive risk taking. The Committee does not attempt to rank or assign relative weight to any factor, but instead applies its judgment in considering them in their entirety;

	∎	The vast majority of investment professional bonus plans have multi-year measurement periods, caps on earnings and discretionary components;
	∎	Sales and commission plans generally contain multiple performance measures and discretionary elements; and
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Executives receive a substantial portion of compensation in the form of long-term equity that vests over multi-year periods. Time-based equity awards vest ratably over a four-year period. Performance-based equity awards are subject to a three-year performance period and three-year cliff vesting. As in the past, the financial performance for the performance-based equity awards must be certified by the Compensation Committee and the awards are subject to a clawback. Executives are also subject to our stock ownership policy.

The Audit Committee routinely receives reports from the control functions of finance, legal, compliance and internal audit. The Global Head of Internal Audit reports to the Chairperson of the Audit Committee. The Audit Committee oversees the internal audit function’s planning and resource allocation in a manner designed to ensure testing of controls and other internal audit activities are appropriately prioritized in a risk-based manner. The Audit Committee also seeks to assure that appropriate risk-based inputs from management and internal audit are communicated to the company’s independent public auditors.

The Board annually reviews its own performance.

Board’s annual performance evaluation

As part of its annual performance evaluation of the Board and each of its committees, the Board engages an independent external advisor specializing in corporate governance to coordinate the Board’s self assessment by its members. The advisor has each director complete a questionnaire and then performs one-on-one confidential interviews with directors and prepares a report for the Board’s review. The advisor presents the report in person to the Board, and the Board discusses the evaluation to determine what action, if any, could further enhance the operations of the Board and its committees. In addition to the questionnaire and interviews of each director, interviews are also conducted with those members of senior management who attend Board meetings on a regular basis.

Invesco recognizes our responsibility to help sustain a healthy, clean environment for future generations.

Investment and corporate stewardship - environmental, social and governance responsibility

As a global investment management organization, Invesco is committed to adopting and implementing responsible investment principles in a manner that is consistent with our fiduciary responsibilities to clients. Invesco recognizes the importance of considering environmental, social and governance (ESG) issues as part of a robust investment process. Additionally, Invesco’s corporate stewardship programs focus on human capital development and our responsibility to help sustain a healthy, clean environment for future generations. We are committed to fostering greater transparency and continuous improvement with regard to investment and corporate stewardship within our business. Below are some of the actions Invesco is taking to meet these stewardship commitments.

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In June 2013, Invesco became a signatory to the United Nations Principles for Responsible Investment (PRI), which is the leading global responsible investment network of investment managers. Invesco’s most recent annual rating from PRI on Proxy Voting and Governance is an “A.” Invesco’s PRI transparency report is publicly available at www.unpri.org. Invesco is also a signatory to the UK Stewardship Code and Japan Stewardship Code, which, like PRI, promote active engagement in corporate governance. Additional information about Invesco’s commitment to Principles for Responsible Investment is available under the About Us tab on the company’s website.

	∎	Our company is a constituent of the FTSE4Good Index Series, which seeks to help investors identify organizations with good track records of corporate social responsibility.
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Invesco believes the voting of proxies should be managed with the same care as all other elements of the investment process. The proxy voting process at Invesco, which is driven by investment professionals, focuses on maximizing long-term value for our clients, protecting clients’ rights and promoting governance structures and practices that reinforce the accountability of corporate management and boards of directors to shareholders. Invesco’s Policy Statement on Global Corporate Governance and Proxy Voting is also available under the About Us tab on the company’s website.

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The Invesco Environmental Steering Committee, which includes executive management representation, oversees and drives the company’s global environmental policy. The committee monitors environmental impacts, gathers ideas and suggestions for improving our global environmental management, and approves initiatives that drive our regional management processes to align with our global environmental policies.

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Invesco ranked #1 out of 10 companies in the U.S. capital markets industry and #9 out of 93 companies in the financial sector in the 2016 Newsweek Green Rankings, which assessed the corporate environmental performance of the world’s largest publicly traded companies.

∎	Invesco has also made significant progress in reducing our impact on the environment at a number of our global locations. Our Atlanta, Dublin, Frankfurt, Henley, Houston, Hyderabad, London, New York, Prince Edward Island and Toronto locations, which comprise approximately 80% of Invesco’s employees around the world, are ISO 14001 registered – a certification that Invesco has the framework in place to effectively manage its environmental responsibilities.
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Invesco has received certification in the Leadership in Energy and Environmental Design (LEED) program. Our Hyderabad office achieved the highest platinum standard, while our New York office achieved the gold standard and our Atlanta headquarters and Houston office achieved the silver standard. LEED certification is globally recognized as the premier mark of achievement in green building.

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Invesco participates in the Carbon Disclosure Project, reporting on carbon emissions and reduction management processes, and our commitment to sound environmental practices is summarized in our Global Environmental Policy Statement found under the About Us tab on the company’s website.

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Invesco values our employees and their diverse perspectives. Our company provides equal opportunity in its employment and promotion practices and encourages employees to play active roles in the growth and development of the communities in which they live and work. Invesco conducts regular employee surveys to monitor employee satisfaction with results showing consistently high levels of employee engagement driven by many positive factors including employees’ perspectives regarding ethics and values at the company, the company’s strategy and direction, and opportunity for personal development. Furthermore, our employee engagement scores exceed the “global high performing organizations” norm, a relevant benchmark provided by our employee survey provider, Willis Towers Watson.

∎	Employees are compensated with a meaningful mix of total rewards to help plan for retirement, stay healthy and maintain a work-life balance. These rewards include:

	–	Comprehensive health and wellness programs

	–	Retirement savings plans

	–	Life insurance plans and income-protection benefits

	–	Holiday and time-off benefits

	–	Flexibility to help balance work and family responsibilities

	–	Rich opportunities to develop professional skills and knowledge

	–	Opportunities to contribute to their community

	–	Opportunities to become an Invesco shareholder through our employee stock purchase plan

Information About the Board and Its Committees
Board meetings and annual general meeting of shareholders

During the calendar year ended December 31, 2016, the Board held ten meetings (not including committee meetings). Each director attended at least seventy-five percent (75%) of the aggregate of the total number of meetings held by the Board and the total number of meetings held by all committees of the Board on which he or she served during 2016. The Board does not have a formal policy regarding Board member attendance at shareholder meetings. Eight of our nine directors then in office attended the 2016 Annual General Meeting. The director not attending the meeting was unable to be present due to the director’s travel schedule. The non-executive directors (those directors who are not officers or employees of the company and who are classified as independent directors under applicable NYSE standards) meet in executive session generally at each of the Board’s in-person meetings each year and at least once per year during a regularly scheduled Board meeting without management. Ben F. Johnson III, our chairperson and a non-executive director, presides at the executive sessions of the non-executive directors.

Committee membership and meetings
The current committees of the Board are the Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee. The table below provides current membership information.
Committee membership

M – Member Ch – Chairperson
	Name	Audit	Compensation	Nomination and corporate governance
	Sarah E. Beshar[1]	M	M	M
	Joseph R. Canion	–	–	Ch
	Martin L. Flanagan	–	–	–
	C. Robert Henrikson	M	Ch	M
	Ben F. Johnson III	M	M	M
	Denis Kessler	M	M	M
	Edward P. Lawrence	M	M	M
	Sir Nigel Sheinwald	M	M	M
	G. Richard Wagoner, Jr.	M	M	M
	Phoebe A. Wood	Ch	M	M
1 Ms. Beshar is a new nominee to the Board of Directors, and her service on the Board and each of it committees will commence upon her election at the 2017 Annual General Meeting of Shareholders.

Below is a description of each committee of the Board. The Board has affirmatively determined that each committee consists entirely of independent directors according to applicable NYSE rules and rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee’s responsibilities include assisting the Board to oversee the Company’s financial reporting.

The Audit Committee

The Audit Committee is chaired by Ms. Wood and consists additionally of Messrs. Henrikson, Johnson, Kessler, Lawrence, Sheinwald and Wagoner. The committee met ten times during 2016. (The frequency of the committee’s meetings is due to its practice of separately considering certain matters, such as pre-filing review of quarterly reports.) Under its charter, the committee:

∎	is comprised of at least three members of the Board, each of whom is “independent” of the company under the NYSE and rules of the SEC and is also “financially literate,” as defined under NYSE rules;

	∎	members are appointed and removed by the Board;
	∎	is required to meet at least quarterly;
	∎	periodically meets with the head of Internal Audit and the independent auditor in separate executive sessions without members of senior management present;
	∎	has the authority to retain independent advisors, at the company’s expense, whenever it deems appropriate to fulfill its duties; and
	∎	reports to the Board regularly.

The committee’s charter is available on the company’s website and is reviewed annually. The charter sets forth the committee’s responsibilities, which include assisting the Board in fulfilling its responsibility to oversee the company’s financial reporting, auditing and internal control activities, including the integrity of the company’s financial statements and assisting the Board in overseeing the company’s legal and regulatory compliance.

The Board has determined that all committee members are financially literate under the NYSE listing standards. The Board has further determined that each of Ms. Wood and Mr. Wagoner qualifies as an “audit committee financial expert” (as defined under the SEC’s rules and regulations), that each has “accounting or related financial management expertise” and that each is “independent” of the company under SEC rules and the NYSE listing rules.

The Compensation Committee’s responsibilities include approving the compensation structure for senior officers and non- executive directors.

The Compensation Committee

The Compensation Committee is chaired by Mr. Henrikson and consists additionally of Messrs. Johnson, Kessler, Lawrence, Sheinwald, Wagoner and Ms. Wood. The committee met seven times during 2016. Under its charter, the committee:

	∎	is comprised of at least three members of the Board, each of whom is “independent” of the company under the NYSE and SEC rules;
	∎	members are appointed and removed by the Board;
	∎	is required to meet at least four times annually; and
	∎	has the authority to retain independent advisors, at the company’s expense, whenever it deems appropriate to fulfill its duties, including any compensation consulting firm.

The committee’s charter is available on the company’s website. The charter sets forth the committee’s responsibilities, which include annually approving the compensation structure for, and reviewing and approving the compensation of, senior officers and non-executive directors, overseeing the annual process for evaluating senior officer performance, overseeing the administration of the company’s equity-based and other incentive compensation plans and assisting the Board with executive succession planning.

Each year the committee engages a third-party compensation consultant to provide an analysis of, and counsel on, the company’s executive compensation program and practices. For a detailed discussion of executive compensation and the role of the third-party compensation consultant, please see Compensation Philosophy, Design and Process - Role of the independent compensation consultant below.

In addition, the committee meets at least annually to review and determine the compensation of the company’s non-executive directors. No executive officer of the company is involved in recommending or determining non-executive director compensation levels. See Director compensation below for a more detailed discussion of compensation paid to the company’s directors during 2016.

The Nomination and Corporate Governance Committee’s responsibilities include establishing procedures for identifying and evaluating potential nominees for director.

The Nomination and Corporate Governance Committee

The Nomination and Corporate Governance Committee is chaired by Mr. Canion and consists additionally of Messrs. Henrikson, Johnson, Kessler, Lawrence, Sheinwald, Wagoner and Ms. Wood. The committee met five times during 2016. Under its charter, the committee:

	∎	is comprised of at least three members of the Board, each of whom is “independent” of the company under the NYSE and SEC rules;
	∎	members are appointed and removed by the Board;
	∎	is required to meet at least four times annually; and
	∎	has the authority to retain independent advisors, at the company’s expense, whenever it deems appropriate to fulfill its duties.

The committee’s charter is available on the company’s website. The charter sets forth the committee’s responsibilities, which include establishing procedures for identifying and evaluating potential nominees for director, recommending to the Board potential nominees for election, periodically reviewing and reassessing the adequacy of the Guidelines to determine whether any changes are appropriate and recommending any such changes to the Board for its approval. The candidates proposed for election in Proposal No. 1 of this Proxy Statement were unanimously recommended by the committee to the Board.

The committee believes there are certain minimum qualifications that each director nominee must satisfy in order to be suitable for a position on the Board, including that such nominee:
	∎	be an individual of the highest integrity and have an inquiring mind, a willingness to ask hard questions and the ability to work well with others;
	∎	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;
	∎	be willing and able to devote sufficient time to the affairs of the company and be diligent in fulfilling the responsibilities of a director and Board committee member; and
	∎	have the capacity and desire to represent the best interests of the shareholders as a whole.

In considering candidates for director nominee, the committee generally assembles all information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications and determines the contribution that the candidate could be expected to make to the overall functioning of the Board, giving due consideration to the Board’s balance of perspectives, backgrounds and experiences. While the committee routinely considers diversity as a part of its deliberations, it has no formal policy regarding diversity. With respect to current directors, the committee considers past participation in and contributions to the activities of the Board. The committee recommends director nominees to the Board based on its assessment of overall suitability to serve in accordance with the company’s policy regarding nominations and qualifications of directors.

The committee will consider candidates recommended for nomination to the Board by shareholders of the company. Shareholders may nominate candidates for election to the Board under Bermuda law and our Bye-Laws. The manner in which the committee evaluates candidates recommended by shareholders would be generally the same as any other candidate. However, the committee would also seek and consider information concerning any relationship between a shareholder recommending a candidate and the candidate to determine if the candidate can represent the interests of all of the shareholders. The committee would not evaluate a candidate recommended by a shareholder unless the shareholder’s proposal provides that the potential candidate has indicated a willingness to serve as a director, to comply with the expectations and requirements for Board service as publicly disclosed by the company and to provide all of the information necessary to conduct an evaluation. For further information regarding deadlines for shareholder proposals, see Important additional information — Shareholder proposals for the 2018 annual general meeting below.

The Board of Directors has unanimously adopted and is submitting for shareholder approval amendments to our bye-laws that would implement “proxy access”. Proxy access would allow eligible shareholders to include their director nominees in the company’s proxy materials for an annual general meeting of shareholders, along with the candidates nominated by the Board. The amendments would become effective upon the required approval by our shareholders, see Proposal No. 4 - Amendment to the Company’s Second Amended and Restated Bye-Laws to Implement Proxy Access and Other Matters.

Director compensation

Directors who are Invesco employees do not receive compensation for their services as directors. Under the terms of its charter, the Compensation Committee annually reviews and determines the compensation paid to non-executive directors. In reviewing and determining non-executive director compensation, the committee considers, among other things, the following policies and principles:

∎

that compensation should fairly pay the non-executive directors for the work, time commitment and efforts required by directors of an organization of the company’s size and scope of business activities, including service on Board committees;

∎	that a component of the compensation should be designed to align the non-executive directors’ interests with the long-term interests of the company’s shareholders; and
∎	that non-executive directors’ independence may be compromised or impaired for Board or committee purposes if director compensation exceeds customary levels.

As a part of its annual review, the committee engaged Johnson Associates, Inc. as a third- party consultant to report on comparable non-executive director compensation practices and levels. This report includes a review of director compensation at the same peer companies the committee considers for executive compensation practices (see Compensation Discussion and Analysis – Compensation Philosophy, Design, Process – Review of peer compensation below). Following the review of current market practices for directors of peer public companies, the Compensation Committee determined in December 2015 that the compensation for non-executives directors would remain the same for 2016. The compensation for non-executive directors for 2016 was as follows, with each fee component paid in quarterly installments in arrears:

Basic cash fee	Non-executive directors (other than the Chairperson of the Board) received an annual basic fee paid in cash in the amount of $120,000.
Chairperson fee	In lieu of the above basic cash fee, the Chairperson of the Board received an annual cash fee of $400,000.
Basic shares fee	Non-executive directors also received an annual award of shares in the aggregate amount of $145,000.
Audit Committee chairperson fee	The chairperson of the Audit Committee received an additional annual cash fee of $50,000.
Compensation and Nomination and Corporate Governance Committee chairperson’s fee	The chairperson of the Compensation Committee and the chairperson of the Nomination and Corporate Governance Committee each received an additional annual cash fee of $15,000.

We also reimburse each of our non-executive directors for their travel expenses incurred in connection with attendance at Board of Directors and committee meetings. Directors do not receive any meeting or attendance fees.

Following its annual review of current market practices for directors of peer public companies in December 2016, the Compensation Committee determined that the compensation for non- executive directors will remain the same for 2017.

Stock ownership policy for non-executive directors – All shares granted to our non-executive directors are subject to the Non-Executive Director Stock Ownership Policy. The policy generally requires each non-executive director to achieve and thereafter maintain an ownership level of at least 18,000 shares within seven years of such director’s first appointment as a non- executive director. Until such ownership level is achieved, each non-executive director is generally required to continue to retain at least 50% of all shares received as compensation from the company.

The following table shows as of December 31, 2016 the status of our non-executive directors meeting the requirements of the policy.

Name	Year service commenced	Total shares held (#)	Share ownership goal met[2]
Joseph R. Canion	1997	48,747[1]	✓
C. Robert Henrikson	2012	18,703	✓
Ben F. Johnson III	2009	31,615	✓
Denis Kessler	2002	42,969	✓
Edward P. Lawrence	2004	34,518	✓
Sir Nigel Sheinwald	2015	6,452
G. Richard Wagoner, Jr.	2013	17,354
Phoebe A. Wood	2010	22,986	✓
1 Includes deferred shares awarded under our legacy Deferred Fees Share Plan.
2 Based on current compensation levels, it is anticipated that Sir Nigel and Mr. Wagoner will each attain the share ownership goal within the time period prescribed by the policy.
Director compensation table for 2016
The following table sets forth the compensation paid to our non-executive directors for services during 2016.

Name	Fees earned or paid in cash ($)[1]	Share awards ($)[2]	Total ($)
Joseph R. Canion	135,000	144,953	279,953
C. Robert Henrikson	135,000	144,953	279,953
Ben F. Johnson III	400,000	144,953	544,953
Denis Kessler	120,000	144,953	264,953
Edward P. Lawrence	120,000	144,953	264,953
Sir Nigel Sheinwald	120,000	144,953	264,953
G. Richard Wagoner, Jr.	120,000	144,953	264,953
Phoebe A. Wood	170,000	144,953	314,953
1 Includes the annual basic cash fee and, as applicable, chairperson of the Board fee and committee chairperson fees.
2 Reflects the grant date fair value for each share award. Share awards are 100% vested as of the date of grant.

The following table presents the grant date fair value for each share award made to each non-executive director during 2016.

Name	Date of grant 1/29/16 ($)	Date of grant 4/29/16 ($)	Date of grant 7/29/16 ($)	Date of grant 10/28/16 ($)	Total grant date fair value ($)
Joseph R. Canion	36,245	36,220	36,242	36,246	144,953
C. Robert Henrikson	36,245	36,220	36,242	36,246	144,953
Ben F. Johnson III	36,245	36,220	36,242	36,246	144,953
Denis Kessler	36,245	36,220	36,242	36,246	144,953
Edward P. Lawrence	36,245	36,220	36,242	36,246	144,953
Sir Nigel Sheinwald	36,245	36,220	36,242	36,246	144,953
G. Richard Wagoner, Jr.	36,245	36,220	36,242	36,246	144,953
Phoebe A. Wood	36,245	36,220	36,242	36,246	144,953
The aggregate number of share awards outstanding as of December 31, 2016 for each of our non-executive directors was as follows:

Name	Shares outstanding (#)		Deferred shares outstanding (#)		Total share awards outstanding (#)
Joseph R. Canion[1]		41,822		5,925	47,747
C. Robert Henrikson		18,375			18,375
Ben F. Johnson III		29,615			29,615
Denis Kessler		41,869			41,869
Edward P. Lawrence		34,518			34,518
Sir Nigel Sheinwald		6,452			6,452
G. Richard Wagoner, Jr.		12,354			12,354
Phoebe A. Wood[2]		22,986			22,986
1 For Mr. Canion, represents deferred shares awarded under our legacy Deferred Fees Share Plan.
2 For Ms. Wood, includes reinvested dividend shares.

Information About the Executive Officers of the Company

In addition to Martin L. Flanagan, whose information is set forth above, the following is a list of individuals serving as executive officers of the company as of the date of this Proxy Statement. All company executive officers are elected annually by the Board and serve at the discretion of the Board or our Chief Executive Officer.

Kevin M. Carome Senior Managing Director and General Counsel

Kevin M. Carome

Kevin Carome (60) has served as general counsel of our company since 2006. Previously, he was senior vice president and general counsel of Invesco’s U.S. retail business from 2003 to 2005. Prior to joining Invesco, Mr. Carome worked with Liberty Financial Companies, Inc. (LFC) where he was senior vice president and general counsel from August 2000 through December 2001. He joined LFC in 1993 as associate general counsel and, from 1998 through 2000, was general counsel of certain of its investment management subsidiaries. Mr. Carome began his career at Ropes & Gray. He earned two degrees, a B.S. in political science and a J.D., from Boston College. He is a trustee of the U.S. Powershares ETFs and a director of ICI Mutual Insurance Company, the U.S. investment management industry captive insurer.

Andrew T.S. Lo Senior Managing Director and Head of Invesco Asia Pacific

Andrew T.S. Lo

Andrew T. S. Lo (55) has served as head of Invesco Asia Pacific since 2001. He joined our company as managing director for Invesco Asia in 1994. Mr. Lo began his career as a credit analyst at Chase Manhattan Bank in 1984. He became vice president of the investment management group at Citicorp in 1988 and was managing director of Capital House Asia from 1990 to 1994. Mr. Lo was chairperson of the Hong Kong Investment Funds Association from 1996 to 1997 and a member of the Council to the Stock Exchange of Hong Kong and the Advisory Committee to the Securities and Futures Commission in Hong Kong from 1997 to 2001. He earned a B.S. and an MBA from Babson College in Wellesley, Massachusetts.

Gregory G. McGreevey Senior Managing Director, Investments

Gregory G. McGreevey

Gregory G. McGreevey (54) has served as senior managing director, Investments, since March 2017, with responsibility for certain of Invesco’s global equity investment teams, equity trading, fixed income, GPMR and investment administration. Previously, he was CEO of Invesco Fixed Income from 2011. Prior to joining Invesco, Mr. McGreevey was president of Hartford Investment Management Co. and executive vice president and chief investment officer of The Hartford Financial Services Group, Inc. from 2008 to 2011. From 1997 to 2008, Mr. McGreevey served as vice chairman and executive vice president of ING Investment Management – Americas Region, as well as business head and CIO for ING’s North American proprietary investments and chief executive officer of ING Institutional Markets. Before joining ING, Mr. McGreevey was president and CIO of Laughlin Asset Management and president and chief operating officer of both Laughlin Educational Services and Laughlin Analytics, Inc. Mr. McGreevey earned a B.B.A. from the University of Portland and an M.B.A. from Portland State University. He is a Chartered Financial Analyst.

Colin D. Meadows Senior Managing Director and Chief Administrative Officer

Colin D. Meadows

Colin Meadows (46) has served as chief administrative officer of Invesco since 2006. In September 2008, he expanded his role with responsibilities for operations and technology. In April 2014, his role further expanded to head alternative investments for the company. Mr. Meadows came to Invesco from GE Consumer Finance where he was senior vice president of business development and mergers and acquisitions. Prior to that role, he served as senior vice president of strategic planning and technology at Wells Fargo Bank. From 1996 to 2003, Mr. Meadows was an associate principal with McKinsey & Company, focusing on the financial services and venture capital industries, with an emphasis in the banking and asset management sectors. Mr. Meadows earned a B.A. in economics and English literature from Andrews University and a J.D. from Harvard Law School.

Loren M. Starr Senior Managing Director and Chief Financial Officer

Loren M. Starr

Loren Starr (55) has served as senior managing director and chief financial officer of our company since 2005. His current responsibilities include finance, accounting, investor relations and corporate services. Previously, he served from 2001 to 2005 as senior vice president and chief financial officer of Janus Capital Group Inc., after working as head of corporate finance from 1998 to 2001 at Putnam Investments. Prior to these positions, Mr. Starr held senior corporate finance roles with Lehman Brothers and Morgan Stanley & Co. He earned a B.A. in chemistry and B.S. in industrial engineering from Columbia University, as well as an M.B.A. from Columbia and an M.S. in operations research from Carnegie Mellon University. Mr. Starr is a certified treasury professional. He is a past chairperson of the Association for Financial Professionals, and he currently serves on the boards of Georgia Leadership Institute for School Improvement (GLISI), the Georgia Council for Economic Education (GCEE) and the Woodruff Arts Center.

Andrew R. Schlossberg Senior Managing Director and Head of EMEA

Andrew R. Schlossberg

Andrew Schlossberg (43) has served as senior managing director and head of EMEA (which includes the UK, continental Europe and the Middle East) since January 2016. Mr. Schlossberg joined Invesco in 2001 and has served in multiple leadership roles across the company, including his previous position as Head of US Retail Distribution and Global ETFs for Invesco. He has also served as U.S. chief marketing officer, head of Global Corporate Development (overseeing business strategy and mergers and acquisitions), and in leadership roles in strategy and product development in the company’s North American Institutional and Retirement divisions. Prior to joining Invesco, Mr. Schlossberg worked with Citigroup Asset Management and its predecessors from 1996 to 2000 as an equity research analyst on the US large-cap value equity team. Mr. Schlossberg earned a B.S. in finance and international business from the University of Delaware and an M.B.A. from the Kellogg School of Management at Northwestern University.

Philip A. Taylor Senior Managing Director and Head of the Americas

Philip A. Taylor

Philip Taylor (62) has served as senior managing director and head of Invesco’s America business since 2012. In addition, Mr. Taylor has responsibility for the firm’s exchange-traded funds capabilities globally and for human resources and business strategy. Mr. Taylor leads a council of Invesco’s most senior marketing leaders, charged with the responsibility of further strengthening investment reputation, marketing expertise and effectiveness across the firm. Prior to becoming Head of Americas, Mr. Taylor served as Head of Invesco’s North American Retail business since 2006. He joined Invesco Canada in 1999 as senior vice president of operations and client services and later became executive vice president and chief operating officer. He was named chief executive officer of Invesco Canada in 2002. Earlier in his career, Mr. Taylor was president of Canadian retail broker Investors Group Securities and co-founder and managing partner of Meridian Securities, an execution and clearing broker. He held various management positions with Royal Trust, now part of Royal Bank of Canada. Mr. Taylor began his career in consumer brand management in the U.S. and Canada with Richardson- Vicks, now part of Procter & Gamble. He received a Bachelor of Commerce (Honours) degree from Carleton University and an M.B.A. from the Schulich School of Business at York University. Mr. Taylor is a member of the dean’s advisory council of the Schulich School of Business. He serves on the board of overseers for the Curtis Institute of Music and is a member of the Board of the Royal Conservatory of Music.

Retiring executive officer
Karen Dunn Kelley Senior Managing Director, Investments

Karen Dunn Kelley

Karen Dunn Kelley has served as a senior managing director since 2011, serving as senior managing director, Investments from 2011 until February 2017, with responsibilities including certain of Invesco’s global equities investment teams, equity trading and investment administration. Ms. Dunn Kelley has announced her retirement from the company at the end of 2017. From 2007 until 2011, she served as CEO of Invesco’s fixed income and cash management team. Ms. Dunn Kelley joined Invesco in 1989 and has also served as a money market portfolio manager and chief money market officer. Prior to joining Invesco, Ms. Dunn Kelley worked at Federated Investors (Pittsburgh) from 1986 to 1989, where she was involved in the asset management business aspect of the fixed income division. Ms. Dunn Kelley began her career at Drexel Burnham Lambert in 1982 on the Fixed Income High Grade Retail Desk where she served as vice president and assistant manager. Ms. Dunn Kelley graduated with a B.S. degree from the Villanova University College of Commerce and Finance.

Executive Compensation

Compensation discussion and analysis

This section presents a discussion and analysis of the philosophy and objectives of our Board’s Compensation Committee (the “committee”) in designing and implementing compensation programs for our executive officers.

The presentation has two main sections – an executive summary and an in-depth discussion. The executive summary highlights our 2016 financial performance and achievements. The executive summary then discusses enhancements to our executive compensation program put in place last year, followed by a brief discussion of the compensation of our chief executive officer. We then provide a summary of our compensation decision-making process and how the annual outcomes of company-wide compensation, including executive compensation, are greatly influenced by progress against our multi-year strategic objectives, annual operating plan and annual financial performance. Included in the executive summary is a review of our financial results and related shareholder outcomes over the past five years to illustrate the positive results of our multi-year strategic objectives. The executive summary then provides a discussion and illustrations of how our chief executive officer’s compensation is tied to our financial results and compares to that of our peers.

The balance of the presentation has three components. We provide a more in-depth discussion of our compensation philosophy, design and process, including the components of executive compensation and their respective purposes. We then provide a flowchart of our 2016 compensation decision-making process and discuss each element of the flowchart in-depth – including matters we briefly described in the executive summary. We next present a detailed review of the 2016 accomplishments and compensation determinations of our chief executive officer, chief financial officer and the next three most highly compensated executive officers (our “named executive officers” or “NEOs”). Lastly, the in-depth discussion sets forth our other compensation policies and practices.

2016 Named executive officers
Martin L. Flanagan President and Chief Executive Officer	Loren M. Starr Senior Managing Director and Chief Financial Officer	Andrew T.S. Lo Senior Managing Director and Head of Asia Pacific	Colin D. Meadows Senior Managing Director and Chief Administrative Officer	Philip A. Taylor Senior Managing Director and Head of the Americas

Executive Summary				26
Our 2016 highlights				26
Compensation decision-making process and outcomes within a multi-year context				28
Our compensation practices				32

Compensation Philosophy, Design and Process				33

Determining the 2016 Compensation of Our Executive Officers				38

Other Compensation Policies and Practices				45

Executive Summary
Our 2016 highlights
In spite of challenging market conditions, Invesco continued to execute well against our strategic objectives described below, which enabled us to deliver strong, long-term investment performance to clients and further advance our competitive position. At the same time, our financial performance for 2016 was lower year-over-year, reflecting volatile markets, numerous headwinds in the operating environment of many markets we serve and efforts to invest in our business for the long term. After a review of the company’s financial performance, our committee decided that the company-wide incentive pool should be reduced for 2016. In addition, as part of its rigorous and judicious executive compensation decision-making, our committee determined that our chief executive officer’s total incentive compensation should be reduced by approximately 11%.

2016 Financial performance (year-over-year change)
Annual Adjusted Operating Income[1]	Annual Adjusted Operating Margin[1]	Annual Adjusted Diluted EPS[1]	Return of Capital to Shareholders[2]	Long-Term Organic Growth Rate[3]
$1.3 Billion	38.7%	$2.23	$995 Million	1.9%
(-12.1%)	(-2.3 percentage points)	(-8.6%)	(-0.8%)	(-0.5 percentage points)
1 The adjusted financial measures are all non-GAAP financial measures. See the information in Appendix B of this Proxy Statement regarding Non-GAAP financial measures.
2 Return of capital to shareholders is calculated as dividends paid plus share repurchases during the year ended December 31, 2016.

3  Annualized long-term organic growth rate is calculated using long-term net flows divided by opening long-term AUM for the period. Long-term AUM excludes institutional money market AUM and PowerShares QQQ AUM.

We continued to successfully execute our strategic objectives for the benefit of clients and shareholders
We focus on four key strategic objectives set forth in the table below that are designed to maintain our focus on meeting client needs and strengthen our business over time for the benefit of shareholders. As described below, in 2016 we made significant progress against our strategic objectives and enhanced our ability to deliver strong outcomes to clients while further positioning the firm for long-term success.

Our strategic objectives	2016 Achievements – A strong focus on delivering better outcomes to clients
Achieve strong investment performance	Percent of our actively managed assets in the top half of our peer group. See Appendix A for important disclosures regarding AUM ranking.

– Further strengthened our investment culture, which enabled us to deliver strong, long-term investment performance to our clients across the globe, in spite of volatile markets.
Be instrumental to our clients’ success

–  Continued to expand our solutions team, which brings together the full capabilities of the firm to provide outcomes that help clients achieve their investment objectives. A key result of this strategy was winning the Rhode Island 529 mandate of $6.5 billion AUM.

– Successfully launched our global key account initiative and further coordinated client engagement across regions to enhance our clients’ investment experience.

–  Invested in our institutional business by further refining our global strategy, strengthening the team with experienced talent and more effectively aligning the firm’s efforts to opportunities in the market. We saw early successes from this work, with strong institutional flows in the third and fourth quarters of 2016.

Harness the power of our global platform

–  Completed the acquisition of Jemstep, a market-leading provider of advisor-focused digital solutions. The acquisition represents an investment in our partnership with the advisor community and highlights our efforts to participate in the technology evolution within our industry.

–  Enhanced our social responsibility efforts by publicly communicating our perspective on environmental, social and governance issues; published our first Global Investment Stewardship Report in early 2017.

Perpetuate a high- performance organization	– Further strengthened our investment and distribution teams through new hires and our efforts to attract, develop, motivate and retain the best talent in the industry.
– Initiated our business optimization program, which delivered more than $20 million in annualized run-rate expense savings in its first year.

Enhancements to our executive compensation program

At the 2016 Annual General Meeting of Shareholders, 79.7% of the votes cast were in favor of the advisory proposal to approve our named executive officer compensation. As described below, the committee made enhancements to the executive compensation program last year in response to shareholder feedback received in 2015 and early 2016 and the committee’s review of the compensation market. During the fall and winter of 2016, we again sought feedback on our compensation programs from our largest shareholders. The shareholders who recently provided feedback did not voice any concerns regarding our named executive officer compensation and positively acknowledged our recent changes. Based on these responses, no additional changes were made to our compensation program this year.

Long-term performance-based equity awards granted in 2017 in respect of 2016 are subject to a multi-year performance period. Based on feedback from shareholders, we have transitioned the performance period for our long-term performance-based equity awards from a 1-year to a 3-year performance period. The committee continues to believe a multi-year performance period, like the other performance-based award enhancements listed below, strengthens alignment of our executive officers’ compensation with client interests and shareholder success and is consistent with market best practice.
Long-term equity awards granted in 2017 in respect of 2016 vest subject to the achievement of adjusted operating margin, as opposed to achievement of either adjusted operating margin or adjusted earnings per share thresholds in prior years. A focus on adjusted operating margin ensures discipline in corporate investments, initiatives and capital allocation. It is a measure of overall strength of the business and, importantly, we believe it more effectively avoids conflicts of interest with clients than other measures could introduce.
Performance objectives are applied to performance-based awards granted in 2017 in respect of 2016. The committee made this enhancement last year in tandem with introducing a multi-year performance period to performance-based awards. We believe this further strengthens alignment of our executive officers’ compensation with client interests and shareholder success. See Our variable incentive compensation – Our long-term equity awards below for additional details.
Invesco’s executive compensation outcomes are based on operating results within the context of multi-year strategic objectives.

Determination of company-wide annual incentive pool based upon progress against strategic objectives and annual operating plan

Throughout the year, the committee examines our performance against the factors listed below in Our multi-year strategic objectives and annual operating plan. Based on the company’s performance for the year, the committee establishes an overall company-wide incentive pool within well-established guidelines. The pool size is limited to a percentage of pre-cash bonus operating income (“PCBOI”) to ensure, at all times, the company-wide incentive pool is linked to Invesco’s operating results. See Determining the 2016 Compensation of Our Executive Officers – Determination of company-wide incentive pool based upon progress against strategic objectives and annual operating plan below. Consistent with past practice, all 2016 incentive awards, including NEO awards, were paid out of this incentive pool. Our compensation committee makes holistic, rigorous and judicious decisions for overall incentive pool funding in the context of Invesco’s multi-year performance. The committee does not attempt to rank or assign relative weight to any factor, but rather applies its judgment in considering them in their entirety. The committee is focused on the totality of organizational success without tying decisions to a specific formula.

Mr. Flanagan’s total incentive compensation was reduced by approximately 11%.

Chief executive officer compensation

Martin L. Flanagan led the company’s efforts to deliver better outcomes and service to clients and oversaw our achievements related to our key strategic objectives, as described above in Our 2016 highlights. However, our financial performance was lower year-over- year due to volatile markets, numerous headwinds in the operating environment of many markets we serve and efforts to invest in our business for the long term. Our committee, therefore, determined that Mr. Flanagan’s total incentive compensation should be reduced by approximately 11% as part of the committee’s rigorous and judicious executive compensation decision making.

2016 Performance metrics (year-over-year change)
Annual adjusted operating income[1]	Annual adjusted operating margin[1]	Annual adjusted diluted EPS[1]	Return of capital to shareholders[2]	Long-Term Organic Growth Rate[3]
$1.3 Billion (-12.1%)	38.7% (-2.3 percentage points)	$2.23 (-8.6%)	$995 Million (-0.8%)	1.9% (-0.5 percentage points)

1 The adjusted financial measures are all non-GAAP financial measures. See the information in Appendix B of this Proxy Statement regarding Non-GAAP financial measures.
2 Return of capital to shareholders is calculated as dividends paid plus share repurchases during the year ended December 31, 2016.

3  Annualized long-term organic growth rate is calculated using long-term net flows divided by opening long-term AUM for the period. Long-term AUM excludes institutional money market AUM and PowerShares QQQ AUM.

CEO compensation					Incentive compensation
2016 Total compensation[1]		2016 Total incentive compensation[2]		Change in total incentive compensation from prior year

$13,458,250		$12,668,250		-11%
	Base salary	Annual cash bonus	Annual stock deferral award	Long-term equity award
2016	$790,000	$4,045,500	$1,674,750	$6,948,000
year-over- year % change	0%	-13%	-13%	-10%

1  Consists of salary, annual cash bonus, annual stock deferral award and long-term equity award (50% of which is performance based) earned in 2016. See note on page 41 regarding differences from the summary compensation table.

2 Consists of annual cash bonus, annual stock deferral award and long-term equity awards (50% of which is performance-based).

Compensation decision-making process and outcomes within a multi-year context
Invesco utilizes multi-year strategic objectives to deliver strong outcomes for clients and shareholders.

Our multi-year strategic objectives and annual operating plan

Our strategic objectives guide our annual strategic planning process, which has helped us deliver better outcomes for clients while achieving strong results for shareholders over a multi-year period. Management, with the guidance and input from the Board of Directors, annually reviews our multi-year strategic objectives in the context of global trends and macro themes impacting the asset management industry, our position within key markets and the financial implications of our decisions. The outcome of the review is an annual operating plan, composed, in part, of our business priorities and related projected financial outcomes. Throughout the year, the Board of Directors reviews with management the performance against the annual operating plan.

Our Board and management review performance against our strategic objectives and annual operating plan based on a number of factors, including those shown below.

Global trends and macro themes	Investment performance and flows	Organizational health

Efficiency and effectiveness	Operating results and financial strength	Shareholder returns

ROE and ROA are not appropriate measures of success for pure asset managers like Invesco.

We specifically do not rely heavily on measures of Return on Equity (“ROE”) or Return on Assets (“ROA”) as these are not as relevant in the success of a pure asset manager like Invesco. Generally speaking, asset managers do not rely on balance sheet assets to generate operating income and earnings. Our business relies on client assets under management (or AUM), which are held in custody by third parties and are not owned by the company, to generate revenue. Furthermore, US GAAP rules on consolidation require the company to consolidate certain investment product assets and liabilities which significantly distort our balance sheet and the associated financial metrics of ROE and ROA. (See Our variable incentive compensation - performance-based awards for further discussion of performance measures.)

For additional detail, see Determining the 2016 Compensation of Our Executives Officers – Our multi-year strategic objectives and annual operating plan below.
Financial performance over the past 5 years
By delivering better outcomes to clients, our financial strength, stability and efficiencies have improved over the past five years. The company has experienced, among other achievements, solid adjusted operating income and adjusted operating margin expansion, strong AUM and earnings growth, material return of capital to shareholders and significant total shareholder return.

Adjusted operating income[1]	Adjusted operating margin[1]	Ending AUM	Adjusted diluted EPS[1]	Return of capital to shareholders[2]	Total shareholder return[3]	Long-term organic growth rate[4]
	Percentage points change
25.5%	1.2	33.9%	36.8%	$4.1 Billion	74.6%	2.3%

Measurement period from January 1, 2012 to December 31, 2016.

1	The adjusted financial measures are all non-GAAP financial measures. See the information in Appendix B of this Proxy Statement regarding Non-GAAP financial measures.
2	Return of capital to shareholders is calculated as dividends paid plus share repurchases during the period January 1, 2012 to December 31, 2016.
3	Total shareholder return is calculated as the change in share price over the measurement period of January 1, 2012 to December 31, 2016 plus the sum of all dividends paid during the same period, divided by the share price at the beginning of the measurement period.
4	Long-term organic growth rate is calculated using long-term net flows for a year divided by opening long-term AUM for the year and averaged over the 5-year period. Long-term AUM excludes institutional money market AUM and PowerShares QQQ AUM.

Our committee makes holistic, rigorous and judicious executive compensation decisions.

Executive officer compensation decisions

Following the establishment of the company-wide annual incentive pool, the committee sets the compensation levels of our executive officers. Similar to the approach that the committee follows in setting the incentive pool, the committee makes executive compensation decisions based on the totality of the results without tying decisions to a specific formula. The committee considers a number of factors in setting the compensation levels of our executive officers, including the following:

∎ the company’s achievements in respect of our strategic objectives and annual operating plan as described above (including investment performance and flows, organizational health, efficiency and effectiveness, operating results and financial strength, and shareholder returns);

∎ the competitive environment by reviewing performance against peers across numerous financial factors; and
∎ each executive officer’s individual performance.

The committee believes that this thoughtful, holistic approach, which incorporates fact- based qualitative judgments, is more rigorous and effective than purely mechanical formula criteria. The committee believes a review of our process and outcomes demonstrates that we closely tie pay to performance and our executive compensation is appropriate when compared to the company’s performance. As illustrated in the following four charts, our chief executive officer’s total compensation over the past five years is closely aligned with company performance on key financial measures - including adjusted operating income, adjusted operating margin and adjusted diluted EPS - demonstrating our committee’s rigorous and judicious approach.

Our chief executive officer’s compensation over the past five years has aligned closely with company performance.	5-year Invesco CEO pay versus financial performance

1	Consists of salary, annual cash bonus, annual stock deferral award and long-term equity award (50% of which is performance based) earned in 2016. See note on page 41 regarding differences from the summary compensation table.
2	The adjusted financial measures are all non-GAAP financial measures. See the information in Appendix B of this Proxy Statement regarding Non-GAAP financial measures.

Our chief executive officer’s total incentive compensation relative to the company’s adjusted operating margin and adjusted operating income over the last five years demonstrates the committee’s judicious approach to executive compensation.	5-year Invesco CEO incentive compensation versus adjusted operating margin and adjusted operating income
		2012	2013	2014	2015	2016
	year-over-year change in adjusted operating income[1]	-3%	+28%	+16%	-0.1%	-12.1
	year-over-year percentage point change in adjusted operating margin[1]	-1.8	+4.0	+1.7	-0.4	-2.3
	year-over-year change in Invesco CEO total incentive compensation[2]	-3%	+21%	+7%	-6%	-11%

1	The adjusted financial measures are all non-GAAP financial measures. See the information in Appendix B of this Proxy Statement regarding Non-GAAP financial measures.
2	Consists of annual cash bonuses, annual stock deferral awards and long-term equity awards (50% of which are performance-based).

CEO pay and company financial performance versus peers

As illustrated in the chart below, our chief executive officer’s average total compensation ranks at approximately the 63rd percentile of our peer group for the 3-year period between 2013 and 2015 (the latest year for which public data was available). By comparison, our financial performance on the key financial measures noted below relative to our peer group ranged from approximately the 56th to the 69th percentile. Invesco is generally near the median of our peer group market capitalization and annual revenues. Based upon the foregoing, our chief executive officer’s average total compensation is aligned with our rank in performance on key financial measures against our peers. See the table below for a list of companies we consider to be our peers. See also Compensation Philosophy, Design and Process - Review of peer compensation.

CEO pay and financial performance Invesco ranking versus peer group (2013-2015)

1	Note regarding non-GAAP financial measures: The above chart includes publicly reported adjusted financial measures of Invesco and its peer companies. The adjusted financial measures are all non-GAAP financial measures. Similarly titled reported measures of the peer companies may not be comparable to Invesco’s adjusted measures. (Source: Invesco)
2	CEO total compensation percentile rank is based on a 3-year CAGR of total compensation from each peer company CEO as publicly reported in the summary compensation table of each company. (Source: Invesco)

Peer companies
– AffiliatedManagers Group	– BlackRock	– Franklin Resources	– Principal Financial Group
– AB	– Charles Schwab (new)	– Lazard (new)	(new)
– AmeripriseFinancial	– Eaton Vance	– Legg Mason	– State Street
– Bankof New York Mellon	– Federated Investors	– Northern Trust	– TD Ameritrade (new)
– T. Rowe Price

The company added Charles Schwab, Lazard, Principal Financial Group and TD Ameritrade to our peer group and removed Janus Capital Group, SEI Investment Company and Waddell & Reed from our peer group for 2016 as further discussed below. (See Compensation Philosophy, Design and Process – Review of peer compensation for further discussion regarding the changes to our peer group.)

Our compensation practices
Below we highlight certain executive compensation practices designed to align executive pay with performance, ensure good governance and serve our shareholders’ long-term interests.

What we do
✓	Pay for performance. We tie pay to the performance of the company and the individual. The great majority of executive officer compensation is not guaranteed and is variable.
✓

Strong emphasis on deferred compensation with long vesting periods. Compensation for our executive officers is heavily weighted to deferred compensation (generally between 55-70%), consisting of annual stock deferral and long-term equity awards that vest over four years.

✓

50% of long-term equity awards are performance-based. 50% of long-term equity awards for executive officers are tied to the achievement of specified levels of adjusted operating margin. Such performance-based equity awards are subject to a 3-year performance period, and vest on attainment of adjusted operating margin targets. For more information regarding long-term equity awards made to our executive officers, including our named executive officers, see Our variable incentive compensation – Our long-term equity awards below.

✓

Linkage of incentive compensation pool to PCBOI. We have a history of disciplined decision-making over multiple years and through various economic cycles, including directly linking the aggregate incentive compensation pool to a defined range of our pre-cash bonus operating income (“PCBOI”) ensuring incentive compensation is paid only when the company is generating operating income. For more information regarding our incentive compensation pool see Determination of company-wide annual incentive pool based upon progress against strategic objectives and annual operating plan below.

✓

“Clawback” policy. The company maintains a “clawback” policy for our executive officers’ performance-based long-term equity awards which permits the company to recover compensation in the event of fraudulent or willful misconduct. For more information regarding our clawback policy, see Other Compensation Policies and Practices – Clawback policy below.

✓

Stock ownership policy. We maintain robust share ownership guidelines for our executive officers, creating a further link between management interests, company performance and shareholder value. Shares must be held until the stock ownership policy requirements are met. All of our executive officers have exceeded the ownership requirements. For more information regarding our stock ownership policy, see Other Compensation Policies and Practices – Stock ownership policy below.

✓

“Double triggers.” We maintain a “double trigger” requirement on the vesting of equity awards in the event of a change in control, meaning that an equity award holder must be terminated following the change in control before vesting will be accelerated.

✓	Modest perquisites. We provide modest perquisites that provide a sound benefit to the company’s business.
✓	Independent compensation committee consultant. Our independent compensation consultant, Johnson Associates, Inc., is retained directly by the committee and performs no other services for the company.
✓

Maintain a cap on CEO total compensation. Our compensation committee has set a cap of $25 million for our chief executive officer’s total compensation in respect to 2017, with actual pay expected to be below that level.

✓

Annually perform risk analysis on executive compensation program. Our committee annually reviews our compensation programs to determine whether such polices and practices create risks that are reasonably likely to have a material adverse effect on the company.

✓

Minimum vesting for equity awards. Our equity incentive plans provide a minimum vesting period of two years for equity grants made beginning in 2016; however, equity awards vest over four years for time-based awards and at the end of a three-year performance period for performance-based awards.

What we don’t do
x

No dividends or dividend equivalents on unvested performance-based awards. No dividends or dividend equivalents are paid on performance-based awards during the vesting period. Rather, dividends are deferred and are paid based on performance achieved, with no premiums.

x	No gross ups. We do not generally provide excise tax “gross ups,” other than in the case of certain relocation expenses, consistent with our relocation policy.
x

No short selling, hedging or pledging. Our insider trading policy strictly prohibits short selling, dealing in publicly-traded options and hedging or monetization transactions in our common shares and pledging our common shares.

x	No share recycling. Our equity incentive plans contain provisions prohibiting share recycling for stock options and stock appreciation rights.

Compensation Philosophy, Design and Process
Our compensation philosophy
To support our strategic objectives, we have structured our compensation programs at every level to achieve the following objectives:

∎ align individual awards with client and shareholder success;
∎ reinforce our commercial viability by closely linking rewards to results at every level;
∎ reinforce our meritocracy by differentially rewarding high-performers; and
∎ recognize and retain top talent by ensuring a meaningful mix of cash and deferred compensation.

The committee has, among other duties, responsibility for determining the components and amounts of compensation paid to our executive officers.

Role of the compensation committee

The committee’s responsibilities include: (i) reviewing and making recommendations to the Board about the company’s overall compensation philosophy; (ii) approving the aggregate compensation pool; (iii) evaluating the performance of, and setting the compensation for, the Chief Executive Officer; and (iv) reviewing and overseeing management’s annual process for evaluating the performance of, and approving the compensation for, all other executive officers, including our other named executive officers.

In making these determinations, the committee considers our performance against our strategic objectives, our success in executing annual objectives in a multi-year context, year-over-year operating results, and operating results versus peers. All non-executive directors regularly attend compensation committee meetings, highlighting the importance of executive officer compensation decisions for our Board. For additional detail on the company’s compensation alignment to its financial results, see Compensation Decision-Making Process and Outcomes Within a Multi-Year Context above.

Components of executive compensation and their purpose
We utilize a variety of compensation components to achieve our objectives. The compensation program for our executive officers, including the NEOs, consists of base salary and variable incentive compensation. The committee believes the bulk of our executive officers’ pay should be incentive compensation – a combination of annual cash bonuses, annual stock deferral awards, and long-term equity awards. The following table further describes each pay component, as well as its purpose and key measures.

Pay element	What it does	Key measures
Base salary

–  Provides competitive fixed pay

–  Reasonable base compensation for day-to-day performance of job responsibilities

–  Evaluated annually, generally remains static unless promotion or adjustment due to economic trends in industry

– Experience, duties and scope of responsibility – Internal and external market factors
Annual cash bonus	– Provides a competitive annual cash incentive opportunity	– Based upon annual financial results and performance against long-term strategic objectives
Annual stock deferral award (time-based vesting)

–  Along with annual cash bonus, provides a competitive annual incentive opportunity

–  Aligns executive with client and shareholder interests

–  Encourages retention by vesting in equal annual increments over four years

– Based upon annual financial results and performance against long-term strategic objectives
Long-term equity awards (performance- based and time-based vesting)

–  Recognizes long-term potential for future contributions to company’s long-term strategic objectives

–  Aligns executive with client and shareholder interests

–  50% of long-term equity award is performance-based

–  Encourages retention by vesting in equal annual increments over four years for time-based awards and at the end of the 3-year performance period for performance-based awards

–  Based upon financial results and performance against long-term strategic objectives

–  Performance-based vesting tied to adjusted operating margin

–  3-year performance period for performance-based awards

Our variable incentive compensation

As noted above, each executive officer’s variable compensation is a combination of an annual cash bonus, an annual stock deferral award and a long-term equity award (including a performance-based award). Our executive officers’ incentive awards are funded from the company-wide incentive pool established annually by the compensation committee after a review of the company’s progress on multiple operating measures, the company’s progress toward achieving its strategic objectives and other factors. The committee does not attempt to rank or assign relative weight to any factor, but rather applies its judgment in considering them in their entirety. For additional detail on the annual company-wide incentive pool, see Determining the 2016 Compensation of Our Executive Officers below.

Our executive officers’ annual variable compensation is comprised of cash and stock deferral awards.

Our annual awards

We use our annual awards, which consist of cash and annual stock deferral awards, to recognize current year performance and closely align employees’ interests with those of clients and shareholders, differentially reward high performers and link compensation to financial results. Our annual stock deferral awards generally vest over four years in 25% increments each year and typically account for approximately 20-36% of an executive officer’s equity incentives.

Performance-based long- term equity awards have a three-year performance period and three-year cliff vesting.

Our long-term equity awards

Our long-term equity awards are comprised of time-based and performance-based awards. The committee believes long-term equity awards should align employee and shareholder interests and a portion of awards should be paid only upon achievement of targeted financial results. In particular, the committee believes that the design of the long-term equity awards should:

∎ focus our management on preserving value for our shareholders;
∎ hold our executives accountable for the sound management of the company; and
∎ tie a specific portion of our executive officers’ compensation to a measure that management can most directly influence that will ultimately lead to shareholder value.
Time-based awards
Fifty percent of our long-term equity awards are time-based and generally vest ratably in 25% increments each year.
Performance-based awards

Fifty percent of our long-term equity awards are performance based and are tied to the achievement of adjusted operating margin over a three-year period. The committee believes tying the vesting of the performance-based equity awards to the achievement of adjusted operating margin over a multi-year period achieves its goals with respect to performance-based awards as follows:

∎ it focuses discipline in corporate investments, initiatives and capital allocation;
∎ it is consistent with the way we manage the business;
∎ it is an important measure of overall strength of an asset manager;
∎ it is a primary measure of focus of industry analysts;
∎ it is improved through effective management over the long term; and
∎ it more effectively avoids conflicts of interest with clients.
The financial performance thresholds of the performance-based equity awards are set forth in the chart below. The rigor of the thresholds, as well as the partial vesting of awards for failure to meet the target range and an upside opportunity for performance beyond the target range, align with the committee’s above-described philosophy regarding performance-based awards.

Adjusted operating margin (%)	≤ 28	29	30	31	32	33	34	35	36-44	45	46	47	48	49	50	51	52	53	≥ 54
Vesting percentage (%)	0	25	50	75	80	85	90	95	100	105	110	115	120	125	130	135	140	145	150

As noted above, we specifically do not rely heavily on measures of ROE or ROA as these are not appropriate measures of success for pure asset managers like Invesco. (See Executive Summary – Compensation decision making process and outcomes within a multi-year context for further discussion.)

Performance-based award features are summarized in the following table. For additional detail on performance-based awards, see Grants of plan-based share awards for 2016 table below.

Performance-based award component
Performance period	Three years
Performance metric	Adjusted operating margin
Performance vesting range	Vesting ranges from 0% - 150%; straight line interpolation to be used for actual result
See above table for vesting ranges
Vesting	3-year cliff
Dividends	Deferred and paid only to the extent an award vests
Settlement	Award settled in shares
Clawback	Award subject to clawback policy in the event of fraudulent or willful misconduct

The majority of executive officer incentive compensation is deferred and tied to financial and strategic performance in order to align individual rewards with long-term client and shareholder success.

Our compensation mix

To align our executive officers’ awards with client and shareholder success, the committee has designed our executive officers’ compensation so that executive officers receive a significant portion of their compensation in the form of deferred incentives. The committee believes this appropriately aligns our executive officers’ interests with our shareholders as it focuses on long- term shareholder value creation. The committee has no pre-established policy or target on the allocation between pay elements in order to be able to adjust practices to best meet the interest of our shareholders. For 2016, 68% of our chief executives officer’s incentive compensation was in the form of deferred incentive compensation.

Review of peer compensation

In determining executive compensation, the committee reviews the executive compensation practice and levels of our industry peer companies, as well as other comparable investment management companies. Our industry peers consist of the 16 companies listed below.

As a result of a routine assessment of our peer group and in an effort to better reflect our size, complexity of offerings, domestic and global capabilities, and diversified client base within our peer group, we updated our peer group this year. We added Charles Schwab, Lazard, Principal Financial Group and TD Ameritrade and removed Janus Capital Group, SEI Investment Company and Waddell & Reed. These revisions were based on the recommendation of Johnson Associates, Inc. (“Johnson Associates”), our independent compensation consultant, after conducting a qualitative peer analysis on our behalf. We refined our peer group to better reflect our current business and size and to include certain companies considered to be our peers by external parties. Invesco had not adjusted its peer group since 2013. See Role of the independent compensation consultant below for more information regarding Johnson Associates.

The changes in our peer group had a limited effect on the CEO compensation levels of our peer group as demonstrated by the chart below.

Based on data for peer companies as publicly reported in the summary compensation tables for 2015, the latest year for which public data was available (excluding one peer company that did not grant incentive compensation for 2015).

The committee’s compensation consultant assists the committee in its analysis of our executive compensation programs.

Role of the independent compensation consultant

The committee’s charter gives it the authority to retain consultants and other advisors to assist it in performing its duties. The committee has engaged Johnson Associates, an independent consulting firm, to advise it on director and executive compensation matters. Johnson Associates:

	∎	assists the committee throughout the year in its analysis and evaluation of our overall executive compensation programs, including compensation paid to our directors and executive officers;
	∎	attends certain meetings of the committee and periodically meets with the committee without members of management present;
∎

provides the committee with certain market data and analysis that compares executive compensation paid by the company with that paid by other firms in the financial services industry and certain investment management firms which we consider generally comparable to us; and

	∎	provides commentary regarding market conditions, market impressions and compensation trends.

The committee uses such data as reference material to assist it in gaining a general awareness of industry compensation standards and trends. The market data, including performance and pay practices of the peer group and broader investment management firms, do not directly affect the committee’s compensation determinations for our executive officers, including our named executive officers. Although we seek to offer to our executive officers a level of total compensation that is competitive, the committee does not target a particular percentile of market or the peer group with respect to total pay packages or any individual components thereof. The committee’s consideration of the market data constitutes only one of many factors reviewed and such market data is considered generally and not as a substitute for the committee’s independent judgment in making compensation decisions regarding our executive officers.

Under the terms of its engagement with the committee, Johnson Associates does not provide any other services to the company unless the committee has approved such services. No such other services were provided in 2016. The company uses other compensation and benefits consultants to provide market data, actuarial services and/or advice relating to broad management employee programs in which named executive officers may participate.

The committee has considered various factors as required by NYSE rules as to whether the work of Johnson Associates with respect to executive and director compensation-related matters raised any conflict of interest. The committee has determined no conflict of interest was raised by the engagement of Johnson Associates.

Role of executive officers in determining executive compensation
Our Chief Executive Officer meets with the non-executive directors (including committee members) throughout the year to discuss executive performance and compensation matters, including proposals on compensation for individual executive officers (other than himself). Our Chief Executive Officer and Head of Human Resources work with the committee to implement our compensation philosophy. They also provide to the committee information regarding financial and investment performance of the company as well as our progress toward our long-term strategic objectives. Our Chief Financial Officer assists as needed in explaining specific aspects of the company’s financial performance.

Determining the 2016 Compensation of Our Executive Officers
Flowchart of the compensation decision-making process
The following flowchart depicts the committee’s compensation decision-making process and related judgments for 2016. A detailed review of each step follows the flowchart.

Invesco’s multi-year strategy focuses the organization on delivering strong outcomes for clients and shareholders.

Our multi-year strategic objectives and annual operating plan

Our purpose is to deliver an investment experience that helps people get more out of life. Our strategic objectives and our purpose guide our planning process, which sharply focuses our organization on delivering better outcomes for clients while achieving strong results for shareholders over the long term. Management, with guidance and input from the Board of Directors, annually reviews our multi-year strategic objectives in the context of global trends and macro themes impacting the asset management industry, our position in key markets and the financial implications of our decisions. The outcome of the review is the establishment of an annual operating plan comprising, in part, our business priorities and related projected financial outcomes. Throughout the year, the Board of Directors reviews with management the firm’s performance against the annual operating plan.

Our Board and management review performance against our strategic objectives and annual operating plan based on a number of factors, including those set forth below. Invesco’s strategic planning and performance review process allows our Board and management to adapt to the current business environment while remaining focused on multi-year strategic objectives. Achievements against these measures drive strong outcomes for our clients and shareholders.

Global trends and macro themes

–  Global and regional macro-economic factors and market drivers including:

 -  Monetary and fiscal policy  landscape

 -  GDP trends

–  Competitive landscape

–  Market opportunities

–  Client needs assessment

Investment performance and flows

–  Assessment of investment returns  versus expectations

–  Quality and breadth of our  investment capabilities

–  On a 3- and 5-year basis, % of  AUM in top half versus peers

–  On a 3- and 5-year basis, % of  AUM versus benchmark

–  Net long-term flows as a % of  AUM

–  Average AUM

–  On a 3-year basis, % of AUM in  top quartile

Organizational health

–  Thoroughness of talent  management and  development

–  Succession planning

–  Employee engagement scores

–  Retention of investment  professionals

–  Retention of key performers  in all areas

–  Leadership and management practices

Efficiency and effectiveness – Net revenue yield – Adjusted operating expense as % of average AUM – Adjusted operating income as % of average AUM – Adjusted operating margin	Operating results and financial strength[1] – Adjusted operating income – Adjusted earnings per share – Leverage ratio (adjusted debt/EBITDA) – Credit rating (Moody’s, S&P and Fitch) – Available cash	Shareholder returns – Dividend growth – Stock repurchases – Cumulative capital returned to shareholders – Total shareholder return versus total returns of S&P 500

1 See Executive Summary – Compensation decision making process and outcomes within a multi-year context for rationale to not focus on ROA and ROE.
Each year, the committee establishes a company- wide incentive pool that is a percentage of pre-cash bonus operating income. All 2016 awards, including NEO awards, were paid out of this pool.

Determination of company-wide annual incentive pool based upon progress against strategic objectives and annual operating plan

The committee examines the company’s performance on multiple operating measures, including those shown above, the company’s performance toward achieving its strategic objectives and other factors, including pre-cash bonus operating income (“PCBOI”). While each of these items is considered by the committee, the committee does not attempt to rank or assign relative weight to any factor but rather applies its judgment in considering them in their entirety. The committee is focused on the totality of organizational success without tying compensation decisions to a specific formula.

Linking the aggregate incentive compensation pool to a defined range of our PCBOI ensures incentive compensation is paid only when the company is generating operating income.	The committee established parameters, used consistently for many years, to guide the end- of-year decision-making process regarding the company-wide incentive pool size to ensure that compensation is aligned with the financial and strategic results discussed above. These parameters are expressed as a percentage of PCBOI. The committee uses a range of 34-48% of PCBOI, in the aggregate, in setting the company-wide incentive pool, though it maintains the flexibility to go outside either end of this range in circumstances that it deems exceptional. The range includes the cash bonus and deferred compensation pools, as well as the amounts paid under sales commission plans (in which our NEOs do not participate). The range was determined based on historical data concerning the practices of asset management and other similar financial services firms as analyzed by Johnson Associates, our independent compensation consultant, and based on data obtained from the McLagan and CaseyQuirk Performance Intelligence Study.

Over the past five years, the incentive pool has averaged approximately 41% of PCBOI. Utilizing its judgment, and applying discretion based upon the company’s financial results and progress against strategic objectives during 2016, the committee set the company-wide incentive pool for 2016 at approximately 41% of PCBOI (compared to 39% of PCBOI for 2015).

For 2016, the committee determined to decrease the incentive compensation pool.	By setting the incentive pools at 41% of PCBOI, the committee decreased the size of the incentive pools given the decline in PCBOI in respect to 2016. As a result:
	∎	the cash bonus pool decreased; and
	∎	annual deferral awards were decreased on an average per person basis; and
	∎	long-term equity awards generally were unchanged on an average per person basis to continue to tie the interests of our employees to the long-term interests of our shareholders.

For some highly compensated employees, the cash to deferred mix was reviewed and adjustments were made to decrease cash and increase the deferred component of their incentives.

Our executive officers’ compensation is highly correlated to our clients’ and shareholders’ success and closely links rewards to results.

Review of 2016 NEO performance and compensation outcomes

Incentive compensation for our named executive officers is paid from the annual company-wide incentive compensation pool described above. In making its determination for our executive officers’ compensation, the committee considers the 2016 material goals and accomplishments of each named executive officer, as well as the company’s overall performance. The committee makes its compensation decisions based upon the totality of the results without tying compensation decisions to a specific formula. The committee believes that this holistic approach, which incorporates fact-based qualitative judgments, is more effective than purely mechanical formula criteria.

Set forth below is a summary of the 2016 material accomplishments of each named executive officer that the committee considered in determining each such officer’s compensation for 2016, as well as their 2016 compensation. In addition, the following tables and graphs show for the chief executive officer and the other named executive officers the ratio of 2016 cash incentive compensation (annual cash bonus) to deferred incentive compensation (annual stock deferral award and long-term equity award).

Note: The graphs and tables below depict how the committee viewed its compensation decisions for our NEOs in respects of 2016, but they differ substantially from the Summary Compensation Table (“SCT”) on page 49 required by SEC rules and are not a substitute for the information presented in the SCT. There are two principal differences between the SCT and the presentations below:

∎

The company grants both cash and deferred incentive compensation after our earnings for the year have been announced. In both the presentations below and the SCT, cash incentive compensation granted in 2017 for 2016 performance is shown as 2016 compensation. Our presentation below treats deferred incentive compensation similarly, so that equity awards granted in 2017 are shown as 2016 compensation. The SCT does not follow this treatment. Instead the SCT reports the value of equity awards in the year in which they are granted, rather than the year in which they were earned. As a result, equity awards granted in 2017 for 2016 performance are shown in our presentation below as 2016 compensation, but the SCT reports for 2016 the value of equity awards granted in 2016 in respect of 2015 performance.

	∎	The SCT reports “All Other Compensation.” These amounts are not part of the committee’s compensation determinations and are not shown in the presentation below.

Our chief executive officer’s 2016 compensation

Mr. Flanagan has been our President and Chief Executive Officer since 2005. Mr. Flanagan’s performance is measured against the company’s achievements of its strategic objectives and annual operating results. During 2016, Mr. Flanagan led the company’s efforts to deliver better outcomes and service to clients and oversaw our achievements related to our key strategic objectives. However, our financial performance was lower year-over-year due to volatile markets, numerous headwinds in the operating environment of many markets we serve and efforts to invest in our business for the long term. Our Compensation Committee determined that Mr. Flanagan’s total incentive compensation should be reduced approximately 11% as part of the committee’s rigorous and judicious executive compensation decision making.

Achieve strong financial performance	Annual adjusted operating income[1] (year-over-year)	Annual adjusted operating margin[1] (year-over-year)	Annual adjusted diluted EPS[1] (year-over-year)	Return of capital to shareholders[2] (year-over-year)	Long-Term Organic Growth Rate[3]

	-12.1%	-2.3	-8.6%	$995 Million	1.9%
		percentage points		(-0.8%)	(-0.5 percentage points)
1 The adjusted financial measures are all non-GAAP financial measures. See the information in Appendix B of this Proxy Statement regarding Non-GAAP financial measures.
2 Return of capital to shareholders is calculated as dividends paid plus repurchases during the year ended December 31, 2016.

3  Annualized long-term organic growth rate is calculated using long-term net flows divided by opening long-term AUM for the period. Long-term AUM excludes institutional money market AUM and PowerShares QQQ AUM.

Achieve strong investment performance	Percent of our actively managed assets in top half of our peer group. See Appendix A for important disclosures regarding AUM ranking.

	–	Further strengthened our investment culture, which enabled us to deliver strong, long-term investment performance to our clients across the globe, in spite of volatile markets.
Be instrumental to our clients’ success	–	Continued to expand our solutions team, which brings together the full capabilities of the firm to provide outcomes that help clients achieve their investment objectives. A key result of this strategy was winning the Rhode Island 529 mandate of $6.5 billion.
	–	Successfully launched our global key account initiative and further coordinated client engagement across regions to enhance our clients’ investment experience.
	–	Invested in our institutional business by further refining our global strategy, strengthening the team with experienced talent and more effectively aligning the firm’s efforts to opportunities in the market. We saw early successes from this work, with strong institutional floows in the third and fourth quarters of 2016.
Harness the power of our global platform	–	Completed the acquisition of Jemstep, a market-leading provider of advisor-focused digital solutions. The acquisition represents an investment in our partnership with the advisor community and highlights our efforts to participate in the technology evolution within our industry.
	–	Enhanced our social responsibility efforts by publicly communicating our perspective on environmental, social and governance issues; published our first Global Investment Stewardship Report in early 2017.
Perpetuate a high-performance organization	–	Further strengthened our investment and distribution teams through new hires and our efforts to attract, develop, motivate and retain the best talent in the industry.
	–	Initiated our business optimization program, which delivered more than $20 million in annualized run-rate expense savings in its first year.
The changes to each component of Mr. Flanagan’s compensation are detailed in the table below.

Mr. Flanagan’s total incentive compensation was reduced by approximately 11%.	CEO compensation
	2016 Total compensation[1]		2016 Total incentive compensation[2]		Change in total incentive compensation from prior year
	$13,458,250		$12,668,250		-11%
		Base salary	Annual cash bonus	Annual stock deferral award	Long-term equity award
	2016	$790,000	$4,045,500	$1,674,750	$6,948,000
	year-over-year	0%	-13%	-13%	-10%
	% Change

1  Consists of salary, annual cash bonus, annual stock deferral award and long-term equity award (50% of which is performance based) earned in 2016. See note on page 41 regarding differences from the summary compensation table.

	2 Consists of annual cash bonus, annual stock deferral award and long-term equity awards (50% of which is performance-based).

Our chief executive officer’s average total compensation ranks at approximately the 63rd percentile of our peer group for the 3-year period between 2013-2015 (the latest year for which public data was available). By comparison, our financial performance on the key financial measures relative to our peer group ranged from approximately the 56th to the 69th percentile. Invesco is generally near the median of our peer group market capitalization and annual revenues. Based upon the foregoing, our chief executive officer’s average total compensation is aligned with our rank in performance on key financial measures against our peers. For more information regarding our chief executive officer’s compensation compared to our peer group, see Our Compensation Decision — Making Process and Outcomes Within a Multi-Year Context — CEO pay and company financial performance versus peers above. Further, our chief executive officer’s total compensation is strongly aligned with shareholders, with approximately 68% of his total incentive compensation deferred. Therefore, the committee believes that our chief executive officer’s total compensation is well aligned with performance and our shareholders’ interests.

Our other named executive officer’s 2016 compensation

The following information provides highlights of specific individual accomplishments and responsibilities considered in the pay determinations for the other NEOs. When approving pay decisions for the other NEOs, the committee also considered the company’s achievements of its strategic objectives and annual operating results.

Loren M. Starr Senior Managing Director and Chief Financial Officer	Mr. Starr has been our Chief Financial Officer since he joined Invesco in 2005. His achievements in 2016 include:
–

Mitigated the impact of Brexit on the company’s operating income due to our inherent currency exposure, as a global company, to the British Pound and to the Euro. In early 2016, Mr. Starr oversaw the company’s purchase of currency options that resulted in a net realized pretax profit of $8.9 million in 2016 and an additional net unrealized pretax gain for remaining outstanding options of $12.2 million as of year-end 2016.

–

Oversaw the establishment of the company’s organizational and technology “Purchase to Pay” platform to significantly improve the efficiency and effectiveness of our global procurement and sourcing activities, with the company saving $25 million in 2016 due to these efforts – approximately 50% more than in 2015.

	–	Continued Mr. Starr’s focus on capturing planned business optimization savings in 2016 which generated more than $20 million in annualized run-rate expense savings in its first year.
Andrew T.S. Lo Senior Managing Director and Head of Asia Pacific	Mr. Lo joined Invesco in 1994 and has been head of the firm’s Asia Pacific business since 2001. His achievements in 2016 include:
–

Continued to enhance and strengthen our Asia Pacific regional investment capabilities with the addition of senior hires to reinforce the overall leadership in key areas and support the efforts to deliver strong, long-term investment performance for our clients.

–

Under Mr. Lo’s leadership, the company continued to see strength in our business across the Asia Pacific region; in spite of challenging global markets our institutional business in the region experienced strong organic growth from leading sovereign wealth funds, top-tier public and private pension funds and large insurance clients in Japan, Australia, China. Overall net sales in the region reached a record high in 2016, with significant inflows into a mix of regional and global investment strategies, covering both traditional and alternative capabilities.

–

Oversaw the successful acquisition of the remaining 49% of our India joint venture, now known as Invesco Asset Management India, and led the Asia Pacific region’s efforts that resulting in two significant industry accolades in 2016 from Asian Investor: Asset Manager of the Year and Best Business Development of the Year.

Colin D. Meadows Senior Managing Director and Chief Administrative Officer	Mr. Meadows has been our Chief Administrative Officer since 2006. His achievements in 2016 include:
–

Oversaw the acquisition of Invesco Jemstep, a market-leading provider of advisor-focused digital solutions, and added resources to further leverage Jemstep’s capabilities. The acquisition represents an investment in the company’s partnership with the advisor community and highlights our efforts to participate in the technology evolution within our industry.

–

Oversaw the strengthening of our technology team through new hires for key roles and, through cost optimization, established new critical roles for additional capabilities in developing areas of technology.

–

Under Mr. Meadow’s leadership, the company defined the future state of our Global Fund Administration Operating model in 2016 and commenced executing against the model, realigned talent in Investment Services to foster greater client support, and refreshed Investment Services’ focus on talent development through mentoring programs and increased emphasis on development planning.

Philip A. Taylor Senior Managing Director and Head of the Americas	Mr. Taylor joined Invesco in 1999 and has been head of the firm’s Americas business since 2012. He also leads Invesco Fixed Income and Human Resources. His leadership achievements in 2016 include:
–

Under Mr. Taylor’s leadership, our Americas business achieved its financial objectives, our retail and institutional clients in Canada continued to achieve overall strong, long-term investment performance, and we increased our distribution effectiveness through improved processes and capabilities. All of the foregoing efforts helped further strengthen our brand and reputation.

–

Our PowerShares ETFs, driven by a suite of competitive capabilities and strong client demand, achieved their best net sales year of $10.8 billion and second-best quarter of roughly $4 billion in net new assets in its history.

–

Our global Fixed Income team made significant progress in achieving our aspiration of becoming a global fixed income leader by continuing to enhance its products and solutions, platform, and people and processes, which resulted in strong net sales results of $17.8 billion in 2016.

Each NEO’s performance is measured against the company’s achievements of its strategic objectives, annual operating results and each individual’s contributions discussed above. 2016 compensation was less than 2015 compensation in consideration of Invesco’s overall financial performance which was lower year-over-year due to volatile markets, numerous headwinds in the operating environment of many markets we serve and efforts to invest in our business for the long term. The committee’s decisions for each NEO for 2016 are reflected in the table below.

NEO Compensation for 2016[1]
	Loren M.	Andrew	Colin D.	Philip A.
	Starr	T. S. Lo	Meadows	Taylor
Base salary ($)[2]	450,000	462,062	425,000	481,346
Annual cash bonus ($)	939,600	1,300,000	1,250,000	2,262,000
Annual stock deferral award ($)	408,900	514,470	486,111	957,000
Long-term equity award ($)	1,641,600	2,035,000	1,800,000	3,078,000
year-over-year % change in total incentive compensation (%)	-11.4%	-9.6%	-8.7%	-11.6%
Total compensation ($)	3,440,100	4,311,532	3,961,111	6,778,346
year-over-year % change in total compensation (%)	-10.0%	-8.6%	-7.9%	-11.0%
1 See note on page 41 regarding differences from the SCT.
2 For each NEO, base salary is unchanged from 2015. Reported changes to base salary for Messrs. Lo and Taylor are due to foreign exchange rate differences.

Other Compensation Policies and Practices

All of our executive officers have exceeded their ownership level requirements.

Stock ownership policy

All equity awards made to our executive officers are subject to our Executive Officer Stock Ownership Policy. The policy requires executive officers to achieve a certain ownership level within three years. Until such level is achieved, each executive officer must retain 100% of the shares received from the company (subject to an exception for tax withholding). All of our executive officers have exceeded the ownership requirements.

Stock ownership policy	Ownership levels required

		Share ownership
	Shares (#)	goal met
Chief executive officer	250,000	✓
All other executive officers	100,000	✓

Our executive officers’ performance-based long- term equity awards are subject to a “clawback” policy.

Clawback policy

All equity awards of our executive officers that are subject to achievement of target financial results are also subject to forfeiture or “clawback” provisions. The provisions provide that any shares received (whether vested or unvested), any dividends or other earnings thereon, and the proceeds from any sale of such shares, are subject to recovery by the company in the event that:

	∎	the company issues a restatement of financial results to correct a material error;
	∎	the committee determines, in good faith, that fraud or willful misconduct on the part of the employee was a significant contributing factor to the need to issue such restatement; and
∎

some or all of the shares granted or received prior to such restatement would not have been granted or received, as determined by the committee in its sole discretion, based upon the restated financial results.

The company provides standard benefits and limited perquisites to executive officers.

Benefits and perquisites

As a general practice, the company provides no material benefits and limited perquisites to executive officers that it does not provide to other employees. All executive officers are entitled to receive medical, life and disability insurance coverage and other corporate benefits available to most of the company’s employees. Executive officers are also eligible to participate in the Employee Stock Purchase Plan on terms similar to the company’s other employees. In addition, all of the executive officers may participate in the 401(k) Plan or similar plans in the executive officer’s home country.

The company provides certain limited perquisites to its executive officers which it believes aid the executives in their execution of company business. The committee believes the value of perquisites and other benefits are reasonable in amount and consistent with its overall compensation plan. For additional information on perquisites and other benefits, see the Summary Compensation Table below.

Award maximums for named executive officers

In determining compensation for the named executive officers, the committee considers the potential impact of Section 162(m) of the Internal Revenue Code (the “Code”). Section 162(m) generally disallows a tax deduction to public corporations for compensation greater than $1 million paid per fiscal year to each of the corporation’s “covered employees” (generally, the Chief Executive Officer and the next three most highly compensated executive officers as of the end of any fiscal year). However, compensation which qualifies as “performance-based” is excluded from the $1 million per executive officer limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the company’s shareholders.

As part of our compensation program for executive officers, the company maintains the Executive Incentive Bonus Plan (“Bonus Plan”). The Bonus Plan provides for annual performance-based awards to eligible employees. For each executive officer, the committee determines on an annual basis an award maximum under the Bonus Plan. Award maximums are expressed as a percentage of PCBOI - an objectively determined performance criteria that is intended to qualify for the performance-based exemption to the $1 million deduction limit under Section 162(m). Award maximums pertain to the cumulative value of an executive officer’s annual variable compensation - consisting of the annual cash bonus, annual stock deferral award and long-term equity award. In the event the committee determines to grant additional compensation that is not performance-based compensation to an executive officer subject to the provisions of Section 162(m), the additional compensation will be subject to the $1 million deduction limitation.

In February 2016, the committee established three levels of award maximums in respect of our named executive officers - one each for the Chief Executive Officer, Senior Managing Directors of business components, and Senior Managing Directors of staff functions. The three levels of award maximums were established after consideration of:

∎	prior-year compensation levels in light of the company’s 2015 PCBOI;
∎	projected maximum award levels based on the company’s estimated 2016 PCBOI;
∎	market data for industry comparative compensation levels; and
∎	comparisons for job roles and levels of responsibility.
Employment agreements, post-employment compensation and change-in- control arrangements
Employment agreements

Chief executive officer – Our Chief Executive Officer has an employment agreement with the company that was amended and restated as of January 1, 2011. Under the amended and restated employment agreement, Mr. Flanagan continues to be employed as President and Chief Executive Officer of the company. The agreement terminates upon the earlier of December 31, 2025 (the year in which Mr. Flanagan reaches age 65) or the occurrence of certain events, including death, disability, termination by the company for “cause” or termination by Mr. Flanagan for “good reason.”

The terms of Mr. Flanagan’s amended employment agreement provide:
∎	an annual base salary of $790,000;
∎	the opportunity to receive an annual cash bonus award based on the achievement of performance criteria;
∎	the opportunity to receive share awards based on the achievement of performance criteria;
∎

eligibility to participate in incentive, savings and retirement plans, deferred compensation programs, benefit plans, fringe benefits and perquisites, and paid vacation, all as provided generally to other U.S.-based senior executives of the company;

∎	post-employment compensation of one times the sum of base, bonus and share awards, subject to certain agreed minimums described below; and
∎	certain stipulations regarding termination of employment that are described in Potential payments upon termination or change in control for 2016 below.

Post-employment compensation

Chief executive officer – Pursuant to Mr. Flanagan’s amended employment agreement, in the event of his termination without “cause” or resignation for “good reason” he is entitled to receive the following payments and benefits (provided that he has not breached certain restrictive covenants):

∎	his then-effective base salary through the date of termination;
∎	a prorated portion of the greater of $4,750,000 or his most recent annual cash bonus;
∎	immediate vesting and exercisability of all outstanding share-based awards;
∎	any compensation previously deferred under a deferred compensation plan (unless a later payout date is stipulated in his deferral arrangements);
∎

a cash severance payment generally equal to the sum of (i) his base salary, (ii) the greater of $4,750,000 or his most recent annual cash bonus, and (iii) his most recently made annual equity grant (unless the value thereof is less than 50% of the next previously-made grant, in which case the value of the next previously-made grant will be used);

∎	continuation of medical benefits for him, his spouse and his covered dependents for a period of up to 36 months following termination;
∎	any accrued vacation; and
∎	any other vested amounts or benefits under any other plan or program.

Other named executive officers – Our other named executive officers are parties to employment arrangements that create salary continuation periods of six or twelve months in the event of voluntary termination of service or involuntary termination of service without cause or unsatisfactory performance. (See Potential payments upon termination or change in control for 2016 below.)

Change-in-control arrangements

Generally, all participants who hold equity awards, including our named executive officers, are eligible, under certain circumstances, for accelerated vesting in the event of a change of control of the company that is followed by involuntary termination of employment other than for cause or unsatisfactory performance or by voluntary termination for “good reason.”

Chief executive officer total compensation cap
In respect to 2017, our committee determined to cap our chief executive officer’s total compensation at $25 million, with actual pay expected to be below that level. The compensation subject to the 2017 compensation cap consists of 2017 base salary and annual cash bonus, annual stock deferral award and long-term equity award earned in 2017 and granted in 2018.

Compensation Committee report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016.
Respectfully submitted by the Compensation Committee:
C. Robert Henrikson (Chairperson)
Ben F. Johnson III
Denis Kessler
Edward P. Lawrence
Sir Nigel Sheinwald
G. Richard Wagoner, Jr.
Phoebe A. Wood

Summary compensation table for 2016
The following table sets forth information about compensation earned by our named executive officers during 2014, 2015 and 2016 in accordance with SEC rules. The information presented below may be different from compensation information presented in this Proxy Statement under the caption Executive compensation – Compensation discussion and analysis, as such section describes compensation decisions made in respect of the indicated fiscal year, regardless of when such compensation was actually paid or granted. For an explanation of the principal differences between the presentation in the Compensation discussion and analysis and the table below, please see the note on page 41.

Name and Principal Position	Year	Salary ($)[1]	Share awards ($)[2]	Non-equity incentive plan compensation ($)[3]	All other compensation ($)[4]	Total ($)

Martin L. Flanagan	2016	790,000	9,644,970	4,045,500	126,585	14,607,055
President and Chief	2015	790,000	10,284,957	4,650,000	151,018	15,875,975
Executive Officer	2014	790,000	9,734,957	4,925,000	172,045	15,622,002

Loren M. Starr	2016	450,000	2,293,987	939,600	28,374	3,711,961
Senior Managing Director	2015	450,000	2,414,991	1,080,000	27,816	3,972,807
and Chief Financial Officer	2014	450,000	2,249,976	1,135,000	27,030	3,862,006

Andrew T.S. Lo	2016	462,062	2,782,980	1,300,000	68,656	4,613,698
Senior Managing Director	2015	462,601	2,782,938	1,475,000	67,854	4,788,393
and Head of Invesco Asia Pacific	2014	462,421	2,629,986	1,475,000	66,327	4,633,734

Colin D. Meadows	2016	425,000	2,524,988	1,250,000	24,870	4,224,858
Senior Managing Director and	2015	425,000	2,524,969	1,350,000	25,875	4,325,844
Chief Administrative Officer	2014	425,000	2,354,969	1,350,000	25,188	4,155,157

Philip A. Taylor	2016	481,346	4,519,953	2,262,000	17,494	7,280,793
Senior Managing Director	2015	499,283	4,709,413	2,600,000	19,530	7,828,226
and Head of Americas	2014	576,339	4,344,951	2,710,093	25,718	7,657,101

1	For each of the named executive officers, includes salary that was eligible for deferral, at the election of the named executive officer, under our 401(k) plan or similar plan in the named executive officer’s country. For each of the named executive officers, salary is unchanged from 2015. For Messrs. Lo and Taylor, base salary is converted to U.S. dollars using an average annual exchange rate.
2	For share awards granted in 2016, includes (i) time-based equity awards that generally vest in four equal annual installments on each anniversary of the date of grant, and (ii) performance-based awards, 50% of which is subject to a two-year performance period (2016-2017) and vests on February 28, 2018 and 50% of which is subject to a three-year performance period (2017-2019) and vests on February 28, 2019. With respect to Mr. Taylor, 50% of the performance-based equity award vests February 28, 2018 and 50% vests December 15, 2018. The value of performance-based awards is based on the grant date value and reflects the probable outcome of such conditions and represents the target level (100%) of achievement. See Grants of plan-based share awards for 2016 below for information about the number of shares underlying each of the time-based equity awards. Grant date fair values were calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718 “Compensation – Stock Compensation” (“ACS 718”). The grant date fair value was calculated by multiplying the target number of shares granted by the closing price of the company’s common shares on the date of grant. The amounts disclosed do not reflect the value actually realized by the named executive officers. For additional information, please see Note 11 – “Share-Based Compensation” to the financial statements in our 2016 Annual Report on Form 10-K.
3	Reflects annual cash bonus award earned for the fiscal year by the named executive officers under the Executive Incentive Bonus Plan and paid in February of the following year.
4	The table below reflects the items that are included in the All Other Compensation column for 2016.

All other compensation table for 2016

Name	Insurance premiums ($)	Company contributions to retirement and 401(k) plans ($)[1]	Tax consultation ($)	Perquisites ($)[2]	Total all other compensation ($)

Martin L. Flanagan	6,384	22,650	–	97,551	126,585

Loren M. Starr	5,724	22,650	–	–	28,374

Andrew T.S. Lo	7,018	53,383	8,255	–	68,656

Colin D. Meadows	2,220	22,650	–	–	24,870

Philip A. Taylor	3,890	10,185	3,419	–	17,494

1	Amounts of matching contributions paid by the company to our retirement plans are calculated on the same basis for all plan participants, including the named executive officers.
2	Perquisites include the following:

With respect to Mr. Flanagan, includes $91,290 for his personal use of company-provided aircraft. The company leases an airplane for which it pays direct operating expenses, and monthly lease payments and management fees. The company also pays certain hourly, monthly and annual fees for its use of a fractionally-owned airplane. We calculate the aggregate incremental cost to the company for personal use based on the average variable costs of operating the airplanes. Variable costs include fuel, repairs, travel expenses for the flight crews, and other miscellaneous expenses. This methodology excludes fixed costs that do not change based on usage, such as depreciation, maintenance, taxes and insurance. Mr. Flanagan’s total also includes certain amounts for technology support and fees paid by the company for the officer’s and his spouse’s recreational activities in conjunction with a company-sponsored off-site business meeting.

Grants of plan-based share awards for 2016

The Compensation Committee granted equity awards to each of the named executive officers during 2016. Equity awards are subject to transfer restrictions and are generally subject to forfeiture prior to vesting upon a recipient’s termination of employment. All equity awards immediately become vested upon the recipient’s termination of employment during the 24-month period following a change in control (i) by the company other than for cause or unsatisfactory performance, or (ii) by the recipient for good reason.

The following table presents information concerning plan-based awards granted to each of the named executive officers during 2016.

					Estimated future payout under equity incentive plan awards
Name	Grant date	Committee action date	Type of award[1]	Vesting[2]	Threshold (#)[3]	Target (#)	Maximum (#)	All other share awards (#)[4]	Closing market price on date of grant ($/Share)	Grant date fair value of share awards ($)[5]

Martin L.	02/28/16	02/11/16	Time	4-year ratable	–	–	–	213,468	27.10	5,784,982
Flanagan	02/28/16	02/11/16	Performance		–	142,435	213,653	–	27.10	3,859,988

Loren M. Starr	02/28/16	02/11/16	Time	4-year ratable	–	–	–	50,996	27.10	1,381,991
	02/28/16	02/11/16	Performance		–	33,653	50,480	–	27.10	911,996

Andrew T.S. Lo	02/28/16	02/11/16	Time	4-year ratable	–	–	–	62,103	27.10	1,682,991
	02/28/16	02/11/16	Performance		–	40,590	60,885	–	27.10	1,099,989

Colin D. Meadows	02/28/16	02/11/16	Time	4-year ratable	–	–	–	56,273	27.10	1,524,998
	02/28/16	02/11/16	Performance		–	36,900	55,350	–	27.10	999,990

Philip A. Taylor	02/28/16	02/11/16	Time	3-year ratable	–	–	–	77,767	27.10	2,107,485
	02/28/16	02/11/16	Time	4-year cliff	–	–	–	25,922	27.10	702,486
	02/28/16	02/11/16	Performance		–	63,099	94,649	–	27.10	1,709,982

1	Time-based equity awards and performance-based awards were granted under the 2011 Global Equity Incentive Plan.
2	Time-based equity awards. For each of the named executive officers other than Mr. Taylor, time-based equity awards are four-year awards that vest 25% each year on the anniversary of the date of grant. With respect to Mr. Taylor, time-based equity awards are comprised of (i) a 3-year award that vests ratably on the first and second anniversary of the grant date and on December 15 of the second calendar year after the grant date and (ii) a 4-year award that vests 100% on the fourth anniversary of the date of grant.

Performance-based equity awards. For each of the named executive officers other than Mr. Taylor, performance-based equity awards are three-year awards. 50% of such award is subject to a two-year performance period (2016-2017) and vests on February 28, 2018. The remaining 50% of such award is subject to a three-year performance period (2016-2018) and vests on February 28, 2019. With respect to Mr. Taylor, the performance-based equity award is a 33-month award. 50% of such award is subject to a 24-month performance period (2016-2017) and vests on February 28, 2018. The remaining 50% of such award is subject to a 33-month performance period (January 1, 2016 – September 30, 2018) and vests on December 15, 2018.

3	Performance-based equity awards are tied to the achievement of specified levels of adjusted operating margin. Vesting ranges from 0 to 150%; straight line interpolation to be used for actual results. Dividend equivalents are deferred for such performance-based equity awards and will be paid at the same rate as on our shares if and to the extent an award vests. The threshold, target and maximum financial measures for the performance-based equity awards granted in 2016 are illustrated below.

Adjusted operating margin	Vesting Name	Vesting %

Equal to or less than 28%	Threshold	0%

Between 36-44%	Target	100%

Equal to or greater than 54%	Maximum	150%

4	Dividends and dividend equivalents on unvested time-based equity awards are paid at the same time and rate as on our shares.
5	The grant date fair value is the total amount that the company will recognize as expense under applicable accounting requirements if the share awards fully vest. This amount is included in our Summary Compensation Table each year. Grant date fair values were calculated in accordance with ASC 718. The grant date fair value is calculated by multiplying the number of shares granted by the closing price of our common shares on the day the award was granted. With respect to the performance-based equity awards, the grant date fair value also represents the probable outcome of such performance conditions and represents the target level (100%) of achievement.

Outstanding share awards at fiscal year-end for 2016
The following table provides information as of December 31, 2016 about the outstanding equity awards held by our named executive officers.

Name	Footnotes	Date of grant	Number of shares or units that have not vested (#)	Market value of shares or units that have not vested ($)	Equity incentive plan awards that have not vested (#)	Equity incentive plan awards that have not vested ($)
Martin L. Flanagan	1	02/28/13	58,744	1,782,293	–	–
	2	02/28/13	–	–	19,177	581,830
	3	02/28/14	107,405	3,258,668	–	–
	4	02/28/14	–	–	34,504	1,046,851
	5	02/28/15	114,679	3,479,361	–	–
	6	02/28/15	–	–	76,872	2,332,296
	7	02/28/16	213,468	6,476,619	–	–
	8	02/28/16	–	–	142,435	4,321,478
Loren M. Starr	1	02/28/13	14,871	451,186	–	–
	2	02/28/13	–	–	4,899	148,636
	3	02/28/14	24,927	756,285	–	–
	4	02/28/14	–	–	7,872	238,836
	5	02/28/15	27,099	822,184	–	–
	6	02/28/15	–	–	17,880	542,479
	7	02/28/16	50,996	1,547,219	–	–
	8	02/28/16	–	–	33,653	1,021,032
Andrew T.S. Lo	1	02/28/13	15,554	471,908	–	–
	2	02/28/13	–	–	4,899	148,636
	3	02/28/14	29,155	1,464,147	–	–
	4	02/28/14	–	–	9,184	278,643
	5	02/28/15	31,344	1,399,196	–	–
	6	02/28/15	–	–	20,487	621,576
	7	02/28/16	62,103	1,884,205	–	–
	8	02/28/16	–	–	40,590	1,231,501
Colin D. Meadows	1	02/28/13	15,631	474,245	–	–
	2	02/28/13	–	–	5,179	157,131
	3	02/28/14	26,020	1,464,147	–	–
	4	02/28/14	–	–	8,310	252,125
	5	02/28/15	28,402	1,399,196	–	–
	6	02/28/15	–	–	18,624	565,052
	7	02/28/16	56,273	1,707,323	–	–
	8	02/28/16	–	–	36,900	1,119,546
Philip A. Taylor	9	02/28/13	29,022	880,527	–	–
	10	02/28/13	–	–	8,958	271,786
	9	02/28/14	24,453	741,904	–	–
	10	02/28/14	–	–	7,215	218,903
	5	02/28/15	54,559	1,655,320	–	–
	6	02/28/15	–	–	33,151	1,005,801
	7	02/28/16	103,689	3,145,924	–	–
	8	02/28/16	–	–	63,099	1,914,424

1 February 28, 2013. Share award vests in four equal installments. As of December 31, 2016, the unvested share award represents 25% of the original grant.
2 February 28, 2013. Performance-based share award vests in four equal installments. As of December 31, 2016, the unvested share award represents 25% of the maximum award.
3 February 28, 2014. Share award vests in four equal installments. As of December 31, 2016, the unvested share award represents 50% of the original grant.
4 February 28, 2014. Performance-based share award vests in four equal installments. As of December 31, 2016, the unvested share award represents 50% of the maximum award.
5 February 28, 2015. Share award vests in four equal installments. As of December 31, 2016, the unvested share award represents 75% of the original grant.
6 February 28, 2015. Performance-based share award vests in four equal installments. As of December 31, 2016, the unvested share award represents 75% of the maximum award.
7 February 28, 2016. Share award vests in four equal installments. As of December 31, 2016, the unvested share award represents 100% of the original grant.
8 February 28, 2016. Performance-based share award vests in two equal installments. As of December 31, 2016, the unvested share award represents 100% of the maximum award.
9 February 28, 2013 and February 28, 2014 awards. Share awards vest in one installment. As of December 31, 2016, the unvested share awards represent 100% of the original grant.
10 February 28, 2013 and February 28, 2014. Share awards vests in one installment. As of December 31, 2016, the unvested share awards represent 100% of the maximum award.

Shares vested for 2016
The following table provides information about equity awards held by our named executive officers that vested in 2016:

	Share awards
Name	Number of shares acquired on vesting	Value realized on vesting ($)
Martin L. Flanagan	296,359	8,031,329
Loren M. Starr	72,746	1,971,417
Colin D. Meadows	77,688	2,105,345
Andrew T.S. Lo	79,159	2,145,209
Philip A. Taylor	134,379	3,789,638

Potential payments upon termination or change in control for 2016
The following tables summarize the estimated payments to be made under each agreement, plan or arrangement in effect as of December 31, 2016 which provides for payments to a named executive officer at, following or in connection with a termination of employment or a change in control. However, in accordance with SEC regulations, we do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms or operation in favor of our named executive officers and which is available generally to all salaried employees. In accordance with SEC regulations, this analysis assumes that the named executive officer’s date of termination is December 31, 2016, and the price per share of our common shares on the date of termination is the closing price of our common shares on the NYSE on that date, which was $30.34.

Potential payments upon termination or change in control of the company
Benefit and payments upon termination[1]	Voluntary termination without good reason ($)	Termination by executive for good reason or involuntary termination by the company without cause ($)	Death or disability ($)	Change in control ($)[2]	Qualified termination following change in control ($)[3]

Martin L. Flanagan

Annual cash bonus[4]	4,750,000	4,750,000	4,750,000	4,750,000	4,750,000

Cash severance[5]	–	15,184,970			15,184,970

Value of equity acceleration	–	23,279,397	23,279,397	23,279,397	23,279,397

Value of benefits[6]	–	59,254			59,254

Loren M. Starr

Value of equity acceleration	–	5,527,857	5,527,857	5,527,857	5,527,857

Andrew T.S. Lo

Value of equity acceleration	–	7,499,811	7,499,811	7,499,811	7,499,811

Colin D. Meadows

Value of equity acceleration	–	7,138,765	7,138,765	7,138,765	7,138,765

Philip A. Taylor

Value of equity acceleration	–	9,834,590	9,834,590	9,834,590	9,834,590

1	Pursuant to the terms of the second amended and restated master employment agreement effective January 1, 2011 between the company and Mr. Flanagan (the “Flanagan Agreement”), Mr. Flanagan is entitled to certain benefits upon termination of employment. Following any notice of termination, Mr. Flanagan would continue to receive salary and benefits compensation, and the vesting periods with respect to any outstanding share awards would continue to run, in the normal course until the date of termination. See Employment agreements, post-employment compensation and change-in-control arrangements above.

 Each of Messrs. Starr, Lo, Meadows and Taylor is a party to an agreement that provides for a termination notice period of either six or twelve months. Following any notice of termination, the employee would continue to receive salary and benefits compensation, and the vesting periods with respect to any outstanding share awards would continue to run, in the normal course until the date of termination.

 In accordance with SEC rules, the information presented in this table assumes a termination date of December 31, 2016 and that the applicable notice had been given prior to such date.

2	Payment would only be made in the event that the share award was not assumed, converted or replaced in connection with a change in control. We do not provide excise tax “gross up.”
3	Assumes termination for “good reason” or a termination by the company other than for cause or unsatisfactory performance following a change in control. We do not provide excise tax “gross up.”
4	Pursuant to the terms of the Flanagan Agreement, Mr. Flanagan is entitled to an annual cash bonus that is equal to the greater of $4,750,000 or his most recent annual cash bonus upon certain terminations of employment.
5	Pursuant to the terms of the Flanagan Agreement, Mr. Flanagan’s severance payment is equal to the sum of (i) his base salary, (ii) the greater of $4,750,000 or his most recent annual cash bonus, and (iii) the fair market value at grant of his most recent equity award.
6	Pursuant to the terms of the Flanagan Agreement, Mr. Flanagan and his covered dependents are entitled to medical benefits for a period of 36 months following termination. Represents cost to the company for reimbursement of such medical benefits.

Information regarding other equity compensation plans
The following table sets forth information about common shares that may be issued under our existing equity compensation plans as of December 31, 2016.

Name of plan	Approved by security holders[1]	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding outstanding options) [2]
2016 Global Equity	✓	N/A	N/A	21,583,427
Incentive Plan

2012 Employee Stock	✓	N/A	N/A	2,327,628
Purchase Plan
2010 Global Equity		N/A	N/A	1,853,407
Incentive Plan (ST)
Total		N/A	N/A	25,764,462
1	With respect to the 2010 Global Equity Incentive Plan (ST), shares are issued only as employment inducement awards in connection with a strategic transaction and, as a result, do not require shareholder approval under the rules of the New York Stock Exchange or otherwise.
2	Excludes unvested restricted stock awards and unvested restricted stock units.

Compensation Committee Interlocks and Insider Participation
During fiscal year 2016, the following directors served as members of the Compensation Committee: C. Robert Henrikson (Chairperson), Ben F. Johnson III, Denis Kessler, Edward P. Lawrence, Sir Nigel Sheinwald, G. Richard Wagoner, Jr. and Phoebe A. Wood. No member of the Compensation Committee was an officer or employee of the company or any of its subsidiaries during 2016, and no member of the Compensation Committee was formerly an officer of the company or any of its subsidiaries or was a party to any disclosable related person transaction involving the company. During 2016, none of the executive officers of the company has served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board of Directors or Compensation Committee of the company.

Report of the Audit Committee
Membership and role of the Audit Committee

The Audit Committee of the Board consists of Phoebe A. Wood (Chairperson), C. Robert Henrikson, Ben F. Johnson III, Denis Kessler, Edward P. Lawrence, Sir Nigel Sheinwald and G. Richard Wagoner, Jr. Each of the members of the Audit Committee is independent as such term is defined under the NYSE listing standards and applicable law. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee (i) the company’s financial reporting, auditing and internal control activities, including the integrity of the company’s financial statements, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the company’s internal audit function and independent auditor, and (iv) the company’s compliance with legal and regulatory requirements. The Audit Committee’s function is more fully described in its written charter, which is available on the corporate governance section of the company’s website.

Review of the company’s audited consolidated financial statements for the fiscal year ended December 31, 2016

The Audit Committee has reviewed and discussed the audited financial statements of the company for the fiscal year ended December 31, 2016 with the company’s management. The Audit Committee has also performed the other reviews and duties set forth in its charter. The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the company’s independent registered public accounting firm, the matters required to be discussed by professional auditing standards. The Audit Committee has also received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed the independence of PwC with that firm. Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated financial statements be included in the company’s Annual Report for filing with the SEC.

Respectfully submitted by the Audit Committee:
Phoebe A. Wood (Chairperson)
C. Robert Henrikson
Ben F. Johnson III
Denis Kessler
Edward P. Lawrence
Sir Nigel Sheinwald
G. Richard Wagoner, Jr.

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee of the Board, with the approval of the shareholders, engaged PwC to perform an annual audit of the company’s consolidated financial statements for fiscal year 2016. The following table sets forth the approximate aggregate fees billed or expected to be billed to the company by PwC for fiscal year 2016 and 2015, for the audit of the company’s annual consolidated financial statements and for other services rendered by PwC in 2016 and 2015.

	Fiscal year ($ in millions)[5]
	2016	2015
Audit fees[1]	4.6	4.8
Audit-related fees[2]	1.6	1.8
Tax fees[3]	1.2	0.9
All other fees[4]	3.4	3.9
Total fees	10.8	11.4

1  The 2016 audit fees amount includes approximately $2.95 million (2015: $3.1 million) for audits of the company’s consolidated financial statements and $1.70 million (2015: $1.7 million) for statutory audits of subsidiaries.

2  Audit-related fees consist of attest services not required by statute or regulation, audits of employee benefit plans and accounting consultations in connection with new accounting pronouncements and acquisitions.

3  Tax fees consist of compliance and advisory services.

4  All other fees relate primarily to the identification of structural and organizational alternatives, informed by industry practices, for certain of the company’s administrative activities and functions.

5  These amounts do not include fees paid to PwC associated with audits conducted on certain of our affiliated investment companies, unit trusts and partnerships.

Pre-Approval Process and Policy

All audit and non-audit services provided to the company and its subsidiaries by PwC during fiscal years 2016 and 2015 were either specifically approved or pre-approved under the audit and non-audit services pre-approval policy.	The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by our independent auditors. The policy is designed to ensure that the auditor’s independence is not impaired. The policy sets forth the Audit Committee’s views on audit, audit-related, tax and other services. It provides that, before the company engages the independent auditor to render any service, the engagement must either be specifically approved by the Audit Committee or fall into one of the defined categories that have been pre-approved. The policy defines the services and the estimated range of fees for such services that the committee has pre-approved. The term of any such categorical approval is 12 months, unless the committee specifically provides otherwise, and the policy requires the related fee levels to be set annually. Where actual invoices in respect of any service are materially in excess of the estimated range, the committee must approve such excess amount prior to payment. The policy also prohibits the company from engaging the auditors to provide certain defined non-audit services that are prohibited under SEC rules. Under the policy, the Audit Committee may delegate pre-approval authority to one or more of its members, but may not delegate such authority to the company’s management. Under the policy, our management must inform the Audit Committee of each service performed by our independent auditor pursuant to the policy. This requirement normally is satisfied by a report issued to the Audit Committee from the independent auditor. Requests to the Audit Committee for separate approval must be submitted by both the independent auditor and our chief financial officer and the request must include a joint statement as to whether it is deemed consistent with the SEC’s and PCAOB’s rules on auditor independence.

Certain Relationships and Related Transactions
Share repurchases
In order to pay withholding or other similar taxes due in connection with the vesting of equity awards granted under our incentive plans, employee participants, including our named executive officers, may elect the “net shares” method whereby the company purchases from the participant shares equal in value to an approximation of the tax withholding liability in connection with vesting equity awards. Under the “net shares” method, the price per share paid by the company for repurchases is the closing price of the company’s common shares on the NYSE on the vesting date. During 2016, the company repurchased common shares from the executive officers for the aggregate consideration shown in the following table:

Name and title	Number of shares repurchased (#)	Aggregate consideration ($)
Kevin M. Carome	25,222	1,425,325
Senior Managing Director and General Counsel
Karen Dunn Kelley	29,525	1,738,411
Senior Managing Director
Colin D. Meadows	37,255	2,105,345
Senior Managing Director and Chief Administrative Officer
Andrew R. Schlossberg	15,584	1,108,778
Senior Managing Director and Head of EMEA
Loren M. Starr	34,886	1,971,417
Senior Managing Director and Chief Financial Officer
Philip A. Taylor	71,937	3,789,638
Senior Managing Director and Head of the Americas

Interests in or alongside certain Invesco-sponsored private funds

Some of our employees, including our executive officers, their spouses, related charitable foundations or entities they own or control are provided the opportunity to invest in or alongside certain Invesco-sponsored private funds that we offer to independent investors. We generally limit such investments to employees that meet certain accreditation requirements. Employees who make such investments usually do not pay management or performance fees charged to independent investors. In addition, certain of our employees, including some of our executive officers, receive the right to share in performance fees earned by Invesco in connection with our management of Invesco-sponsored private funds. Messrs. Flanagan, Carome, Lo and Starr have made investments in or alongside Invesco-sponsored private funds. Distributions exceeding $120,000 from Invesco-sponsored private funds during the fiscal year ended December 31, 2016 made to our executive officers (or persons or entities affiliated with them) consisting of profits, other income, return of capital and performance fees, as applicable, are as follows: Martin L. Flanagan - $250,251 and Andrew T.S. Lo - $154,751.

Other
A relative of Mr. Flanagan is an employee in our U.S. business and earned $318,337 in total compensation in 2016. His compensation was established in accordance with the company’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

Related Person Transaction Policy
Management is required to present for the approval or ratification of the Audit Committee all material information regarding an actual or potential related person transaction.

The Board of Directors has adopted written Policies and Procedures with Respect to Related Person Transactions to address the review, approval, disapproval or ratification of related person transactions. “Related persons” include the company’s executive officers, directors, director nominees, holders of more than five percent (5%) of the company’s voting securities, immediate family members of the foregoing persons, and any entity in which any of the foregoing persons is employed, is a partner or is in a similar position, or in which such person has a 5% or greater ownership interest. A “related person transaction” means a transaction or series of transactions in which the company participates, the amount involved exceeds $120,000, and a related person has a direct or indirect interest (with certain exceptions permitted by SEC rules).

Management is required to present for the approval or ratification of the Audit Committee all material information regarding an actual or potential related person transaction. The policy requires that, after reviewing such information, the disinterested members of the Audit Committee will approve or disapprove the transaction. Approval will be given only if the Audit Committee determines that such transaction is in, or is not inconsistent with, the best interests of the company and its shareholders. The policy further requires that in the event management becomes aware of a related person transaction that has not been previously approved or ratified, it must be submitted to the Audit Committee promptly. The policy also permits the chairperson of the Audit Committee to review and approve related person transactions in accordance with the terms of the policy between scheduled committee meetings. Any determination made pursuant to this delegated authority must be reported to the full Audit Committee at the next regularly scheduled meeting.

Section 16(a) Beneficial Ownership Reporting Compliance
The company believes that all Section 16(a) filing requirements were complied with during fiscal year 2016.	Section 16(a) of the Exchange Act requires certain officers, directors and persons who beneficially own more than 10% of the company’s common shares to file reports of ownership and reports of changes in ownership with the SEC. The reporting officers, directors and 10% shareholders are also required by SEC rules to furnish the company with copies of all Section 16(a) reports they file. Based solely on its review of copies of such reports, the company believes that all Section 16(a) filing requirements applicable to its directors, reporting officers and 10% shareholders were complied with during fiscal year 2016.

Proposal No. 2 - Advisory Vote to Approve the Company’s Executive Compensation
General

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officer compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

We are asking our shareholders to vote “FOR” the following resolution at the Annual General Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory (non-binding) basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual General Meeting of Shareholders pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.”

Invesco’s compensation programs, particularly our annual incentive pools, are tied to the achievement of our strategic objectives and financial results and our success in serving our clients’ and shareholders’ interests, as further described in Executive Compensation above. In considering their vote, we urge shareholders to review the information included in this proxy statement in Executive Compensation. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and have established a process to facilitate communication by shareholders with board members as described in Shareholder Outreach and Communications with the Board in A Letter to Our Shareholders from the Chairperson of Our Board. The extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. Under the Board’s current policy, shareholders are given an opportunity to cast an advisory vote on this topic annually. At the 2016 Annual General Meeting of Shareholders, 79.7% of the votes cast were in favor of the advisory proposal to approve our named executive officer compensation. The committee made enhancements to the executive compensation program last year in response to shareholder feedback received in 2015 and early 2016 and the committee’s review of the compensation market. During the fall and winter of 2016, we again sought feedback on our compensation programs from our largest shareholders. The shareholders who recently provided feedback did not voice any concerns regarding our named executive officer compensation and positively acknowledged our recent changes. Based on these responses, no additional changes were made to our compensation program this year. Please see the section entitled Executive Compensation for detail on our executive compensation program and awards approved this year and a market review of compensation programs.

Recommendation of the board
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC. This proposal requires the affirmative vote of a majority of votes cast at the Annual General Meeting.

Proposal No. 3 - Advisory Vote on Frequency of Executive Compensation Vote
General

The Dodd-Frank Act also enables our shareholders to indicate, on an advisory (non-binding) basis, how frequently we should seek an advisory vote on the compensation of our named executive officers, as we do above in Proposal No. 2. By voting on this Proposal No. 3, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the company at this time, and therefore our Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on our executive compensation philosophy, policies and practices and corporate governance matters.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency for the advisory vote with respect to which the Company is to hold a shareholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules.”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the preferred frequency with which the company is to hold the advisory vote by the shareholders on executive compensation. However, because this vote is advisory and not binding on the Board of Directors or the company, the Board may decide that it is in the best interests of our shareholders and the company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

Recommendation of the board
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION OF ONCE EVERY ONE YEAR AS THE FREQUENCY WITH WHICH SHAREHOLDERS PROVIDE AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION. By approving the resolution above, the voting requirements for this proposal will be a plurality rather than a majority of votes cast. The voting requirements for this proposal are further described in the Questions and answers about voting your common shares section of this proxy statement.

Proposal No. 4 - Amendment of Company’s Second Amended and Restated Bye-Laws to Implement Proxy Access and Other Matters
General

The Board of Directors has unanimously adopted and is submitting for shareholder approval amendments (collectively, the “Amendments”) to the Second Amended and Restated Bye-Laws of the company (the “Bye-Laws”) that would (a) implement “proxy access”, (b) implement a plurality voting standard in contested director elections, and (c) remove references to the “phased-in declassification” provisions of the Bye-Laws regarding the election of directors since such provisions will be fully implemented at the upcoming Annual Meeting of Shareholders.

Description of proxy access amendments

Proxy access allows eligible shareholders to include their director nominees in the company’s proxy materials for an annual general meeting of shareholders, along with the candidates nominated by the Board. The Board is committed to considering the views of our shareholders and believes that the company’s proxy access proposal includes requirements and provisions designed to provide meaningful rights of proxy access to our long-term shareholders who have full economic interest in our shares while reducing risks of abuse. The Amendments would become effective upon the required approval (described below) by our shareholders. The following description of the Amendments regarding proxy access is only a summary and is qualified in its entirety by reference to the complete text of the Amendments, which is attached to this Proxy Statement as Appendix C.

Ownership threshold, holding period and approach to grouping

Eligible shareholders who have continuously maintained qualifying ownership of at least 3% of the company’s outstanding shares for at least the previous three years would generally be permitted to use the company’s proxy statement to nominate, at the company’s annual general meeting of shareholders, a number of eligible director candidates equal to the greater of two and the largest whole number that does not exceed 20% of the number of directors in office as of the last day on which a proxy access notice may be delivered, subject to the terms and conditions set forth in the Bye-Laws.

Shareholders would be permitted to aggregate their continuously held shares in order to meet the 3% threshold, and up to 20 shareholders would be permitted to group their shares in order to meet the ownership threshold requirement. In order to facilitate the workability and usability of proxy access, members of fund families would be counted as one shareholder for purposes of the 20-person aggregation limit, rather than treated as separate shareholders.

Calculation of qualifying ownership
In order to increase the likelihood that the interests of shareholders seeking to include director nominees in the company’s proxy materials are aligned with those of other shareholders:
∎

Nominating shareholders would be considered to own only the shares for which the shareholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

∎ Shares would not count if they have been sold in any transaction that has not been settled or closed, including any short sale;
∎ Shares would not count if they have been borrowed or purchased pursuant to an agreement to resell; and

∎

Shares would not count if they are subject to derivative or similar arrangements, whether any such instrument or agreement is to be settled with shares, cash or other consideration, which instrument or agreement has, or is intended to have, the purpose or effect of reducing the full voting and investment rights pertaining to such shares and/or hedging, offsetting or altering the full economic interest in such shares.

With respect to recallable loaned shares, a shareholder will be deemed for this purpose to still have voting rights over otherwise “owned” shares of the company’s outstanding common stock that the shareholder has loaned, so long as the shareholder has the power to recall such loaned shares on not more than five business days’ notice and includes in its proxy access notice an agreement that it will promptly recall such loaned shares upon being notified that any of its director nominees will be included in the company’s proxy materials and will continue to hold such recalled shares through the date of the annual general meeting.

Maximum number of shareholder nominated candidates available under proxy access (Nominee limit)

The maximum number of shareholder-nominated candidates nominated by all eligible shareholders that the company would be required to include in its proxy materials would be equal to the greater of two and the largest whole number that does not exceed 20% of the number of directors in office as of the last day on which a proxy access notice may be delivered, subject to the terms and conditions set forth in the Bye-Laws. Based on the company’s current Board size of 9 directors, the maximum number of proxy access candidates that the company would be required to include in its proxy materials for an annual general meeting is two.

The number of permitted candidates would include director nominees submitted under the proxy access procedures but who are later withdrawn or withdraw or that the Board includes in the company’s proxy materials as Board-nominated candidates, as well as directors in office for whom proxy access was previously provided or requested. Previously elected proxy access candidates would continue to count towards the nomination cap until they have served as Board nominees for two terms. In addition, any director candidate included in the company’s proxy materials pursuant to a non-proxy access agreement between the company and a shareholder would generally count towards the nomination cap until he or she has served as a Board nominee for two terms.

Reductions in the size of the Board would result in a re-calculation of the number of available proxy access seats.

The company will not be required to include any proxy access candidates in its proxy materials for any annual general meeting for which a shareholder nominates one or more director candidates outside the proxy access process pursuant to the advance notice requirements of the Bye-Laws.

Nomination deadline for proxy access

Requests to include shareholder-nominated candidates in the company’s proxy materials for an annual general meeting pursuant to the proposed proxy access mechanism must be received within the time period set forth in the advance notice provisions of the Bye-Laws or, specifically, not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual general meeting.

Information required from nominating shareholders
Each shareholder seeking to include a director nominee in the company’s proxy materials is required to provide certain information to the company, including with respect to:
∎ Proof of qualifying stock ownership;
∎ Information relating to the shareholders and its share ownership of the sort required under the Bye-Laws to be submitted in connection with non-proxy access shareholder nominees; and
∎ Compensation and other monetary arrangements with a person or entity other than the company in connection with such shareholder nominee’s candidacy for director or action as a director.

Nominating shareholders would also be required to make certain representations to and agreements with the company, including with respect to:

∎	Having acquired the shares in the ordinary course of business;

∎	Lack of intent to change or influence control of the company;

∎	Providing accurate and complete information and disclosures;

∎	Complying with applicable laws and regulations;

∎	Assumption of liability and associated indemnification of covered matters and persons;

∎	Refraining from nominating persons for election to the Board other than the shareholder’s nominee(s) submitted through the proxy access process and related restrictions;

∎	Refraining from distributing to shareholders any form of proxy statement or proxy card other than the form distributed by the company; and

∎	Filing solicitations with the SEC.
Information required of director nominees submitted through proxy access
Each director nominee submitted under the proxy access mechanism is required to provide certain information to the company and make certain written representations to and agreements with the company, including with respect to:

∎	Consenting to being named in the company’s proxy statement and serving as a director, if elected;

∎	Providing the same information required of non-proxy access shareholder nominees under the Bye-Laws;

∎	Completing all questionnaires, representations and agreements required by the Bye-Laws or of the company’s directors generally; and

∎

Providing such additional information necessary to determine if the director nominee is independent under applicable independence standards and if the nominee otherwise qualifies under the company’s proxy access Bye-Law.

Inclusion of supporting statement

A nominating shareholder would be permitted to include in the company’s proxy statement for the applicable annual general meeting a 500-word statement in support of each of its director nominees. The company may omit information and statements that the company, in good faith, believes are materially false or misleading, or would violate applicable laws or regulations.

Limitations on the company’s obligation to include proxy access director nominees in the proxy statement
The company would not be required to include a director nominee in the company’s proxy materials under the proposed proxy access mechanism (or permit their nomination pursuant to such mechanism) if:

∎	The requirements set forth in the proxy access bye-law are not met;

∎

The director nominee is not independent under applicable stock exchange standards, any applicable rules of the SEC and any publicly disclosed standards used by the Board in determining and disclosing independence of the company’s directors, as determined by the Board in its sole discretion;

∎	The director nominee does not meet the audit committee independence requirements under applicable stock exchange rules and securities laws, as determined by the Board in its sole discretion;

∎	The director nominee is not an “outside director” for the purposes of Section 162(m) of the Code, as determined by the Board in its sole discretion;

∎	The election of the director nominee would cause the company to violate the Bye-Laws, stock exchange requirements or any other applicable law, rule or regulation;

∎

The director nominee is or has been, within the past three years, an employee, officer or director of, or otherwise affiliated with, a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

∎

The director nominee is or has been a named subject of a pending criminal proceeding (excluding non-criminal traffic violations) or has been convicted in such a criminal proceeding within the past ten years, or who is or has been a named subject of any legal proceeding as a result of which the service of such director nominee on the Board would result in any restrictions on the ability of the company to conduct business in any jurisdiction;

∎ The director nominee is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

∎

The director nominee has provided information to the company with respect to his or her nomination that is untrue or otherwise misleading in any material respect, as determined by the Board in its sole discretion; or

∎

The director nominee or the nominating shareholder breaches in any material respect applicable obligations, agreements or representations under the proxy access provisions or does not maintain eligibility.

Any proxy access director nominee who either withdraws from or becomes ineligible or unavailable for election at an annual general meeting (other than by reason of disability or other health reason) or who does not receive at least twenty-five percent (25%) of the votes cast in favor of his or her election will be ineligible to be included as a director nominee in the company’s proxy materials under the proxy access mechanism for the next two annual general meetings.

Other terms and conditions as set forth in the Bye-Laws would also apply.
Description of amendments for plurality voting standard in contested director elections

In connection with implementing the proxy access process described above, we provide that our Bye-Laws also will be amended to implement a plurality voting standard in contested director elections. A contested director election could arise if shareholders nominate director candidates, through the proxy access process or otherwise, in addition to those director candidates nominated by the Board. In such circumstances the number of nominees would exceed the number of available board seats. Under the plurality standard, the nominees elected will be those who receive the greatest number of votes cast even if some or all of those nominees do not receive a majority of the votes cast in the election. A plurality voting standard in a contested election addresses the possibility that none of the director nominees will receive a majority of the votes cast. It ensures that directors will be elected to fill all available board seats.

Description of amendments to remove phased-in declassification provisions
In May 2014 our shareholders approved amendments to Bye-Law 8(3) to eliminate the three classes of members of the Board of Directors, over a period of three annual elections of directors, whereby all director nominees would be elected annually for a one-year term - commonly referred to as “phased-in declassification” of the Board. The phased-in declassification of our Board will be completed with the election of all director nominees for a one-year term at this upcoming Annual General Meeting of Shareholders. Therefore, the company is seeking shareholder approval to further amend Bye-Law 8(3) to remove the references to the phased-in declassification provisions in Bye-Law 8(3) and to provide that all directors will be elected annually for a one-year term expiring at the next annual general meeting of shareholders.

Proposed amendments to the bye-laws

Appendix C shows the proposed changes to Bye-Laws 8 and 10 to implement proxy access, plurality voting in contested director elections and to remove the references to the phased-in declassification of the Board of Directors, with deletions indicated by strikeouts and additions indicated by underlining. You are urged to read the Amendments in their entirety.

Recommendation of the board
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENTS TO THE BYE-LAWS. This proposal requires the affirmative vote of at least 75% of the issued and outstanding shares of the company. Abstentions will have the same effect as votes “against” the proposal.

Proposal No. 5 - Appointment of Independent Registered Public Accounting Firm
General

The Audit Committee of the Board has proposed the appointment of PwC as the independent registered public accounting firm to audit the company’s consolidated financial statements for the fiscal year ending December 31, 2017 and to audit the company’s internal control over financial reporting as of December 31, 2017. During and for the fiscal year ended December 31, 2016, PwC audited and rendered opinions on the financial statements of the company and certain of its subsidiaries. PwC also rendered an opinion on the company’s internal control over financial reporting as of December 31, 2016. In addition, PwC provides the company with tax consulting and compliance services, accounting and financial reporting advice on transactions and regulatory filings and certain other services not prohibited by applicable auditor independence requirements. See Fees Paid to Independent Registered Public Accounting Firm above. Representatives of PwC are expected to be present at the Annual General Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Recommendation of the board
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF PWC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017. This proposal requires the affirmative vote of a majority of votes cast at the Annual General Meeting. If the appointment is not approved, the Audit Committee will reconsider the selection of PwC as the company’s independent registered public accounting firm.

Security Ownership of Principal Shareholders

The following table sets forth the common shares beneficially owned as of February 15, 2017 by each shareholder known to us to beneficially own more than five percent of the company’s outstanding common shares. The percentage of ownership indicated in the following table is based on 403,559,666 common shares outstanding as of February 15, 2017.

Name and address of beneficial owner	Amount and nature of beneficial ownership[1]	Percent of class (%)
The Vanguard Group	40,400,772[2]	10.0
100 Vanguard Boulevard, Malvern, Pennsylvania 19355
BlackRock, Inc.	32,469,358[3]	8.0
55 East 52nd Street, New York, NY 10055

1 Except as described otherwise in the footnotes to this table, each beneficial owner in the table has sole voting and investment power with regard to the shares beneficially owned by such owner.

2  On March 10, 2017, The Vanguard Group, on behalf of itself and certain of its affiliates (collectively, “Vanguard”) filed a Schedule 13G/A with the SEC indicating that Vanguard had sole voting power with respect to 655,957 common shares, shared voting power with respect to 80,861 common shares, sole dispositive power with respect to 39,684,597 common shares and shared dispositive power with respect to 716,175 common shares, of Invesco.

3  On January 25, 2017, BlackRock, Inc., on behalf of itself and certain of its affiliates (collectively, “BlackRock”) filed a Schedule 13G/A with the SEC indicating that BlackRock had sole voting power with respect to 28,666,668 common shares and sole dispositive power with respect to 32,469,358 common shares, of Invesco.

Security Ownership of Management

The following table lists the common shares beneficially owned as of February 15, 2017 by (1) each director and director nominee, (2) each executive officer named in the Summary Compensation Table above, and (3) all current directors, director nominees and executive officers as a group. The percentage of ownership indicated below is based on 403,559,666 of the company’s common shares outstanding on February 15, 2017.

Beneficial ownership reported in the below table has been determined according to SEC regulations and includes common shares that may be acquired within 60 days after February 15, 2017, but excludes deferred shares which are disclosed in a separate column. Unless otherwise indicated, all directors, director nominees and executive officers have sole voting and investment power with respect to the shares shown. No shares are pledged as security. As of February 15, 2017, no individual director, director nominee or named executive officer owned beneficially 1% or more of our common shares, and our directors, director nominees and executive officers as a group owned approximately 1.8% of our outstanding common shares.

Name	Common shares beneficially owned	Deferred share awards[1]	Total
Sarah E. Beshar	–	–	–
Joseph R. Canion	44,050	5,925	49,975
Martin L. Flanagan[2]	3,805,352	142,435	3,947,787
C. Robert Henrikson	19,931	–	19,931
Ben F. Johnson III	32,843	–	32,843
Denis Kessler	44,197	–	44,197
Edward P. Lawrence	35,746	–	35,746
Sir Nigel Sheinwald	7,680	–	7,680
G. Richard Wagoner, Jr.[3]	18,582	–	18,582
Phoebe A. Wood	24,214	–	24,214
Andrew T. S. Lo	251,436	151,213	402,649
Colin D. Meadows	227,187	36,900	264,087
Loren M. Starr	463,063	33,653	496,716
Philip A. Taylor	162,467	295,300	457,767
All Directors, Director Nominee and Executive Officers as a Group (17 persons)[4]	6,525,798	714,687	7,240,485

1  For Mr. Canion, represents deferred shares awarded under our legacy Deferred Fees Share Plan. For the named executive officers, represents Restricted Stock Units under the 2011 Global Equity Incentive Plan. None of the shares subject to such awards may be voted or transferred by the participant.

2  For Mr. Flanagan, includes an aggregate of 3,188,276 shares held in trust and 400 shares held by Mr. Flanagan’s spouse. Mr. Flanagan has shared voting and investment power with respect to these shares.

3 For Mr. Wagoner, includes 5,000 shares held in trust via a defined benefit account. Mr. Wagoner has sole voting and investment power with respect to these shares.
4 For one of the executive officers of the group, the executive officer has shared voting and investment power with respect to 20,009 shares.

General Information Regarding the Annual General Meeting
Questions and answers about voting your common shares
Q. Why did I receive this Proxy Statement?

You have received these proxy materials because Invesco’s Board of Directors is soliciting your proxy to vote your shares at the Annual General Meeting on May 11, 2017. This proxy statement includes information that is designed to assist you in voting your shares and information that we are required to provide to you under SEC rules.

Q. What is a proxy?

A “proxy” is a written authorization from you to another person that allows such person (the “proxy holder”) to vote your shares on your behalf. The Board of Directors is asking you to allow any of the following persons to vote your shares at the Annual General Meeting: Ben F. Johnson III, Chairperson of the Board of Directors; Martin L. Flanagan, President and Chief Executive Officer; Loren M. Starr, Senior Managing Director and Chief Financial Officer; Colin D. Meadows, Senior Managing Director and Chief Administrative Officer and Kevin M. Carome, Senior Managing Director and General Counsel.

Q. Why did I not receive my proxy materials in the mail?

As permitted by rules of the SEC, Invesco is making this Proxy Statement and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (“Annual Report”) available to its shareholders electronically via the Internet. The “e-proxy” process expedites shareholders’ receipt of proxy materials and lowers the costs and reduces the environmental impact of our Annual General Meeting.

On March 24, 2017, we mailed to shareholders of record as of the close of business on March 13, 2017 (“Record Date”) a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this Proxy Statement, our Annual Report and other soliciting materials via the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice for requesting such materials.

Q. Who is entitled to vote?
Each holder of record of Invesco common shares on the Record Date for the Annual General Meeting is entitled to attend and vote at the Annual General Meeting.
Q. What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

∎ Shareholders of Record. You are a shareholder of record if at the close of business on the Record Date your shares were registered directly in your name with Computershare, our transfer agent.

∎

Beneficial Owner. You are a beneficial owner if at the close of business on the Record Date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our shareholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. Please see “What if I return a signed proxy or voting instruction card, but do not specify how my shares are to be voted?” below for additional information.

∎

Invesco has requested banks, brokerage firms and other nominees who hold Invesco common shares on behalf of beneficial owners of the common shares as of the close of business on the Record Date to forward the Notice to those beneficial owners. Invesco has agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

Q. How many votes do I have?

Every holder of a common share on the Record Date will be entitled to one vote per share for each Director to be elected at the Annual General Meeting and to one vote per share on each other matter presented at the Annual General Meeting. On the Record Date there were 406,780,301 common shares outstanding and entitled to vote at the Annual General Meeting.

Q. What proposals are being presented at the Annual General Meeting?
Invesco intends to present proposals numbered one through five for shareholder consideration and voting at the Annual General Meeting. These proposals are for:

1 Election of nine (9) members of the Board of Directors;

2 Advisory vote to approve the company’s executive compensation;

3 Advisory vote on the frequency of future advisory votes on the company’s executive compensation;

4 To amend the company’s Second Amended and Restated Bye-Laws to implement proxy access and other matters; and

5 Appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm.
Other than the matters set forth in this Proxy Statement and matters incident to the conduct of the Annual General Meeting, Invesco does not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on such matter in their discretion.
Q. How does the Board of Directors recommend that I vote?
The Board of Directors recommends that you vote:

∎	FOR the election of the nine (9) directors nominated by our Board and named in this proxy statement;
∎	FOR the approval, on an advisory basis, of the compensation of our named executive officers;
∎	FOR EVERY 1 YEAR for the advisory vote on the frequency of future advisory votes on the company’s executive compensation;
∎	FOR the amendment of the company’s Second Amended and Restated Bye-Laws to implement proxy access and other matters; and
∎	FOR appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm.

Q. How do I attend the Annual General Meeting?
All shareholders are invited to attend the Annual General Meeting. An admission ticket (or other proof of share ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual General Meeting. Only shareholders who own Invesco common shares as of the close of business on the Record Date and invited guests will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership. Registration will begin at 12:00 p.m. Central Time and the Annual General Meeting will begin at 1:00 p.m. Central Time.

∎

If your Invesco shares are registered in your name and you received or accessed your proxy materials electronically via the Internet, click the appropriate box on the electronic proxy card or follow the telephone instructions when prompted and an admission ticket will be held for you at the check-in area at the Annual General Meeting.

∎

If you received your proxy materials by mail and voted by completing your proxy card and checked the box indicating that you plan to attend the meeting, an admission ticket will be held for you at the check-in area at the Annual General Meeting.

∎

If your Invesco shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the Annual General Meeting if you bring a recent bank or brokerage statement showing that you owned Invesco common shares on March 13, 2017. You should report to the check-in area for admission to the Annual General Meeting.

Q. How do I vote and what are the voting deadlines?
You may vote your shares in person at the Annual General Meeting or by proxy. There are three ways to vote by proxy:

∎

Via the Internet: You can submit a proxy via the Internet until 11:59 p.m. Eastern Time on May 10, 2017, by accessing the web site at http://www.envisonreports.com/IVZ and following the instructions you will find on the web site. Internet proxy submission is available 24 hours a day. You will be given the opportunity to confirm that your instructions have been properly recorded.

∎	By Telephone: You can submit a proxy by telephone until 11:59 p.m. Eastern Time on May 10, 2017, by calling toll-free 1-800-652-VOTE (8683) (from the U.S. and Canada) and following the instructions.

∎

By Mail: If you have received your proxy materials by mail, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your common shares in an account with a bank or broker (i.e., in “street name”), you can vote by following the instructions on the voting instruction card provided to you by your bank or broker. Proxy cards returned by mail must be received no later than the close of business on May 10, 2017.

Even if you plan to be present at the Annual General Meeting, we encourage you to vote your common shares by proxy using one of the methods described above. Invesco shareholders of record who attend the meeting may vote their common shares in person, even though they have sent in proxies.

Q. What if I hold restricted shares?

For participants in the 2016 Global Equity Incentive Plan and the 2011 Global Equity Incentive Plan who hold restricted share awards through the company’s stock plan administrator, your restricted shares will be voted as you instruct the custodian for such shares, Invesco Ltd. (the “Custodian”). There are three ways to vote: via the Internet, by telephone or by returning your voting instruction card. Please follow the instructions included on your voting instruction card on how to vote using one of the three methods. Your vote will serve as voting instructions to the Custodian for your restricted shares. If you do not provide instructions regarding your restricted shares, the Custodian will not vote them. You cannot vote your restricted shares in person at the meeting. To allow sufficient time for voting by the Custodian, the Custodian must receive your vote by no later than 11:59 p.m. Eastern Time on May 5, 2017.

Q. May I change or revoke my vote?
Yes. You may change your vote in one of several ways at any time before it is cast prior to the applicable deadline for voting:

∎	Grant a subsequent proxy via the Internet or telephone;

∎	Submit another proxy card (or voting instruction card) with a date later than your previously delivered proxy;

∎

Notify our Company Secretary in writing before the Annual General Meeting that you are revoking your proxy or, if you hold your shares in “street name,” follow the instructions on the voting instruction card; or

∎	If you are a shareholder of record, or a beneficial owner with a proxy from the shareholder of record, vote in person at the Annual General Meeting.

Q. What will happen if I do not vote my shares?

∎

Shareholders of record. If you are the shareholder of record and you do not vote in person at the Annual General Meeting, or by proxy via the Internet, by telephone, or by mail, your shares will not be voted at the Annual General Meeting.

∎

Beneficial owners. If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under NYSE rules, your broker or nominee has discretion to vote your shares on routine matters, such as Proposal No. 5, but does not have discretion to vote your shares on non-routine matters, such as Proposals No. 1, 2, 3, or 4. Therefore, if you do not instruct your broker as to how to vote your shares on Proposals No. 1, 2, 3, or 4, this would be a “broker non-vote,” and your shares would not be counted as having been voted on the applicable proposal. We therefore strongly encourage you to instruct your broker or nominee on how you wish to vote your shares.

Q. What is the effect of a broker non-vote or abstention?

Under NYSE rules, brokers or other nominees who hold shares for a beneficial owner have the discretion to vote on a limited number of routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual General Meeting. A “broker non-vote” occurs when a broker or other nominee does not receive such voting instructions and does not have the discretion to vote the shares. Pursuant to Bermuda law, broker non-votes and abstentions are not included in the determination of the common shares voting on such matter, but are counted for quorum purposes.

Q. What if I return a signed proxy or voting instruction card, but do not specify how my shares are to be voted?

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Shareholders of record. If you are a shareholder of record and you submit a proxy, but you do not provide voting instructions, all of your shares will be voted FOR Proposals No. 1, 2, 4 and 5 and FOR EVERY 1 YEAR for Proposal 3.

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Beneficial owners. If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under NYSE rules, brokers and other nominees have the discretion to vote on routine matters, such as Proposal No. 5, but do not have discretion to vote on non-routine matters, such as Proposals No. 1, 2, 3, and 4. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal No. 5 and any other routine matters properly presented for a vote at the Annual General Meeting.

Q. What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?

It means you own Invesco common shares in more than one account, such as individually and jointly with your spouse. Please vote all of your common shares. Please see “Householding of Proxy Materials” below for information on how you may elect to receive only one Notice.

Q. What is a quorum?

A quorum is necessary to hold a valid meeting. The presence, in person, of two or more persons representing, in person or by proxy, more than fifty percent (50%) of the issued and outstanding common shares entitled to vote at the meeting as of the Record Date constitutes a quorum for the conduct of business.

Q. What vote is required in order to approve each proposal?
For each proposal, other than Proposals No. 3 and No. 4, the affirmative vote of a majority of the votes cast on such proposal at the Annual General Meeting is required. Under our Bye-Laws, a majority of the votes cast means the number of shares voted “for” a proposal must exceed 50% of the votes cast with respect to such proposal. Votes “cast” include only votes cast with respect to shares present in person or represented by proxy and excludes abstentions.

For Proposal No. 3, the option of one year, two years or three years that receives the highest number of votes cast by shareholders (a “plurality”) will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Board of Directors or Invesco, the Board may decide that it is in the best interests of our shareholders and Invesco to hold an advisory vote on executive compensation more or less frequently than the choice approved by a plurality of our shareholders. For Proposal No. 4, the affirmative vote of at least 75% of the issued and outstanding shares of the company is required.

Bermuda law and our Bye-Laws do not recognize a voting standard lower than a “majority of the votes cast.” However, since in Proposal No. 3 we are asking shareholders to select from four (4) different alternatives (one year, two years, three years or abstain), it is possible that none of these alternatives will receive such a majority. Therefore, we are asking shareholders to approve the plurality standard as part of your vote on the frequency of future advisory votes on executive compensation.

Q. How will voting on any other business be conducted?

Other than the matters set forth in this Proxy Statement and matters incident to the conduct of the Annual General Meeting, we do not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, the persons named as proxies will vote on the matter in their discretion.

Q. What happens if the Annual General Meeting is adjourned or postponed?
Your proxy will still be effective and will be voted at the rescheduled Annual General Meeting. You will still be able to change or revoke your proxy until it is voted.
Q. Who will count the votes?
A representative of Computershare, our transfer agent, will act as the inspector of election and will tabulate the votes.
Q. How can I find the results of the Annual General Meeting?

Preliminary results will be announced at the Annual General Meeting. Final results will be published in a Current Report on Form 8-K that we will file with the SEC within four (4) business days after the Annual General Meeting.

Important additional information
Costs of solicitation

The cost of solicitation of proxies will be paid by Invesco. We have retained Alliance Advisors LLC to solicit proxies for a fee of approximately $18,000 plus a reasonable amount to cover expenses. Proxies may also be solicited in person, by telephone or electronically by Invesco personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and our Annual Report will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.

Presentation of financial statements

In accordance with Section 84 of the Companies Act 1981 of Bermuda, Invesco’s audited consolidated financial statements for the fiscal year ended December 31, 2016 will be presented at the Annual General Meeting. These statements have been approved by the Board. There is no requirement under Bermuda law that these statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting.

Registered and principal executive offices
The registered office of Invesco is located at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda. The principal executive office of Invesco is located at 1555 Peachtree Street N.E., Atlanta, Georgia 30309, and the telephone number there is 1-404-892-0896.

Shareholder proposals for the 2018 annual general meeting

In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act intended for inclusion in the proxy statement for next year’s annual general meeting of shareholders must be received by Invesco no later than 120 days before the anniversary of the date of this proxy statement (e.g., not later than November 24, 2017). Such proposals should be sent to our Company Secretary in writing to Invesco Ltd., Attn: Office of the Company Secretary, 1555 Peachtree Street N.E., Atlanta, Georgia 30309, or by email to company.secretary@invesco.com. To be included in the Proxy Statement, the proposal must comply with the requirements as to form and substance established by the SEC and our Bye-Laws, and must be a proper subject for shareholder action under Bermuda law.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board in compliance with SEC proxy rules, Bermuda law, our Bye-Laws and other legal requirements, without seeking to have the proposal included in Invesco’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Under our Bye-Laws, notice of such a proposal must generally be provided to our Company Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual general meeting. The period under our Bye-Laws for receipt of such proposals for next year’s meeting is thus from January 11, 2018 to February 10, 2018. (However, if the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary date, any notice by a shareholder of business or the nomination of directors for election or reelection to be brought before the annual general meeting to be timely must be delivered (i) not earlier than the close of business on the 120th day prior to such annual general meeting and (ii) not later than the close of business on the later of (A) the 90th day prior to such annual general meeting and (B) the 10th day following the day on which public announcement of the date of such meeting is first made.) SEC rules permit proxy holders to vote proxies in their discretion in certain cases if the shareholder does not comply with these deadlines, and in certain other cases notwithstanding compliance with these deadlines.

In addition, §§79-80 of the Bermuda Companies Act allows shareholders holding at least 5% of the total voting rights or totaling 100 record holders (provided that they advance to the company all expenses involved and comply with certain deadlines) to require Invesco (i) to give notice of any resolution that such shareholders can properly propose at the next annual general meeting and/or (ii) to circulate a statement regarding any proposed resolution or business to be conducted at a general meeting.

United States Securities and Exchange Commission reports

A copy of the company’s Annual Report on Form 10-K (“Annual Report”), including financial statements, for the fiscal year ended December 31, 2016, is being furnished concurrently herewith to all shareholders holding shares as of the Record Date. Please read it carefully.

Shareholders may obtain a copy of the Annual Report, without charge, by visiting the company’s web site at www.invesco.com or by submitting a request to our Company Secretary at: company.secretary@invesco.com or by writing Invesco Ltd., Attn: Office of the Company Secretary, 1555 Peachtree Street N.E., Atlanta, Georgia 30309. Upon request to our Company Secretary, the exhibits set forth on the exhibit index of the Annual Report may be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

Communications with the chairperson and other non-executive directors
Any interested party may communicate with the Chairperson of our Board or to our non-executive directors as a group at the following addresses:
E-mail: company.secretary@invesco.com
Mail: Invesco Ltd.
1555 Peachtree Street N.E.
Atlanta, Georgia 30309
Attn: Office of the Secretary
Communications will be distributed to the Board, or to any of the Board’s committees or individual directors as appropriate, depending on the facts and circumstances of the communication. In that regard, the Invesco Board does not receive certain items which are unrelated to the duties and responsibilities of the Board.

In addition, the company maintains the Invesco Compliance Reporting Line for its employees or individuals outside the company to report complaints or concerns on an anonymous and confidential basis regarding questionable accounting, internal accounting controls or auditing matters and possible violations of the company’s Code of Conduct or law. Further information about the Invesco Compliance Reporting Line is available on the company’s website.

Non-employees may submit any complaint regarding accounting, internal accounting controls or auditing matters directly to the Audit Committee of the Board of Directors by sending a written communication to the address given below or by e-mail to company.secretary@invesco.com:

Audit Committee
Invesco Ltd.
1555 Peachtree Street N.E.
Atlanta, Georgia 30309
Attn: Office of the General Counsel
Householding of proxy materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for Proxy Statements and Annual Reports with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement and Annual Report to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A number of banks and brokers with account holders who are beneficial holders of the company’s common shares will be householding the company’s proxy materials or the Notice. Accordingly, a single copy of the proxy materials or Notice will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials or copies of the Notice, please notify your bank or broker, or contact our Company Secretary at: company. secretary@invesco.com, or by mail to Invesco Ltd., Attn: Office of the Company Secretary, 1555 Peachtree Street N.E., Atlanta, Georgia 30309, or by telephone to 404-892-0896. The company undertakes, upon oral or written request to the address or telephone number above, to deliver promptly a separate copy of the company’s proxy materials or the Notice to a shareholder at a shared address to which a single copy of the applicable document was delivered. Shareholders who currently receive multiple copies of the proxy materials or the Notice at their address and would like to request householding of their communications should contact their bank or broker or the Company Secretary at the contact address and telephone number provided above.

Appendix A
AUM ranking disclosure

Our AUM ranking data excludes passive products, closed-end funds, private equity limited partnerships, non-discretionary funds, unit investment trusts, fund of funds with component funds managed by Invesco, stable value building block funds and consolidated debt obligations. Certain funds and products were excluded from the analysis because of limited benchmark or peer group data. Had these been available, results may have been different.

2016 data is as of December 31, 2016. AUM measured in the one-, three-, and five-year peer group rankings represents 58%, 57%, and 55% of total Invesco AUM, respectively, and AUM measured versus benchmark on a one-, three-, and five-year basis represents 70%, 68%, and 64% of total Invesco AUM, respectively, as of December 31, 2016. 2016 results are preliminary and subject to revision.

Peer group rankings are sourced from a widely-used third party ranking agency in each fund’s market (Lipper, Morningstar, IA, Russell, Mercer, eVestment Alliance, SITCA, Value Research) and asset-weighted in U.S. dollars. Rankings are as of prior quarter-end for most institutional products and prior month-end for Australian retail funds due to their late release by third parties. Rankings for the most representative fund in each global investment performance standards (“GIPS”) composite are applied to all products within each GIPS composite. Performance assumes the reinvestment of dividends. Past performance is not indicative of future results and may not reflect an investor’s experience.

Appendix B
Non-GAAP reconciliations
The following are reconciliations between the presented non-GAAP measures and the most directly comparable U.S. GAAP measures. These measures are described more fully in the company’s Forms 10-K and 10-Q. Refer to these public filings for additional information about the company’s non-GAAP performance measures.

Reconciliation of operating revenues to net revenues:

$ in millions	2016	2015	2014	2013	2012
Operating revenues, U.S. GAAP basis	4,734.4	5,122.9	5,147.1	4,644.6	4,050.4
Proportional share of revenues, net of third-party distribution expenses, from joint venture investments	43.7	61.0	56.7	51.7	37.5
Third party distribution, service and advisory expenses	(1,407.2)	(1,579.9)	(1,630.7)	(1,489.2)	(1,308.2)
Consolidated investment products (CIP)	22.3	39.2	35.2	37.9	41.0
Other reconciling items	–	–	–	7.0	15.3
Net revenues	3,393.2	3,643.2	3,608.3	3,252.0	2,836.0

Reconciliation of operating income to adjusted operating income:

$ in millions	2016	2015	2014	2013	2012
Operating income, U.S. GAAP basis	1,176.4	1,358.4	1,276.9	1,120.2	842.6
Proportional share of net operating income from joint venture investments	15.9	27.4	25.9	21.3	15.7
CIP	51.0	63.2	69.8	73.0	72.5
Business combinations	22.3	12.8	12.6	23.0	31.4
Compensation expense related to market valuation changes in deferred compensation plans	8.1	4.3	11.5	25.1	14.3
Other reconciling items	39.1	27.6	98.3	29.5	35.6
Adjusted operating income	1,312.8	1,493.7	1,495.0	1,292.1	1,012.1

Operating margin[1]	24.8%	26.50%	24.80%	24.10%	20.80%
Adjusted operating margin[2]	38.7%	41.00%	41.40%	39.70%	35.70%

Reconciliation of net income attributable to Invesco Ltd. to adjusted net income attributable to Invesco Ltd.:

$ in millions	2016	2015	2014	2013	2012
Net income attributable to Invesco Ltd., U.S. GAAP basis	854.2	968.1	988.1	940.3	677.1
CIP, eliminated upon consolidation	(3.0)	40.4	(7.8)	8.7	10.7
Business combinations	47.5	(14.3)	17.9	(77.9)	(5.8)
Deferred compensation plan market valuation changes and dividend income less compensation expense	(4.0)	9.1	0.3	(17.4)	(10.1)
Other reconciling items	24.9	28.6	98.1	60.8	59.9
Taxation:
Taxation on business combinations	12.0	28.3	18.3	54.1	27.7
Taxation on deferred compensation plan market valuation changes and dividend income less compensation expense	1.5	(3.2)	(0.6)	4.8	2.7
Taxation on other reconciling items	(9.0)	(8.3)	(19.5)	(20.1)	(13.6)
Adjusted net income attributable to Invesco Ltd.	924.1	1,048.7	1,094.8	953.3	748.6

Average shares outstanding - diluted	415.0	429.3	435.6	448.5	453.8
Diluted EPS	$2.06	$2.26	$2.27	$2.10	$1.49
Adjusted diluted EPS[3]	$2.23	$2.44	$2.51	$2.13	$1.65

1	Operating margin is equal to operating income divided by operating revenues.
2	Adjusted operating margin is equal to adjusted operating income divided by net revenues.
3	Adjusted diluted EPS is equal to adjusted net income attributable to Invesco Ltd. divided by the weighted average shares outstanding amount used in the calculation of diluted EPS.

Appendix C
Proposed amendments to the Second Amended and Restated Bye-Laws
The text below is a marked version of the proposed changes to Bye-Laws 8 and 10. Deletions are indicated by strikeouts and additions indicated by underlining.
8. Board size; Term of directors

(1) Subject to the rights of the holders of any class or series of preference shares, the Board shall consist of such number of Directors (not less than 3) as the Board may determine from time to time by resolution adopted by the affirmative vote of at least a majority of the Board then in office. Any increase in the number of Directors on the Board pursuant to this Bye-Law 8 shall be deemed to be a vacancy and may be filled in accordance with Bye-Law 12 hereof. A decrease in the number of Directors shall not shorten the term of any Director then in office.

(2) Subject to the rights of the holders of any class or series of preference shares, Directors shall be elected, except in the case of a vacancy (as provided for in Bye-Law 11 or 12, as the case may be), by the Shareholders in the manner set forth in these Bye-Laws at an annual general meeting of Shareholders or any special general meeting called for such purpose and shall hold office for the term set forth in paragraph (3) of this Bye-Law 8.

(3) ~~Commencing at the annual general meeting of Shareholders in 2015 and each succeeding annual general meeting of Shareholders,~~ Directors shall be elected annually for a one-year term expiring at the next annual general meeting of Shareholders~~.; provided however, each Director elected at the annual general meeting of Shareholders in 2013 shall hold office until the annual general meeting of shareholders in 2016, and each Director elected at the annual general meeting of Shareholders in 2014 shall hold office until the annual general meeting of Shareholders in 2017~~. A Director shall hold office until such Director’s successor shall have been duly elected and qualified or until such Director is removed from office pursuant to Bye-Law 11 or such Director’s office is otherwise earlier vacated.

(4) No person may be appointed, nominated or elected a Director unless such person, at the time such person is nominated and appointed or elected, would then be able to serve as a Director without conflicting in any material respect with any law or regulation applicable to the Company, as determined in good faith by the Board of Directors. In addition, to be eligible to be a nominee for election or reelection as a Director pursuant to any provision of these Bye-Laws, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Bye-Law 10) to the Secretary at the principal executive offices of the Company a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) will abide by the requirements of these Bye-Laws, (ii) is not and will not become a party to (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (b) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director, with such person’s fiduciary duties under applicable law, (iii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein, and (iv) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

(5) Subject to the rights of the holders of any class or series of preference shares, at any meeting for the election of Directors at which a quorum is present, each nominee shall be elected by the vote of the majority of the votes cast with respect to the Director, provided that if the number of nominees exceeds the number of positions available for the election of Directors, the Directors ~~so elected shall be those nominees who have received the greatest number of votes and at least a majority~~ shall be elected by a plurality of the votes cast in person or by proxy at any such meeting. For purposes of this Bye-Law 8(5), a majority of the votes cast means that the number of shares voted “for” a Director must exceed 50% of the votes cast with respect to that Director. Votes cast with respect to the election of a Director shall include only votes cast with respect to stock present in person or represented by proxy at the meeting and entitled to vote and shall exclude abstentions.

(6) If a nominee for Director who is an incumbent Director is not elected and no successor has been elected at such meeting, the Director will promptly tender his or her resignation to the Board. The Nomination and Corporate Governance Committee shall make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other actions should be taken. The Board shall act on the tendered resignation, taking into account the Nomination and Corporate Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the U.S. Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Nomination and Corporate Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The Director who tenders his or her resignation shall not participate in the recommendation of the Nomination and Corporate Governance Committee or the decision of the Board with respect to his or her resignation. If such incumbent Director’s resignation is not accepted by the Board, such Director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a Director’s resignation is accepted by the Board pursuant to these Bye-Laws, or if a nominee for Director is not elected and the nominee is not an incumbent Director, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to Bye-Law 12 or may decrease the size of the Board pursuant to this Bye-Law 8.

10. Shareholder proposals and nominations; Proxy access
(1) Annual General Meeting

(a) At any annual general meeting of Shareholders, nominations of persons for election to the Board of Directors of the Company may be made only ~~and the proposal of business to be considered by the Shareholders may be made~~ (i) pursuant to the Company’s notice of meeting, (ii) by or at the direction of a majority of the Board, or (iii) by any Shareholder who (A) is a Shareholder of record at the time of giving of notice provided for in these Bye-Law, (B) is entitled to vote at the meeting and (C) complies with the notice and other procedures set forth in paragraph (1) of this Bye-Law 10 as to such nomination or (iv) by any Eligible Shareholder (as defined in paragraph (3) of this Bye-Law 10), who (A) is entitled to vote at the meeting and (B) complies with the notice and other procedures set forth in paragraph (3) of this Bye-Law 10 ~~is entitled to vote at the meeting and who complies with the procedures set forth in these Bye-Laws~~; the preceding clauses (iii) and (iv) shall be the exclusive means for a Shareholder to make nominations before an annual general meeting of Shareholders. ~~To be properly brought before a meeting of Shareholders, business must be of a proper subject for action by Shareholders under applicable law and must not, if implemented, cause the Company to violate any applicable law or regulation, each as determined in good faith by the Board.~~ At any annual general meeting of Shareholders, proposals of any other business to be considered by the Shareholders may be made only (i) pursuant to the Company’s notice of meeting, (ii) by or at the direction of a majority of the Board or (iii) by any Shareholder who (A) is a Shareholder of record at the time of giving of notice provided for in these Bye-Law, (B) is entitled to vote at the meeting and (C) complies with the procedures set forth in these Bye-Laws; the preceding clause (iii) shall be the exclusive means for a Shareholder to submit other business (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting) before an annual general meeting of Shareholders. To be properly brought before a meeting of Shareholders, business must be of a proper subject for action by Shareholders under applicable law and must not, if implemented, cause the Company to violate any applicable law or regulation, each as determined in good faith by the Board.

(b) For nominations or other business to be properly brought before an annual general meeting by a Shareholder pursuant to these Bye-Laws, the Shareholder must have given timely notice thereof in writing to the Secretary and such other business must otherwise be a proper matter for Shareholder action. Notice shall be considered timely only if given to the Secretary of the Company not less than 90 nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual general meeting of Shareholders; provided, however, that if the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary date, any notice by the Shareholder of business or the nomination of Directors for election or reelection to be brought before the annual general meeting to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual general meeting and not later than the close of business on the later of the 90th day prior to such annual general meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. Notwithstanding the foregoing, in the event that the number of Directors to be elected to the Board at the applicable annual general meeting is increased and there is no public announcement by the Company naming all of the nominees for Director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual general meeting, a Shareholder’s notice required by this Bye-Law 10 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

(c) Any Shareholder who gives notice of any such proposal shall deliver therewith, in writing: the text of the proposal to be presented and a brief statement of the reasons why such Shareholder and the beneficial owner, if any, on whose behalf the proposal is made favors the proposal; the name and address, as they appear on the Company’s books, of any such Shareholder and the name and address of any such beneficial owner; the number and class of all shares of each class of stock of the Company beneficially owned by such Shareholder and any such beneficial owner and evidence thereof reasonably satisfactory to the Secretary of the Company; a description of any material interest in the proposal of such Shareholder and any such beneficial owner (other than any interest as a Shareholder) and of all arrangements or understandings between such Shareholder and any such beneficial owner and any other Person or Persons in connection with the proposal of such business; and a representation that such Shareholder intends to appear in person or by proxy at the annual general meeting to bring such business before the meeting.

(d) Any Shareholder desiring to nominate any person for election as a Director, whether pursuant to paragraph (1), (2) or (3) of this Bye-Law 10, shall deliver with such notice a statement in writing setting forth: the name of the person to be nominated; the number and class of all shares of each class of stock of the Company beneficially owned by such person; the information regarding such person required by paragraphs (d), (e) and (f) of Item 401 of Regulation S-K adopted by the U.S. Securities and Exchange Commission; all other information relating to such person that is required to be disclosed in solicitations of proxies for Directors pursuant to Regulation 14A under the Exchange Act (including such person’s signed consent to serve as a Director if elected); a certification by each Shareholder nominee that such nominee is as of the time of nomination and will be as of the time of the applicable meeting eligible to serves as a Director in accordance with this Bye-Law 10 and (in both such person’s individual capacity and on behalf of any Person for whom such person may be a representative), has complied with Bye-Law 8 and has complied and will comply with all applicable corporate governance, conflicts, confidentiality and stock ownership and trading policies of the Company; the name and address, as they appear on the Company’s books, of such Shareholder and the name and address of any such beneficial owner, if any, on whose behalf the nomination is made; the number and class of all shares of each class of stock of the Company beneficially owned by such Shareholder or any such beneficial owner; and a description of all arrangements or understandings between such Shareholder or any such beneficial owner and each nominee and any other Person or Persons (including their names) pursuant to which the nomination or nominations are to be made. The Company may require any proposed nominee, whether pursuant to paragraph (1), (2) or (3) of this Bye-Law 10, to furnish such other information as may be reasonably required by the Company to determine the qualifications of such proposed nominee to serve as a Director or to determine whether any of the matters contemplated by clause (I) of paragraph (3) of this Bylaw 10 apply to such proposed nominee.

(2) Special General Meeting

(a) The Chairperson, the Chief Executive Officer or the Board acting by vote of a majority of the Board may convene a special general meeting of the Company whenever in its judgment such a meeting is necessary or desirable. Subject to the next sentence and subject to the rights of the holders of any class or series of preference shares, special general meetings of the Company may only be called as provided in the preceding sentence. In addition, the Board shall, (i) on the requisition of the holders of any class or series of preference shares as may have express rights to requisition special general meetings, and (ii) on the requisition of Shareholders holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up capital of the Company as at the date of the deposit carries the right to vote in general meetings of the Company, forthwith proceed to convene a special general meeting of the Company (or the applicable class(es) of shares) and the provisions of Section 74 of the Act shall apply. Special general meetings may be held at such place as may from time to time be designated by the Board and stated in the notice of the meeting. In any special general meeting of the Company only such business shall be conducted as is set forth in the notice thereof.

(b) Nominations of persons for election to the Board may be made at a special general meeting at which Directors are to be elected pursuant to the Company’s notice of meeting (i) by or at the direction of the Board or (ii) provided that the Board has determined that Directors shall be elected at such meeting, by any Shareholder who is a Shareholder of record at the time of giving of notice provided for in this Bye-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in these Bye-Laws; the preceding clause (ii) shall be the exclusive means for a Shareholders to make nominations before any special general meeting of Shareholders. In the event the Company calls a special general meeting for the purpose of electing one or more Directors to the Board, any such Shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, if the Shareholder’s notice containing the information specified in Bye-Laws 10(1)(d) and 8(4) shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the 120th day prior to such special general meeting and not later than the close of business on the later of the 90th day prior to such special general meeting and the 10th day following the day on which public announcement of the date of such meeting is first made and of the nominees proposed by the Board to be elected at such meeting.

(3) Inclusion of Shareholder Director Nominations in the Company’s Proxy Materials

Subject to the terms and conditions set forth in these Bye-Laws, the Company shall include in its proxy materials for an annual general meeting of Shareholders the name, together with the Required Information (as defined below), of any person nominated for election (the “Shareholder Nominee”) to the Board of Directors by a Shareholder or group of Shareholders that satisfy the requirements of this Bye-Law 10(3) and that expressly elects at the time of providing the written notice required by this Bye-Law 10(3) (a “Proxy Access Notice”) to have its nominee included in the Company’s proxy material pursuant to this Bye-Law 10(3). For the purposes of this Bye-Law 10(3):

(1) “Voting Stock” shall mean outstanding shares of capital stock of the Company entitled to vote generally for the election of Directors;

(2) “Constituent Holder” shall mean any Shareholder, collective investment fund included within a Qualifying Fund (as defined in paragraph (D) below) or beneficial holder whose stock ownership is counted for the purposes of qualifying as an Eligible Shareholder (as defined in paragraph (D) below);

(3) “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 405 under the Securities Act; provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership; and

(4) A Shareholder (including any Constituent Holder) shall be deemed to “own” only those outstanding shares of Voting Stock as to which the Shareholder (or such Constituent Holder) possesses both (a) the full voting and investment rights pertaining to the shares and (b) the full economic interest in (including the opportunity for profit and risk of loss on) such shares. The number of shares calculated in accordance with the foregoing clauses (a) and (b) shall be deemed not to include (and to the extent any of the following arrangements have been entered into by affiliates of the Shareholder (or of any Constituent Holder), shall be reduced by) any shares (x) sold by such Shareholder or Constituent Holder (or any of either’s affiliates) in any transaction that has not been settled or closed, including any short sale, (y) borrowed by such Shareholder or Constituent Holder (or any of either’s affiliates) for any purposes or purchased by such Shareholder or Constituent Holder (or any of either’s affiliates) pursuant to an agreement to resell, or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by or effecting such Shareholder or Constituent Holder (or any of either’s affiliates), whether any such instrument or agreement is to be settled with shares, cash or other consideration, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of (i) reducing in any manner, presently or in the future, the full voting and investment rights pertaining to such shares, and/or (ii) hedging, offsetting or altering to any degree the full economic interest in (including the opportunity for profit and risk of loss on) such shares. A Shareholder (including any Constituent Holder) shall “own” shares held in the name of a nominee or other intermediary so long as the Shareholder (or such Constituent Holder) retains the right to instruct how the shares are voted with respect to the election of Directors and the right to direct the disposition thereof and possesses the full economic interest in the shares. A Shareholder’s (including any Constituent Holder’s) ownership of shares shall be deemed to continue during any period in which such person has (i) loaned such shares, provided that such Shareholder has the power to recall such loaned shares on not more than five (5) business days’ notice and includes in its Proxy Access Notice an agreement that it (A) will promptly recall such loaned shares upon being notified that any of its Shareholder Nominees will be included in the Company’s proxy materials and (B) will continue to hold such recalled shares through the date of the annual meeting or (ii) delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement which in all such cases is revocable at any time by the Shareholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.

(A) For purposes of this Bye-Law 10(3), the “Required Information” that the Company will include in its proxy statement is (1) the information concerning the Shareholder Nominee and the Eligible Shareholder that the Company determines is required to be disclosed in the Company’s proxy statement by the regulations promulgated under the Exchange Act; and (2) if the Eligible Shareholder so elects, a Statement (as defined in paragraph (F) below). The Company shall also include the name of the Shareholder Nominee in its proxy card. For the avoidance of doubt, and any other provision of these Bye-Laws notwithstanding, the Company may in its sole discretion solicit against, and include in the proxy statement its own statements or other information relating to, any Eligible Shareholder and/or Shareholder Nominee.

(B) To be timely, a Shareholder’s Proxy Access Notice, together with all related materials provided for herein, must be delivered to the principal executive offices of the Company within the time periods applicable to Shareholder notices of nominations pursuant to paragraph (1)(b) of Bye-Law 10. In no event shall any adjournment or postponement of an annual general meeting, the date of which has been announced by the Company, commence a new time period for the giving of a Proxy Access Notice.

(C) The number of Shareholder Nominees (which shall include Shareholder Nominees that were submitted by all Eligible Shareholders for inclusion in the Company’s proxy materials pursuant to this Bye- Law 10(3) but either (x) are subsequently withdrawn (or withdraw) or (y) the Board of Directors decides to nominate as Board of Directors’ nominees) appearing in the Company’s proxy materials with respect to an annual general meeting of Shareholders shall not exceed the greater of (x) two (2) and (y) the largest whole number that does not exceed 20% of the number of directors in office as of the last day on which a Proxy Access Notice may be delivered in accordance with the procedures set forth in this Bye-Law 10(3) (such greater number, the “Permitted Number”); provided, however, that the Permitted Number shall be reduced by:
(1) the number of directors in office that will be included in the Company’s proxy materials with respect to such annual general meeting for whom access to the Company’s proxy materials was previously provided pursuant to this Bye-Law 10(3), other than any such director who at the time of such annual general meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least two (2) successive annual terms; and
(2) the number of directors in office or director candidates that in either case will be included in the Company’s proxy materials with respect to such annual general meeting as an unopposed (by the Company) nominee pursuant to an agreement, arrangement or other understanding with a Shareholder or group of Shareholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of Voting Stock, by such Shareholder or group of Shareholders, directly from the Company), other than any such director referred to in this clause (2) who at the time of such annual general meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least two (2) successive annual terms; provided, further, that in the event the Board of Directors resolves to reduce the size of the Board of Directors effective on or prior to the date of the annual general meeting, the Permitted Number shall be calculated based on the number of directors in office as so reduced. An Eligible Shareholder submitting more than one Shareholder Nominee for inclusion in the Company’s proxy statement pursuant to this paragraph (C) of this Bye-Law 10(3) shall rank such Shareholder Nominees based on the order that the Eligible Shareholder desires such Shareholder Nominees to be selected for inclusion in the Company’s proxy statement and include such specified rank in its Proxy Access Notice. If the number of Shareholder Nominees pursuant to this paragraph (C) of this Bye-Law 10(3) for an annual general meeting of Shareholders exceeds the Permitted Number, then the highest ranking qualifying Shareholder Nominee from each Eligible Shareholder will be selected by the Company for inclusion in the proxy statement until the Permitted Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Eligible Shareholder’s Proxy Access Notice. If the Permitted Number is not reached after the highest ranking Shareholder Nominee from each Eligible Shareholder has been selected, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

Notwithstanding anything to the contrary contained in this Bye-Law 10(3), the Company shall not be required to include any Shareholder Nominees in its proxy materials pursuant to this Bye-Law 10(3) for any meeting of Shareholders for which the Secretary of the Company receives notice (whether or not subsequently withdrawn) that a Shareholder intends to nominate one or more persons for election to the Board of Directors pursuant to the advance notice requirements for Shareholder nominees set forth in Bye-Law 10(1).

(D) An “Eligible Shareholder” is one or more Shareholders of record who own and have owned, or are acting on behalf of one or more beneficial owners who own and have owned, in each case continuously for at least three (3) years as of both the date that the Proxy Access Notice is received by the Company pursuant to this Bye-Law 10(3), and as of the record date for determining Shareholders eligible to vote at the annual general meeting, at least three percent (3%) of the aggregate voting power of the Voting Stock (the “Proxy Access Request Required Shares”), and who continue to own the Proxy Access Request Required Shares at all times between the date such Proxy Access Notice is received by the Company and the date of the applicable annual general meeting, provided that the aggregate number of Shareholders (and, if and to the extent that a Shareholder is acting on behalf of one or more beneficial owners, of such beneficial owners) whose stock ownership is counted for the purpose of satisfying the foregoing ownership requirement shall not exceed twenty (20).

Two or more collective investment funds that are (I) part of the same family of funds or sponsored by the same adviser or (II) a “group of investment companies” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940 (a “Qualifying Fund”) shall be treated as one Shareholder for the purpose of determining the aggregate number of Shareholders in this paragraph (D). For the avoidance of doubt, each fund included within a Qualifying Fund must meet the requirements set forth in this Bye-Law 10(3), including by providing the required information and materials.

No share may be attributed to more than one group constituting an Eligible Shareholder under this Bye-Law 10(3). For the avoidance of doubt, no Shareholder may be a member of more than one group constituting an Eligible Shareholder.

A record holder acting on behalf of one or more beneficial owners will not be counted separately as a Shareholder with respect to the shares owned by such beneficial owner(s). Each such beneficial owner will be counted separately as a Shareholder with respect to the shares owned by such beneficial owner, subject to the other provisions of this paragraph (D).

For the avoidance of doubt, Proxy Access Request Required Shares will qualify as such only if the beneficial owner of such shares as of the date of the Proxy Access Notice has individually beneficially owned such shares continuously for the three-year (3 year) period ending on that date and through the other applicable dates referred to above (in addition to the other applicable requirements being met).

(E) On the date on which an Eligible Shareholder delivers a nomination pursuant to this Bye-Law 10(3), such Eligible Shareholder (including each Constituent Holder) must provide the following information in writing to the Secretary of the Company with respect to such Eligible Shareholder (and each Constituent Holder):
(1) the name and address of, and number of shares of Voting Stock owned by, such person;

(2) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year (3 year) holding period) verifying that, as of a date within seven (7) calendar days prior to the date the Proxy Access Notice is delivered to the Company, such person owns, and has owned continuously for the preceding three (3) years, the Proxy Access Request Required Shares, and such person’s agreement to provide:
(a) within ten (10) days after the record date for the annual general meeting, written statements from the record holder and intermediaries verifying such person’s continuous ownership of the Proxy Access Request Required Shares through the record date, together with any additional information reasonably requested by the Company to verify such person’s ownership of the Proxy Access Request Required Shares; and
(b) immediate notice to the Company if the Eligible Shareholder ceases to own any of the Proxy Access Request Required Shares prior to the date of the applicable annual general meeting of Shareholders;

(3) the information that would be required to be submitted pursuant to paragraph (1)(d) of Bye-Law 10 for Director nominations;

(4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among the Eligible Shareholder (including any Constituent Holder) and its or their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each of such Eligible Shareholder’s Shareholder Nominees, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K of the U.S. Securities and Exchange Commission if the Eligible Shareholder (including any Constituent Holder), or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the Shareholder Nominee or any affiliate or associate thereof or person acting in concert therewith were a director or executive officer of such registrant;

(5) a representation that the Eligible Shareholder (and each Constituent Holder):
(a) acquired the Proxy Access Request Required Shares in the ordinary course of business and not with the intent to change or influence control of the Company, and does not presently have any such intent;
(b) has not nominated and will not nominate for election to the Board of Directors at the annual general meeting any person other than the Shareholder Nominees being nominated pursuant to this Bye-Law 10(3);
(c) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual general meeting other than its Shareholder Nominees or a nominee of the Board of Directors;
(d) will not distribute to any Shareholder any form of proxy for the annual general meeting other than the form distributed by the Company; and
(e) will provide facts, statements and other information in all communications with the Company and its Shareholders that are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and will otherwise comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this Bye-Law 10(3) (and the other provisions of this Bye-Law 10 to the extent related to this Bye-Law 10(3));

(6) in the case of a nomination by a group of Shareholders that together is such an Eligible Shareholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating Shareholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and

(7) an undertaking that the Eligible Shareholder (and each Constituent Holder) agrees to:
(a) assume all liability stemming from, and indemnify and hold harmless the Company and each of its directors, officers, and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its directors, officers or employees arising out of any legal or regulatory violation arising out of the communications of the Eligible Shareholder (and any Constituent Holder) with the Shareholders of the Company or out of the information that the Eligible Shareholder (and any Constituent Holder) provided to the Company in connection with the nomination of the Shareholder Nominee(s) or efforts to elect the Shareholder Nominee(s); and
(b) file with the Securities and Exchange Commission any solicitation by the Eligible Shareholder of Shareholders of the Company relating to the annual general meeting at which the Shareholder Nominee will be nominated.

In addition, on the date on which an Eligible Shareholder delivers a nomination pursuant to this Bye-Law 10(3), any Qualifying Fund whose stock ownership is counted for purposes of qualifying as an Eligible Shareholder must provide to the Secretary of the Company documentation reasonably satisfactory to the Board of Directors that demonstrates that the funds included within the Qualifying Fund satisfy the definition thereof.

In order to be considered timely, all information required by this paragraph (E) to be provided to the Company must be supplemented by delivery to the Secretary of the Company to disclose such information (1) as of the record date for the applicable annual general meeting and (2) as of the date that is no earlier than ten (10) days prior to such annual general meeting. Any supplemental information delivered pursuant to clause (1) of the preceding sentence must be delivered to the Secretary of the Company no later than ten (10) days following the record date for the applicable annual general meeting, and any supplemental information delivered pursuant to clause (2) of the preceding sentence must be delivered to the Secretary of the Company no later than the fifth day before the applicable annual general meeting. For the avoidance of doubt, the requirement to update and supplement such information shall not permit any Eligible Shareholder (or any Constituent Holder) or other person to change or add any proposed Shareholder Nominee or be deemed to cure any defects or limit the remedies (including without limitation under these Bye-Laws) available to the Company relating to any defect.

(F) The Eligible Shareholder may provide to the Secretary of the Company, at the time the information required by this Bye-Law 10(3) is originally provided, a written statement for inclusion in the Company’s proxy statement for the annual general meeting, not to exceed five hundred (500) words, in support of the candidacy of each such Eligible Shareholder’s Shareholder Nominee (the “Statement”). Notwithstanding anything to the contrary contained in this Bye-Law 10(3), the Company may omit from its proxy materials any information or Statement that it, in good faith, believes is materially false or misleading, omits to state any material fact, or would violate any applicable law or regulation.

(G) On the date on which an Eligible Shareholder delivers a nomination pursuant to this Bye-Law 10(3), each Shareholder Nominee must:
(1) provide to the Company an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee (which form shall be provided by the Company reasonably promptly upon written request of a Shareholder), that such Shareholder Nominee consents to being named in the Company’s proxy statement and form of proxy card (and will not agree to be named in any other person’s proxy statement or form of proxy card with respect to the applicable annual general meeting of the Company) as a nominee and to serving as a director of the Company if elected;
(2) provide the information with respect to a Shareholder Nominee that would be required to be submitted pursuant to paragraph (1)(d) of Bye-Law 10 for Director nominations;
(3) complete, sign and submit all questionnaires, representations and agreements required by these Bye-Laws or of the Company’s directors generally, including the questionnaire, representation and agreement required by paragraph (4) of Bye-Law 8; and
(4) provide such additional information as necessary to permit the Board of Directors to determine if such Shareholder Nominee:
(a) is independent under the listing standards of each principal U.S. exchange upon which the Common Shares of the Company is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Company’s directors;
(b) has any direct or indirect relationship with the Company;
(c) would, by serving on the Board of Directors, violate or cause the Company to be in violation of these Bye-Laws, the rules and listing standards of the principal U.S. exchange upon which the Common Shares of the Company is listed or any applicable law, rule or regulation; and
(d) is or has been subject to any event specified in Item 401(f) of Regulation S-K (or successor rule) of the Securities and Exchange Commission.

In the event that any information or communications provided by the Eligible Shareholder (or any Constituent Holder) or the Shareholder Nominee to the Company or its Shareholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Shareholder (or any Constituent Holder) or Shareholder Nominee, as the case may be, shall promptly notify the Secretary of the Company of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood for the avoidance of doubt that providing any such notification shall not be deemed to cure any such defect or limit the remedies (including without limitation under these Bye-Laws) available to the Company relating to any such defect.

(H) Any Shareholder Nominee who is included in the Company’s proxy materials for a particular annual general meeting of Shareholders but either (1) withdraws from or becomes ineligible or unavailable for election at that annual general meeting (other than by reason of such Shareholder Nominee’s disability or other health reason), or (2) does not receive at least twenty-five (25)% of the votes cast in favor of his or her election, will be ineligible to be a Shareholder Nominee pursuant to this Bye-Law 10(3) for (x) such particular annual general meeting and (y) the next two annual general meetings.

(I) The Company shall not be required to include, pursuant to this Bye-Law 10(3), a Shareholder Nominee in its proxy materials for any annual general meeting of Shareholders, or, if the proxy statement already has been filed, to permit a vote with respect to the election of a Shareholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Company:
(1) who is not independent under the listing standards of the principal U.S. exchange upon which the Common Shares of the Company is listed, any applicable rules of the U.S. Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Company’s Directors, who does not meet the audit committee independence requirements under the rules of any stock exchange on which the Company’s Common Shares are traded and applicable securities laws, who is not a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule), who is not an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (or any successor provision), in each of the foregoing cases as determined by the Board of Directors in its sole discretion;
(2) whose service as a member of the Board of Directors would violate or cause the Company to be in violation of these Bye-Laws, the rules and listing standards of the principal U.S. exchange upon which the Common Shares of the Company is traded, or any applicable law, rule or regulation;
(3) who is or has been, within the past three years, an employee, officer or director of, or otherwise affiliated with, a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;
(4) who is or has been a named subject of a pending criminal proceeding (excluding non-criminal traffic violations) or has been convicted in such a criminal proceeding within the past ten years, or who is or has been a named subject of any legal, regulatory or self-regulatory proceeding, action or settlement as a result of which the service of such Shareholder Nominee on the Board of Directors would result in any restrictions on the ability of any of the Company or its affiliates to conduct business in any jurisdiction;
(5) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act;
(6) who shall have provided information to the Company in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors or any committee thereof, in each of the foregoing cases as determined by the Board of Directors in its sole discretion;
(7) who otherwise breaches or fails to comply in any material respect with its obligations pursuant to this Bye-Law 10(3) or any agreement, representation or undertaking required by these Bye-Laws; or
(8) was proposed by an Eligible Shareholder who ceases to be an Eligible Shareholder for any reason, including but not limited to not owning the Proxy Access Request Required Shares through the date of the applicable annual general meeting.

In addition, if any Constituent Holder (i) shall have provided information to the Company in respect of a nomination under this Bye-Law 10(3) that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors or any committee thereof, in each of the foregoing cases as determined by the Board of Directors in its sole discretion or (ii) otherwise breaches or fails to comply in any material respect with its obligations pursuant to this Bye-Law 10(3) or any agreement, representation or undertaking required by these Bye-Laws, the Voting Stock owned by such Constituent Holder shall be excluded from the Proxy Access Request Required Shares and, if as a result the Eligible Shareholder no longer meets the requirements as such, all of the applicable Eligible Shareholder’s Shareholder Nominees shall be excluded from the Company’s proxy statement for the applicable annual general meeting of Shareholders, if such proxy statement has not been filed, and, in any case, all of such Shareholder’s Shareholder Nominees shall be ineligible to be nominated at such annual general meeting.

Notwithstanding anything contained herein to the contrary, no Shareholder Nominee shall be eligible to serve as a Shareholder Nominee in any of the next two (2) successive annual general meetings following an act or omission specified in clause (6) or (7) of this paragraph (I) by such person, in each case as determined by the Board of Directors or any committee thereof in its sole discretion. In addition, no Person who has submitted materials as a purported Eligible Shareholder (or Constituent Holder) under this Bye-Law 10(3), or any of its affiliates or associates, shall be eligible to be an Eligible Shareholder (or Constituent Holder) in any of the next two (2) successive annual general meetings following a nomination proposed under this Bye-Law 10(3) if, in connection therewith, such purported Eligible Shareholder (or such Constituent Holder) shall have provided information to the Company in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, or shall have otherwise materially breached or failed to comply with its obligations pursuant to this Bye-Law 10(3) or any agreement, representation or undertaking required by these Bye-Laws, in each case as determined by the Board of Directors or any committee thereof in its sole discretion.

(4~~3~~) General. As used in this Bye-Law 10, shares “beneficially owned” shall mean all shares as to which such Person, together with such Person’s affiliates and associates (as defined in Rule 12b-2 under the Exchange Act), may be deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 under the Exchange Act, as well as all shares as to which such Person, together with such Person’s affiliates and associates, has the right to become the beneficial owner pursuant to any agreement or understanding, or upon the exercise of warrants, options or rights to convert or exchange (whether such rights are exercisable immediately or only after the passage of time or the occurrence of conditions). The person presiding at the meeting shall determine whether such notice has been duly given and shall direct that proposals and nominees not be considered if such notice has not been so given. For purposes of this by- law, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the U.S. Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act. In no event shall the public announcement of an adjournment or postponement of an annual meeting or a special meeting commence a new time period for the giving of a Shareholder’s notice (43) as described above.

(5~~4~~) The chairperson of the annual general meeting of Shareholders or special general meeting shall, if the facts warrant, refuse to acknowledge a proposal or nomination not made in compliance with the foregoing procedure and any such proposal or nomination not properly brought before the meeting shall not be considered.

invesco.com	PROXY-BRO-1 03/17

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

 Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 10, 2017.

Vote by Internet

• Go to www.envisionreports.com/IVZ

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A

 Proposals — THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” ITEMS 1, 2, 4 AND 5 AND FOR EVERY “1 YEAR” FOR ITEM 3.

1.	ELECTION OF DIRECTORS:	For	Against	Abstain			For	Against	Abstain
	1.1 - Sarah E. Beshar	☐	☐	☐	2.	ADVISORY VOTE TO APPROVE THE COMPANY’S 2016 EXECUTIVE COMPENSATION	☐	☐	☐

	1.2 - Joseph R. Canion	☐	☐	☐
						1 Year	2 Years	3 Years	Abstain
	1.3 - Martin L. Flanagan	☐	☐	☐	3.	ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION ☐	☐	☐	☐
	1.4 - C. Robert Henrikson	☐	☐	☐			For	Against	Abstain
	1.5 - Ben F. Johnson III	☐	☐	☐	4.	AMENDMENT OF SECOND AMENDED AND RESTATED BYE-LAWS TO IMPLEMENT PROXY ACCESS AND OTHER MATTERS	☐	☐	☐
	1.6 - Denis Kessler	☐	☐	☐
	1.7 - Sir Nigel Sheinwald	☐	☐	☐	5.	APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017	☐	☐	☐
	1.8 - G. Richard Wagoner, Jr.	☐	☐	☐
	1.9 - Phoebe A. Wood	☐	☐	☐

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1 U P X

02JFGD

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Important notice regarding the Internet availability of proxy materials for the 2017 Annual General Meeting of Shareholders. The 2017 Proxy

Statement and the 2016 Annual Report on Form 10-K are available at:

www.envisionreports.com/IVZ

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — INVESCO LTD.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF INVESCO LTD.

The undersigned hereby appoints Ben F. Johnson III, Martin L. Flanagan, Loren M. Starr, Colin D. Meadows and Kevin M. Carome, and each of them, with power to act without the others and with power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and vote, as provided on the other side, all the common shares of Invesco Ltd., which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2017 Annual General Meeting of Shareholders, or at any adjournment or postponement thereof, of Invesco Ltd., to be held in the Langham Hotel, 330 N. Wabash Avenue, Chicago, Illinois 60611, with all powers which the undersigned would possess if present at the meeting.

(Continued and to be marked, dated and signed, on the other side)

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

∎	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+